Filed Pursuant to Rule 424(b)(4)
Registration No. 333-283673

PROSPECTUS

5,750,000 Shares

LOAR HOLDINGS INC.

Common Stock

We are offering 3,852,500 shares of our common stock (“common stock”) and the selling stockholders named in this prospectus are offering 1,897,500 shares of our common stock. We will not receive any proceeds from the sale of the shares being sold by the selling stockholders. Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “LOAR.” The last reported sale price of our common stock on December 10, 2024 was $87.69 per share.

See “Risk Factors” beginning on page 21 to read about factors you should consider before buying shares of our common stock.

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

After the completion of this offering and pursuant to the Voting Agreement (as defined below), Abrams Capital Management, L.P. and its affiliates (together, “Abrams Capital”), GPV Loar LLC, Dirkson Charles and Brett Milgrim will beneficially own approximately 60% of our outstanding common stock (or 59% if the underwriters exercise in full their option to purchase additional shares of common stock). As a result, we will continue to be a “controlled company” within the meaning of the rules of the NYSE; however, we do not currently and do not intend to rely on any exemptions from the corporate governance requirements of the NYSE available to “controlled companies.” See “Management—Controlled Company Status” and “Certain Relationships and Related Party Transactions—Voting Agreement.” Dirkson Charles is our President, Chief Executive Officer, Executive Co-Chairman and Director and Brett Milgrim is our Executive Co-Chairman and Director.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$85.000	$488,750,000.00
Underwriting discounts and commissions(1)	$3.825	$21,993,750.00
Proceeds, before expenses, to us	$81.175	$312,726,687.50
Proceeds, before expenses, to the selling stockholders	$81.175	$154,029,562.50

(1)	See “Underwriting (Conflicts of Interest)” for additional information regarding underwriting compensation.

The selling stockholders have granted the underwriters the right, for a period of 30 days from the date of this prospectus, to purchase up to 862,500 additional shares of common stock from us at the public offering price less the underwriting discount. We will not receive any proceeds from the sale of our common stock by the selling stockholders pursuant to any exercise of the underwriters’ option to purchase additional shares.

The underwriters expect to deliver the shares to purchasers on December 12, 2024.

(*lead bookrunners listed in alphabetical order)

Jefferies*	Morgan Stanley*

Moelis
Citigroup		RBC Capital Markets
Blackstone

December 10, 2024

Neither we nor the selling stockholders have authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We, the selling stockholders and the underwriters have not authorized anyone to provide you with different information. We, the selling stockholders and the underwriters do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of shares of our common stock. Our business, results of operations and financial condition may have changed since such date.

For investors outside the United States: we are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. We, the selling stockholders and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

BASIS OF PRESENTATION

Prior to April 16, 2024, we operated as a Delaware limited liability company under the name Loar Holdings, LLC. On April 16, 2024, we converted to a Delaware corporation and changed our name to Loar Holdings Inc. In the conversion, all of our outstanding equity interests were converted into shares of common stock. Specifically, holders of Loar Holdings, LLC units received 377,450.980392157 shares of common stock of Loar Holdings Inc. for each unit of Loar Holdings, LLC. The foregoing conversion and related transactions are referred to herein as the “Corporate Conversion.” The purpose of the Corporate Conversion was to reorganize our structure

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so that the entity that offered our common stock to the public in our initial public offering would be a corporation rather than a limited liability company and so that our existing investors and new investors in our initial public offering would own our common stock rather than equity interests in a limited liability company. Upon the consummation of our initial public offering, Loar Acquisition 13, LLC, our sole shareholder at that time, distributed the shares of common stock of Loar Holdings Inc. to its members and then liquidated immediately thereafter in accordance with applicable law. See “Certain Relationships and Related Party Transactions—LA 13 LLC Agreement.” Except as disclosed in the prospectus, the consolidated financial statements and related notes thereto and other financial information included in this registration statement are those of Loar Holdings Inc., formerly known as Loar Holdings, LLC, and its subsidiaries. Shares of common stock, par value $0.01 per share, of Loar Holdings Inc. are being offered by the prospectus that forms a part of this registration statement.

INDUSTRY AND MARKET DATA

Within this prospectus, we reference information and statistics regarding the industry in which we operate. We have obtained this information and statistics from various independent third-party sources, independent industry publications, reports by market research firms and other independent sources. Some data and other information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of internal surveys and independent sources. The information is as of its original publication dates (and not as of the date of this prospectus). Data regarding the industries in which we compete and our market position and market share within these industries are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe they generally indicate size, position and market share within these industries. We are responsible for all of the disclosure in this prospectus and believe the third-party information and our internal company research, data and estimates contained in this prospectus to be reliable, neither have we nor have the underwriters independently verified any third-party information nor has any independent source verified our internal company research, data and estimates.

In addition, assumptions and estimates of our and our industry’s future performance are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.” As a result, you should be aware that market, ranking, and other similar industry data included in this prospectus, and estimates and beliefs based on that data may not be reliable. Neither we nor the underwriters can guarantee the accuracy or completeness of any such information contained in this prospectus.

TRADEMARKS, SERVICE MARKS, TRADENAMES, AND COPYRIGHTS

We own a number of registered and common law trademarks and pending applications for trademark registrations in the United States. Unless otherwise indicated, all trademarks, service marks, trade names, and copyrights appearing in this prospectus are proprietary to us, our affiliates, and/or licensors. This prospectus also contains trademarks, tradenames, service marks, and copyrights of third parties, which are the property of their respective owners. Solely for convenience, the trademarks, tradenames, service marks, and copyrights referred to in this prospectus may appear without the ®, TM, SM, or © symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, tradenames, service marks, and copyrights. We do not intend our use or display of other parties’ trademarks, tradenames, service marks, or copyrights to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

NON-GAAP FINANCIAL MEASURES

We present certain financial information based on our EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin. References to “EBITDA” mean earnings before interest, taxes, depreciation and amortization, references to “Adjusted EBITDA” mean EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net loss to EBITDA and Adjusted EBITDA and references to “Adjusted EBITDA Margin” refer to Adjusted EBITDA divided by net sales. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, are not measurements of financial performance under U.S. GAAP. We present EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, because we believe they are useful indicators for evaluating operating performance. In addition, our management uses Adjusted EBITDA to review and assess the performance of the management team in connection with employee incentive programs and to prepare its annual budget and financial projections. Moreover, our management uses Adjusted EBITDA of target companies to evaluate acquisitions.

Although we use EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, as measures to assess the performance of our business and for the other purposes set forth above, the use of non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with U.S. GAAP. Some of these limitations are:

•	EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, do not reflect the significant interest expense, or the cash requirements, necessary to service interest payments on our indebtedness;

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although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the cash requirements for such replacements are not reflected in EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin;

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EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, exclude the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin; and

•	EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, do not include the payment of taxes, which is a necessary element of our operations.

Because of these limitations, EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, should not be considered as measures of cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, in isolation and specifically by using other U.S. GAAP measures, such as net sales and operating profit, to measure our operating performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, are not measurements of financial performance under U.S. GAAP, and they should not be considered as alternatives to net loss or cash flow from operations determined in accordance with U.S. GAAP. Our calculations of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, may not be comparable to the calculations of similarly titled measures reported by other companies. For a reconciliation of net loss to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, for the nine months ended September 30, 2023 and September 30, 2024 and the years ended December 31, 2022 and December 31, 2023, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

CERTAIN DEFINITIONS

As used in this prospectus, unless the context otherwise requires, the “Company,” “our company,” “Loar,” “we,” “us” and “our” refer to Loar Holdings, LLC and its consolidated subsidiaries for all periods prior to the Corporate Conversion discussed below and to Loar Holdings Inc. and its consolidated subsidiaries for all periods following the Corporate Conversion. In addition, as used in this prospectus, unless the context otherwise requires:

•	“Board” refers to our board of directors;

•	“CAGR” refers to compound annual growth rate;

•	“CAV” refers to CAV Systems Group Limited;

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“Credit Agreement” refers to our Sixteenth Amendment to Credit Agreement, dated as of August 26, 2024, by and among Loar Group Inc., Loar Holdings Inc., the other guarantors party thereto from time to time, the lenders party thereto from time to time and First Eagle Alternative Credit, LLC, as administrative agent (the “Administrative Agent”) for the lenders and as collateral agent for the secured parties, as amended, restated, supplemented or otherwise modified;

•	“DAC” refers to DAC Engineered Products, LLC;

•	“Delayed Draw Term Loan Commitment” refers to the meaning assigned to such term in the Credit Agreement;

•	“Delayed Draw Term Loans” refers to the meaning assigned to such term in the Credit Agreement;

•	“DGCL” refers to Delaware General Corporation Law;

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•	“FAA” refers to the Federal Aviation Administration in the United States;

•	“GAAP” refers to U.S. generally accepted accounting principles;

•	“JLL” refers to JLL Partners;

•	“K&F” refers to K&F Industries;

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“LA 13” refers to Loar Acquisition 13, LLC, a Delaware limited liability company, which liquidated in accordance with applicable law immediately following the occurrence of our initial public offering and the distribution described in “Certain Relationships and Related Party Transactions—LA 13 LLC Agreement”;

•	“LIBOR” refers to the London Interbank Offered Rate;

•	“LLC Agreement” refers to the Fifth Amended and Restated Limited Liability Company Agreement of LA 13;

•	“McKechnie” refers to McKechnie Aerospace;

•	“OEMs” refers to original equipment manufacturers;

•	“Revenue Passenger Kilometers” and “RPKs” refer to revenue paying passengers multiplied by the distance travelled in kilometers;

•	“Revolving Line of Credit” refers to the revolving line of credit under the Credit Agreement;

•	“Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002, as amended;

•	“SCHROTH” refers to SCHROTH Acquisition GmbH;

•	“SOFR” refers to the Adjusted Term Secured Overnight Financing Rate;

•	“TransDigm” refers to TransDigm Group Incorporated; and

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“Voting Agreement” refers to the Voting Agreement, by and between Loar Holdings Inc., funds advised by Abrams Capital Management, L.P., GPV Loar LLC, Dirkson Charles and Brett Milgrim, dated as of April 29, 2024.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you. You should carefully read the entire prospectus before making an investment decision, including the information presented under the heading “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.

Our Company

We specialize in the design, manufacture, and sale of niche aerospace and defense components that are essential for today’s aircraft and aerospace and defense systems. Our focus on mission-critical, highly engineered solutions with high-intellectual property content resulted in approximately 85% of our 2023 net sales being derived from proprietary products where we believe we hold market-leading positions. Furthermore, our products have significant aftermarket exposure, which has historically generated predictable and recurring revenue. We estimate that 52% of our 2023 net sales were derived from aftermarket products.

The products we manufacture cover a diverse range of applications supporting nearly every major aircraft platform in use today and include auto throttles, lap-belt airbags, two- and three-point seat belts, water purification systems, fire barriers, polyimide washers and bushings, latches, hold-open and tie rods, temperature and fluid sensors and switches, carbon and metallic brake discs, fluid and pneumatic-based ice protection, RAM air components, sealing solutions and motion and actuation devices, customized edge-lighted panels and knobs and annunciators for incandescent and LED illuminated pushbutton switches, among others. We primarily serve three core end markets: commercial aerospace, business jet and general aviation, and defense, which have long historical track records of consistent growth. We also serve a diversified customer base within these end markets where we maintain long-standing customer relationships. We believe that the demanding, extensive and costly qualification process for new entrants, coupled with our history of consistently delivering exceptional solutions for our customers, has provided us with leading market positions and created significant barriers to entry for potential competitors. By utilizing differentiated design, engineering, and manufacturing capabilities, along with a highly targeted acquisition strategy, we have sought to create long-term, sustainable value with a consistent, global business model.

Our ability to deliver high-quality solutions stems from management’s extensive industry experience and their long history of creating value across multiple businesses. Prior to the formation of Loar, Chief Executive Officer and Co-Chairman Dirkson Charles, Chief Financial Officer Glenn D’Alessandro, and VP & General Counsel Michael Manella helped lead K&F through 17 years of sustained success, including its initial public offering and ultimate sale to Meggitt plc (now part of Parker-Hannifin Corporation). The team, building upon its proven ability to create value, subsequently worked together at McKechnie until its 2010 sale to TransDigm. During their tenure at McKechnie, they worked alongside the Company’s Co-Chairman Brett Milgrim, who was a Managing Director and Partner of JLL, McKechnie’s majority owner before the sale to TransDigm. Through their collective experience at K&F and McKechnie, the management team built deep industry expertise and harnessed this knowledge to launch Loar, even entering some of the same product categories as K&F and McKechnie such as carbon and metallic brake discs, hydraulic valves, keepers, rate control devices, latches, hold-open rods, starter generators, and actuators, among others. By having the advantage of a clean blueprint and targeted list of attractive product categories and acquisition candidates, the management team has been able to leverage its significant experience to create a purpose-built, successful platform.

Loar is centered around a commitment to a consistent and focused business model—creating a portfolio of proprietary products serving a highly diverse set of applications, end markets and customers within the aerospace and defense value chain. This strategy has resulted in what we believe to be market-leading positions, driven by products that have been difficult for competitors to replicate. The qualification process for the Company’s products serves as a significant barrier to entry for new suppliers. The time, investment, and risks associated with qualification are substantial. The process can often take years, involving multiple tests that require support and financial contribution from both the system supplier and the OEM. Moreover, the Company focuses on products that make up a relatively small portion of the total cost of an aircraft. As a result, it is not typically economical for OEMs to repeat the process of qualification after an existing supplier has been qualified already onto a given aircraft platform. In addition, customer relationships represent a key barrier to entry. Given the mission-critical nature of the Company’s products, we believe our customers look for highly reliable suppliers they can trust to deliver on-time, high-quality solutions. Loar’s position as a trusted supplier of highly engineered, value-added products not only has created significant barriers to entry, but also has established an ability to fairly value our products, which has resulted in consistent improvements to Loar’s gross profit margins over the long-term.

Our portfolio of products serves a variety of applications across aircraft platforms as shown below:

Angle of Attack Sensors / Systems
Flight Control Computers
Lap-belt Airbags
2 & 3 Point Seat Belts
Water Purification Systems
Waste Management Systems
Fire Barriers
Wing Lift Sensors
Auto Throttles
Rotorcraft Flotation Devices
Polyimide Washers & Bushings
Motion & Actuation
Thermal Blankets & Heat Shields
Sealing Solutions
Latches
Hold Open & Tie Rods
Temperature & Fluid Sensors & Switches
Hydraulic & Pneumatic Components
Carbon & Metallic Brakes
Fluid & Pneumatic Based Ice Protection
RAM Air Components
Drag Reduction Technologies

Once Loar’s components are qualified on an aircraft platform, we believe we are likely to maintain our position as the provider of aftermarket parts and services for the life of the platform and related platform derivatives. This results in significant aftermarket revenue, which represented 52% of our 2023 net sales. For the platforms we serve, the total life of an aircraft can be up to 50 years, ensuring steady aftermarket revenue streams with historically higher margins than revenue to OEM customers. We believe our aftermarket exposure provides us with an opportunity for stable, recurring, long-lasting and high-margin financial performance.

In addition to our OEM and aftermarket balance, our revenue is diversified across end markets, customers, and platforms. No more than 14% of our 2023 net sales came from any single customer, and no more than 6% of our 2023 net sales came from any single aircraft platform. We believe that our revenue diversification provides significant resiliency, and it positions us well to take advantage of new business opportunities.

We believe that our efforts to serve our customers effectively have also differentiated our business and led to long-standing customer relationships. Given the complexity of our customers’ supply chains, they look for dependable suppliers across multiple products and capabilities. In addition to providing a broad set of capabilities, we believe our commitment to quality, consistent on-time delivery and highly specialized tailored solutions furthers our long-standing relationships. Our relationships enable an open dialogue regarding our customers’ supply chain challenges, which can give us insight into potential growth opportunities, both organically and inorganically.

In 2023 and the nine months ended September 30, 2024, we generated $317 million and $292 million in net sales, respectively. Since the inception of our Company in 2012 through the end of 2023, we have grown our net sales at a CAGR of 38%. We generated a GAAP reported net loss of $5 million in 2023 and $113 million in Adjusted EBITDA in 2023, representing a GAAP reported net loss margin of (1)% and a 36% Adjusted EBITDA margin. For the nine months ended September 30, 2024, we reported net income of $19 million and $106 million in Adjusted EBITDA, representing a GAAP reported net income margin of 6% and a 36% Adjusted EBITDA margin. Including one-time investments of $6 million related to the relocation of a manufacturing facility and the construction of a new factory in 2023, we invested $12 million in capital expenditures in 2023. Our historical capital expenditures from 2021 to 2023 (excluding the one-time investments described above) have averaged 3% of net sales, highlighting the low capital requirements of our business model. For the nine months ended September 30, 2024, we invested $6 million in capital expenditures, or approximately 2% of net sales. During the year 2024, we expect our capital needs to be in-line with our recent history at approximately 3% of net sales. For a discussion of the use of Adjusted EBITDA and Adjusted EBITDA Margin, and a reconciliation to the most directly comparable GAAP measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

Our business approach couples strong organic growth with our proven acquisition strategy. Since 2012, we have executed and successfully integrated 17 strategic acquisitions. We have a highly disciplined approach to evaluating potential acquisition targets, and have sought companies with valuable intellectual property, high aftermarket content, revenue synergies, ability to cross-sell and strong customer relationships. We operate in a highly fragmented market, which has historically provided ample acquisition targets as we look to enhance and grow our platform.

Our Industry

End Markets

We primarily compete across three core end markets of the aerospace and defense component industry: commercial aerospace, business jet and general aviation, and defense.

Commercial Aerospace. The commercial aerospace market, our largest end market representing 45% of 2023 net sales, has experienced significant growth over the past several years as a result of increased orders for next-generation commercial aircraft and increased aftermarket requirements from higher levels of aircraft usage in a post-COVID environment. However, the commercial aerospace market has shown consistent long-term growth trends over the past 75 years, spurred by travel demand and the development of a global world economy. The industry’s growth rate has historically outpaced global GDP growth, with RPKs increasing at an average of 1.6x global GDP growth between 1970 and 2022, reflecting an approximate 5% CAGR.

Commercial aerospace OEM revenue historically has been tied to new aircraft production, which is currently supported by the production ramp of several next-generation narrowbody aircraft programs that have large order backlogs (for example, Airbus A320 family and Boeing 737 family). These order backlogs are needed to meet the secular demand for air travel. In 2021, there were 20,675 commercial jet aircraft in service, compared to 17,712 commercial jet aircraft in service in 2010, and industry consultants project that future demand requires 34,684 commercial aircraft in service by 2032.

The commercial aerospace aftermarket has historically produced consistent revenue. In our experience, as global commercial aircraft fleets grow, maintenance requirements grow alongside them. Most maintenance requirements are recurring and non-deferrable, even during periods of economic downturn or reduced demand for commercial air travel. Given the industry’s long-term secular growth trends, an increasingly larger middle class that has a high demand for travel, and a meaningfully large share of the global fleet represented by legacy aircraft, we expect continued growth and stability of our commercial aftermarket revenue.

Business Jet and General Aviation. Our second largest end market, business jet and general aviation, which accounted for approximately 24% of 2023 net sales, has experienced significant growth over the past several years. The emergence of several business models has provided consumers with greater accessibility and affordability to private aviation, driving increased popularity globally.

The business jet and general aviation market is comprised of all aviation operations outside of commercial and defense, and it includes both OEM and the aftermarket. This market has experienced strong demand with new asset-light fleet models, such as charter operators, jet cards and fractional jet ownership. These shared economy solutions have increased average utilization, resulting in growing demand for new aircraft. Accordingly, several modern, next-generation business jet platforms have been introduced by aircraft OEMs and production rates have been rising to meet this growing demand. Moreover, increased accessibility and affordability of private aviation has driven accelerated adoption by consumers, as flyers seek alternative options to commercial air travel, resulting in even greater flight hours and aftermarket growth.

Defense. The military aviation end market, which accounted for approximately 19% of 2023 net sales, has continued to benefit from growing global demand. Current geopolitical circumstances, including the Ukraine conflict, the Israeli war and the potential for engagements with China and/or Russia have resulted in increased global defense spending. We expect that defense spending will continue to increase as militaries invest to maintain operational readiness.

We believe that aftermarket and OEM demand for military aviation solutions follows global defense spending and the broader U.S. Department of Defense budget. OEM military revenue is primarily driven by spending on new aircraft platforms and systems. In an era of heightened geopolitical instability, we believe that defense spending will continue to be a priority for militaries to maintain operational readiness and invest in next-generation platforms with modern capabilities. Recently, military aftermarket revenue has been derived primarily from utilization of existing aircraft, aircraft modernization and sustainment initiatives to upgrade existing fleets and extend the service life of equipment.

Competition

The market for aerospace and defense components is highly fragmented, with few scaled competitors. As a result, we have very few direct competitors that provide the breadth of products, solutions and expertise that we are able to offer our customers. However, given the market fragmentation, we face competition from different competitors across individual products and applications. Competition within our product offerings range from divisions of large public corporations to small, privately held companies with singular capabilities that lack infrastructure and capacity to scale.

We compete primarily on the basis of engineering, capabilities, capacity and customer responsiveness. We believe we meet or exceed the performance and quality requirements of our customers and consistently deliver products on a timely basis with superior customer service and support. Our commitment to performance and responsiveness has allowed us to foster strong customer relationships with major aerospace and defense OEMs and Tier 1 and Tier 2 suppliers. We believe that our consistent quality, performance and breadth of capabilities are key strengths that enable us to win new business and fuel the continued long-term relationships with our customers.

Challenges

Our business is subject to a number of risks inherent to our industry, including, among others, our almost exclusive focus on the aerospace and defense industry, our ability to consummate acquisitions on satisfactory terms and to integrate effectively acquired operations and the cyclical nature of our sales to manufacturers of aircraft. Any number of these factors could impact our business, and there is no guarantee that our historical performance will be predictive of future operational and financial performance. For a description of the challenges we have faced and continue to face and the risks and limitations that could harm our prospects, see “Cautionary Note Regarding Forward-Looking Statements,” “Summary of Risk Factors” and “Risk Factors” included elsewhere in this prospectus.

Competitive Strengths

As a specialized supplier in the aerospace and defense component industry, we believe we are well-positioned to deliver innovative, mission-critical solutions to a wide array of aerospace and defense customers. Our key competitive strengths support our ability to offer differentiated solutions to our customers:

Portfolio of Mission-Critical, Niche Aerospace and Defense Components. We specialize in niche aerospace and defense components that are essential for the production and maintenance of aircraft and their related systems. Given the high costs typically associated with the stoppage of production or the removal of an aircraft from service, customers demand consistent reliability, performance and quality from our products. We believe that few competitors can offer the customized, high-quality solutions we provide and, as such, we believe we are the supplier of choice in the end markets in which we operate.

Intellectual Property-Driven, Proprietary Products and Expertise in an Industry with High Barriers to Entry. We derived 85% of our 2023 net sales from proprietary products or solutions. Our intellectual property and in-house expertise represent decades of knowledge and investment that we believe competitors would struggle to match. Furthermore, due to the industry’s stringent regulatory, certification and technical requirements, the qualification process for new products is rigorous and costly. Certification processes necessitate significant time and monetary investments from both suppliers and customers, leaving little incentive for either party to repeat these processes once a product is already certified on a platform. Accordingly, we believe that these high barriers to entry provide us with additional growth opportunities with our customers, while the reliability, performance and quality of our products enhance our long-standing customer relationships.

Strategically Focused on Higher-Margin Aftermarket Content. We supply aftermarket products to a large installed, and growing, base of aircraft. We estimate that our addressable market opportunity includes more than 84,000 discrete aircraft across more than 250 total aircraft platforms. Due to our installed OEM base of proprietary products and a demanding certification process, we are often the only supplier providing these products in the aftermarket, which we generally expect to result in a recurring revenue stream for the life of each aircraft platform. The total life of the platforms we serve can be up to 50 years, presenting the opportunity for a long tail of aftermarket service and/or periodic replacement requirements. We believe our ability to support the full aircraft life cycle from initial build to retirement is a key differentiator and has historically generated significant revenue, as represented by the 52% of our 2023 net sales attributable to the aftermarket. The long-term secular growth dynamics of aftermarket demand historically have also led to higher margins and consistent revenue growth.

Highly Diversified Revenue Streams. We have strategically and purposefully constructed a highly diverse portfolio, which we believe positions us well to succeed in a variety of market conditions. Our diversified revenue base is designed to reduce our dependence on any particular product, platform, or market sector, and we believe it has been a significant factor in our resilient financial performance. The Company’s diversification stretches across end markets, product category or application, customers, and platforms.

•	End markets: 2023 net sales by category were 45% commercial aerospace, 24% business jet and general aviation, 19% defense and 12% non-aviation.

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Product category or application: The Company’s products are utilized in a variety of applications in aircraft interiors, exteriors and engines that serve both OEM (48% of 2023 net sales) and aftermarket (52% of 2023 net sales) categories of the overall market.

•	Customers: No customer made up more than 14% of 2023 net sales. The top five customers made up 34% of 2023 net sales.

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Platforms: No aircraft platform represented more than 6% of 2023 net sales. The top six aircraft platforms represented less than 19% of total 2023 net sales. Our top two aircraft platforms are the Airbus A320 family and the Boeing 737 family.

Established Business Model with a Lean, Entrepreneurial Structure. Our operations are built around a philosophy that encourages local autonomy across the Company’s brands and drives entrepreneurial spirit. Critical to our success is a management structure that is designed to facilitate seamless communication across our businesses. Executive Vice Presidents are responsible for multiple brands within the Company. They support local brand leaders and also work closely with corporate management in helping to optimize potential cross-selling opportunities, operational initiatives and capital allocation. By fostering cross-communication and enabling each brand to leverage the benefits of the broader Company platform, we have created a highly scalable operational structure with few management layers. We believe our streamlined structure also facilitates efficient decision making for acquisitions and other important strategic decisions. Our streamlined leadership, coupled with a holistic approach to revenue and innovation, is intended to position us for revenue growth and ongoing operational improvements.

Disciplined and Strategic Approach to Acquisitions, with History of Successful Integration. We have a disciplined and thoughtful approach to acquisitions, as demonstrated by the successful integration of our 17 acquisitions since 2012. Our well-defined acquisition criteria have led us to target companies with proprietary products and/or processes, leading market positions, significant aftermarket potential, strong revenue synergies with potential for cross-selling and strong customer relationships. Management’s experience in driving financial performance from our defined model has led to a targeted goal of doubling an acquired business’s Adjusted EBITDA over a three-to-five-year time frame post-acquisition. Our focused approach to acquisitions and the underlying drivers of value have helped create a scaled and integrated platform.

Track Record of Strong Growth, Margins and Cash Flow Generation. Since inception, we have utilized both organic and inorganic drivers to generate a portfolio of what we believe to be market leading brands and products under the Loar umbrella, enabling a consistent track record of growth and strong margins. In constructing a portfolio of capabilities that fit the needs of the marketplace, we have focused on four main strategic drivers of value in our business: launching new products, optimizing productivity, achieving value pricing and readying talent. By applying these drivers, we have been able to generate significant growth, high margins and high cash flow since our inception. We believe our performance-driven culture and commitment to constant improvement and execution will continue to drive strong financial performance.

For a discussion of the use of Adjusted EBITDA and Adjusted EBITDA Margin and a reconciliation to the most directly comparable GAAP measures, see “Summary Financial Data.”

Proven Leadership Team. Our leadership team has a depth of experience running businesses in the aerospace and defense component industry. A core group of our senior management team has worked together for over 30 years at multiple companies, and the average industry experience for 10 members of our senior leadership team is over 25 years, including having worked together for more than 15 years at the Company, McKechnie and/or TransDigm. Our management team has leveraged its extensive industry experience to construct purposely a well-designed and diversified platform at Loar, has generated significant net sales growth, and has navigated many different market environments. In addition, our management team’s incentives are well-aligned with the success of Loar and its stockholders. Members of the management team and certain other key employees are expected to hold approximately 15% of the shares of our common stock outstanding as of November 12, 2024, after giving effect to the sale of shares of common stock by us in this offering and assuming no exercise of the underwriters’ option to purchase additional shares. See “Principal and Selling Stockholders.”

Growth Strategy

Our growth strategy is made up of two key elements: (i) a value-driven operating strategy and (ii) a disciplined acquisition strategy.

Value-driven operating strategy. Our five core organic growth value drivers are:

•

Providing highly engineered, value-additive solutions to our customers: We are well positioned in our core underlying markets to benefit from the aerospace and defense component industry’s long-term secular growth trends. Our proprietary products and consistent ability to meet customer needs have resulted in strong, long-standing customer relationships. Our quality and breadth of offerings have enabled us to maintain established positions on nearly every major aircraft platform such that we benefit from both large production backlogs for new aircraft as well as the aftermarket requirements associated with aircraft in use today. We expect to maintain entrenched positions for the life of the majority of these aircraft platforms due in part to high switching costs and significant barriers to entry. When coupled with the long tail of aftermarket requirements, our positioning creates a favorable mix of business with highly profitable opportunities.

•

Value-based pricing opportunities: Historically we have been able to realize a sustainable pricing strategy reflective of the value of our products’ position in the supply chain. We believe our business model creates value-based pricing opportunities through a compelling combination of attributes. Proprietary products, customized designs, superior quality, the relative low cost of our solutions compared to the total cost of the aircraft platform, and high switching costs are among the attributes that we believe lead our customers to prioritize performance and reliability over price.

•

Winning profitable new business: We have won profitable new business from existing customers, and we have expanded our customer base through new relationships, by leveraging our broad capabilities, extensive engineering expertise and reputation for quality and performance. By successfully meeting customers’ design requirements, certification needs and/or timing constraints, we have garnered trust with customers and created cross-selling opportunities across various platforms, systems and customers. Our new business pipeline targets opportunities within attractive aircraft programs where we see an opportunity to leverage customer relationships or product overlaps and drive new, profitable revenue streams.

•

New product introductions: We continuously develop new innovative solutions for our customers. Our product development strategy has been guided by our strong understanding of our customers’ needs, which is driven by the open and candid relationships we foster. We seek to introduce new products that not only address critical customer needs, but also serve large addressable fleets with aftermarket requirements. Additionally, as customers continue to navigate an increasingly complex supply chain, we believe they are focused on working with a smaller set of reliable core suppliers. As a supplier of a broad suite of high-quality, niche solutions that serve a broad range of applications, we are well-positioned to benefit from customers’ desire for a more streamlined supply chain.

•

Driving operational efficiencies that improve cost structure and profitability: We are focused on consistent operational improvements to our cost structure that we believe will drive profitability. We frequently review opportunities for margin enhancement through key operational metrics, productivity initiatives, management directives and weekly or quarterly reviews to drive operational efficiencies. Additionally, we expect our margins and profitability to improve from focused growth strategies that provide high contribution margins and value-based pricing that, at a minimum, achieve price increases greater than inflation.

Disciplined acquisition strategy. Acquisitions are a core element of our long-term growth strategy. We have considerable experience in executing acquisitions and integrating acquired businesses into our Company and culture, having done so 17 times since our formation in 2012. Our disciplined acquisition strategy revolves around acquiring aerospace and defense component businesses with significant aftermarket potential and proprietary content and/or processes, where we believe there is a clear path to value creation.

The aerospace supply chain is highly fragmented, with many components supplied by smaller privately-owned businesses that, in turn, sell to system integrators, Tier 1 or Tier 2 manufacturers, or large OEM participants. We believe there is a significant opportunity for further consolidation of the supply chain. We have maintained a robust pipeline of acquisition targets and are often in active discussions with business owners that recognize our established culture and the opportunity for them to leverage the Company’s existing infrastructure, customer base, platform exposure and industry relationships. We are positioned as an acquirer of choice due to our entrepreneurial philosophy and desire to further grow and improve each brand we acquire, based on a flexible post-acquisition integration that suits each business’s specific strengths and culture. We intentionally maintain each acquired business’s brand to preserve long-term customer relationships and capture revenue synergies.

As part of our acquisition strategy, we take a disciplined approach to acquisition target screening, focusing on identifying key characteristics that we believe provide insight on strategic fit. Such characteristics include: (i) aerospace- and defense-focused businesses; (ii) proprietary content and/or processes; (iii) significant aftermarket exposure or potential to grow; (iv) focus on niche markets or products with strong market positions; (v) capabilities where the opportunity to cross-sell our existing portfolio of products exists; and (vi) long-standing customer relationships. Our disciplined approach to acquisitions has allowed us to be opportunistic, which has built the Company into a leading aerospace and defense component supplier.

Corporate Conversion

Prior to April 16, 2024, we operated as a Delaware limited liability company under the name Loar Holdings, LLC. On April 16, 2024, we converted to a Delaware corporation and changed our name to Loar Holdings Inc. In the conversion, all of our outstanding equity interests were converted into shares of common stock. The purpose of the Corporate Conversion was to reorganize our structure so that the entity that offered our common stock to the public in our initial public offering would be a corporation rather than a limited liability company and so that our existing investors and new investors in our initial public offering would own our common stock rather than equity interests in a limited liability company.

Summary of Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider all of the risks described in “Risk Factors” before deciding to invest in our common stock. If any of the risks actually occur, our business, results of operations, prospects, and financial condition may be materially adversely affected. In such case, the trading price of our common stock may decline and you may lose part or all of your investment. Below is a summary of some of the principal risks we face:

•	our business focuses almost exclusively on the aerospace and defense industry;

•	we rely heavily on certain customers for a significant portion of our sales;

•

we have in the past consummated acquisitions and intend to continue to pursue acquisitions, and our business may be adversely affected if we cannot consummate acquisitions on satisfactory terms, or if we cannot effectively integrate acquired operations;

•

we depend on our executive officers, senior management team and highly trained employees and any work stoppage, difficulty hiring similar employees, or ineffective succession planning could adversely affect our business;

•	our sales to manufacturers of aircraft are cyclical, and a downturn in sales to these manufacturers may adversely affect us;

•	our business depends on the availability and pricing of certain components and raw materials from suppliers;

•	our operations depend on our manufacturing facilities, which are subject to physical and other risks that could disrupt production;

•	our business may be adversely affected if we were to lose our government or industry approvals, if more stringent government regulations were enacted or if industry oversight were to increase;

•

our commercial business is sensitive to the number of flight hours that our customers’ planes spend aloft, the size and age of the worldwide aircraft fleet and our customers’ profitability, and these items are, in turn, affected by general economic and geopolitical and other worldwide conditions;

•

technology failures or cyber security breaches or other unauthorized access to our information technology systems or sensitive or proprietary information could have an adverse effect on the Company’s business and operations;

•	our inability to adequately enforce and protect our intellectual property or defend against assertions of infringement could prevent or restrict our ability to compete;

•	we could incur substantial costs as a result of violations of or liabilities under environmental laws and regulations;

•

tariffs on certain imports to the United States and other potential changes to U.S. tariff and import/export regulations may have a negative effect on global economic conditions and our business, financial results and financial condition;

•	our indebtedness, which is subject to variable interest rates, could adversely affect our financial health and could harm our ability to react to changes to our business;

•

to service our indebtedness, we will require a significant amount of cash, and our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations;

•

pursuant to the Voting Agreement, Abrams Capital, GPV Loar LLC, Dirkson Charles and Brett Milgrim directly control a majority of the voting power of the shares of our common stock eligible to vote in the election of our directors, and their interests may conflict with ours or yours in the future; and

•	the other factors discussed under “Risk Factors.”

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, in this prospectus, we (i) have presented only two years of audited financial statements; and (ii) have not included a compensation discussion and analysis of our executive compensation programs. In addition, for so long as we are an emerging growth company, among other exemptions, we will:

•	not be required to engage an independent registered public accounting firm to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

not be required to comply with the requirement in Public Company Accounting Oversight Board Auditing Standard 3101, The Auditor’s Report on an Audit of Financial Statements When the Auditor Expresses an Unqualified Opinion, to communicate critical audit matters in the auditor’s report;

•

be permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including in this prospectus;

•

not be required to disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation; or

•	not be required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes.”

We will remain an “emerging growth company” until the earliest to occur of:

•	our reporting of $1.235 billion or more in annual gross revenue;

•	our becoming a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

•	our issuance, in any three-year period, of more than $1.0 billion in non-convertible debt; and

•	the fiscal year end following the fifth anniversary of the completion of our initial public offering, which closed on April 29, 2024.

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), also permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period under the JOBS Act.

Our Corporate Information

We currently operate as a Delaware corporation under the name Loar Holdings Inc., which is a holding company that holds all of the equity interests of Loar Group Inc., the entity which directly and indirectly holds all of the equity interests in our operating subsidiaries. Loar Holdings, LLC was formed August 21, 2017. Loar Holdings, LLC became a Delaware corporation on April 16, 2024 and changed its name to Loar Holdings Inc. in the Corporate Conversion.

The purpose of the Corporate Conversion was to reorganize our structure so that the entity that offered our common stock to the public in our initial public offering would be a corporation rather than a limited liability company and so that our existing investors and new investors in our initial public offering would own our common stock rather than equity interests in a limited liability company.

Our principal offices are located at 20 New King Street, White Plains, New York 10604. Our telephone number is 914-909-1311. We maintain a website at loargroup.com. The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not part of this prospectus.

Simplified Ownership Structure

The diagram below depicts our organizational structure, excluding certain dormant or inactive entities. Each of our subsidiaries is wholly-owned by its immediate parent.

Loar Holdings Inc.
Loar Group Inc.
Freeman Composites Company LLC
Aviation Manufacturing Group, LLC, d/b/a The Freeman Company
AGC Acquisition LLC
Terry's Precision Products LLC
SAF Industries LLC, d/b/a Gar Kenyon
General Ecology, Inc.
Applied Engineering, Inc.
Maverick Molding Co.
BAM, Inc. & Related Entities
SMR Acquisition LLC
Hydra-Electric Company
Pacific Piston Ring Co., Inc.
Safe Flight Instrument, LLC
Applied Avionics, LLC
SCHROTH Safety Products & Related Entities
DAC Engineered Products, LLC & Related Entities
CAV Systems Group & Related Entities

THE OFFERING

Issuer	Loar Holdings Inc.

Common stock offered by us	3,852,500

Common stock offered by the selling stockholders	1,897,500 (or 2,760,000 shares if the underwriters exercise their option to purchase additional shares of common stock in full).

Option to purchase additional shares of our common stock	The selling stockholders have granted the underwriters a 30-day option from the date of this prospectus to purchase up to 862,500 additional shares of our common stock at the public offering price, less underwriting discounts, and commissions.

Common stock to be outstanding immediately after this offering	93,556,071 shares.

Use of proceeds	The net proceeds to us from the sale of shares of our common stock offered by us in this offering will be approximately $311.7 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds to us from this offering for repayment of borrowings outstanding under the Credit Agreement and, to the extent of any remaining proceeds, for general corporate purposes, including working capital. We will not receive any of the proceeds from the sale of common stock offered by the selling stockholders, including any common stock sold pursuant to any exercise by the underwriters of their option to purchase additional shares.

See “Use of Proceeds.”

Voting	Upon the completion of this offering, Abrams Capital will own approximately 40% of our common stock (or approximately 40% if the underwriters exercise their option to purchase additional shares of common stock in full), GPV Loar LLC will own approximately 10% of our common stock (or approximately 10% if the underwriters exercise their option to purchase additional shares of common stock in full), Dirkson Charles will own approximately 5% of our common stock (or approximately 5% if underwriters exercise their option to purchase additional shares of common stock in full) and Brett Milgrim will own approximately 5% of our common stock (or approximately 5% if the underwriters exercise their option to purchase additional shares of common stock in full).

Pursuant to the Voting Agreement, Abrams Capital, GPV Loar LLC, Dirkson Charles and Brett Milgrim control a majority of the voting power of shares of our common stock eligible to vote in the election of our directors. As a result, we are a “controlled company” within the meaning of the corporate governance standards of the NYSE. Dirkson Charles is our President, Chief Executive Officer, Executive Co-Chairman and Director and Brett Milgrim is our Executive Co-Chairman and Director. See “Management—Controlled Company Status” and “Certain Relationships and Related Party Transaction—Voting Agreement.”

Dividend policy	We have never declared or paid and we have no current plans to pay dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board and will depend on, among other things, our results of operations, cash requirements, financial condition, legal, tax, regulatory, and contractual restrictions, including restrictions in the agreements governing our indebtedness, and other factors that our Board may deem relevant. See “Dividend Policy.”

Risk factors	Investing in shares of our common stock involves a high degree of risk. See “Risk Factors” beginning on page 21 for a discussion of factors you should carefully consider before investing in shares of our common stock.

Conflicts of Interest	Blackstone Securities Partners L.P., one of the participating underwriters, is an affiliate of each of GSO Capital Opportunities Fund III LP, Blackstone Private Credit Fund, BCRED Twin Peaks LLC, GSO Orchid Fund LP and GSO Barre des Ecrins Master Fund SCSp, who collectively own in excess of 10% of our outstanding shares of common stock and are each selling stockholders in this offering. In addition, certain affiliates of Blackstone Securities Partners L.P. are lenders under the Credit Agreement, and we intend to use the net proceeds of this offering for repayment of borrowings under the Credit Agreement. See “Use of Proceeds.” Accordingly, affiliates of Blackstone Securities Partners L.P. will be receiving 5% or more of the net offering proceeds, not including underwriting compensation. For these reasons, Blackstone Securities Partners L.P. is deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc. FINRA Rule 5121 imposes certain requirements on a FINRA member participating in the public offering of securities of an issuer if there is a conflict of interest. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to FINRA Rule 5121, the appointment of a “qualified independent underwriter” is not required in connection with this offering. In compliance with FINRA Rule 5121, Blackstone Securities Partners L.P. will not sell any securities in the offering to a discretionary account, unless Blackstone Securities Partners L.P. has received specific written approval of the transaction from the account holder and retains documentation of the approval in its records.

Trading symbol	“LOAR”

The number of shares of common stock to be outstanding following this offering is based on 89,703,571 shares of common stock outstanding as of September 30, 2024 and excludes 8,946,429 shares of our common stock reserved for future issuance under our Loar Holdings Inc. 2024 Equity Incentive Plan (the “2024 Plan”), which became effective on April 16, 2024, as well as any future increases in the number of shares of our common stock reserved for issuance under our 2024 Plan, and any inducement award not granted under the 2024 Plan to induce recipients to commence employment with us that we may make pursuant to an exemption from shareholder approval under NYSE rules (“Inducement Awards”).

Unless we indicate otherwise or the context otherwise requires, this prospectus reflects and assumes:

•	no exercise of any options issued pursuant to our 2024 Plan, none of which have vested;

•	no grant of any Inducement Awards, or issuance of any shares pursuant to such Inducement Awards, that we may make from time to time; and

•	no exercise by the underwriters of their option to purchase additional shares of our common stock.

SUMMARY FINANCIAL DATA

The following tables summarize our consolidated financial data. The summary consolidated statements of operations and cash flows data for the nine months ended September 30, 2024 and September 30, 2023 and the years ended December 31, 2022 and 2023 and the consolidated balance sheets data as of September 30, 2024 and December 31, 2023 are derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The summary consolidated financial data in this section are not intended to replace the consolidated financial statements and related notes thereto included elsewhere in this prospectus and are qualified in their entirety by the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the summary historical financial data below in conjunction with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Unaudited Pro Forma Condensed Combined Financial Statements and the financial statements and related notes included elsewhere in this prospectus.

	Nine Months Ended September 30,		Years Ended December 31,
	2024	2023	2023	2022
Statements of Operations Data (in thousands):
Net sales	$292,378	$231,042	$317,477	$239,434
Cost of sales	147,515	116,904	163,213	127,934

Gross profit	144,863	114,138	154,264	111,500
Selling, general and administrative expenses	80,362	60,210	82,141	66,536
Transaction expenses	2,549	2,626	3,394	6,365
Other income, net	4,441	483	762	861

Operating income	66,393	51,785	69,491	39,460
Interest expense, net	38,332	49,125	67,054	42,071
Refinancing costs	1,645	—	—	—

Income (loss) before income taxes	26,416	2,660	2,437	(2,611)
Income tax (provision) benefit	(7,870)	(6,702)	(7,052)	142

Net income (loss)	$18,546	$(4,042)	$(4,615)	$(2,469)

Net Income per Common Share:
Basic	$0.21	n/a	n/a	n/a
Diluted	$0.20	n/a	n/a	n/a
Weighted Average Shares Outstanding:
Basic	88,722	n/a	n/a	n/a
Diluted	90,755	n/a	n/a	n/a
Basic and Diluted Net Loss per Common Unit:
Net loss per common unit	n/a	$(19,799.55)	$(22,620.18)	$(12,101.03)
Weighted-average number of common units outstanding	n/a	204	204	204

Other Financial Data (in thousands except percentages):
Cash flows provided by (used in):
Operating activities	$34,243	$800	$12,813	$13,270
Investing activities	(389,306)	(68,113)	(72,557)	(181,833)
Financing activities	388,514	47,512	45,717	135,305
Depreciation	8,183	7,297	9,938	8,882
Amortization of intangible and other long-term assets	22,249	20,869	28,086	25,074
Capital expenditures	(6,084)	(7,824)	(12,134)	(7,934)

	Nine Months Ended September 30,		Years Ended December 31,
	2024	2023	2023	2022
Payment for acquisitions, net of cash acquired	(383,222)	(60,289)	(60,423)	(173,899)
EBITDA (1)	96,825	79,951	107,515	73,416
Adjusted EBITDA (1)	106,158	83,491	112,743	83,273
Net income (loss) margin	6.3%	(1.8)%	(1.4)%	(1.0)%
Adjusted EBITDA Margin (1)	36.3%	36.1%	35.5%	34.8%

(1)

References to “EBITDA” mean earnings before interest, taxes, depreciation and amortization, references to “Adjusted EBITDA” mean EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net loss to EBITDA and Adjusted EBITDA, and references to “Adjusted EBITDA Margin” refer to Adjusted EBITDA divided by net sales. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance under U.S. GAAP. We present EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin because we believe they are useful indicators for evaluating operating performance. In addition, our management uses Adjusted EBITDA to review and assess the performance of the management team in connection with employee incentive programs and to prepare its annual budget and financial projections. Moreover, our management uses Adjusted EBITDA of target companies to evaluate acquisitions. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the uses of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin in lieu of net loss, which is the most directly comparable financial measure calculated in accordance with GAAP. Our uses of the terms EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin may vary from the uses of similar terms by other companies in our industry and accordingly may not be comparable to similarly titled measures used by other companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are reconciled as follows (in thousands except percentages):

	Nine Months Ended September 30,		Years Ended December 31,
	2024	2023	2023	2022
Net income (loss)	$18,546	$(4,042)	$(4,615)	$(2,469)
Adjustments:
Interest expense, net	38,332	49,125	67,054	42,071
Refinancing costs	1,645	—	—	—
Income tax provision (benefit)	7,870	6,702	7,052	(142)

Operating income	66,393	51,785	69,491	39,460
Depreciation	8,183	7,297	9,938	8,882
Amortization	22,249	20,869	28,086	25,074

EBITDA	96,825	79,951	107,515	73,416

Adjustments:
Recognition of inventory step-ups (a)	276	201	603	704
Other income, net (b)	(4,441)	(483)	(762)	(861)
Transaction expenses (c)	2,549	2,627	3,394	6,365
Stock-based compensation (d)	7,568	278	372	1,526
Acquisition and facility integration costs (e)	3,381	917	1,621	1,913
COVID-19-related expenses (f)	—	—	—	210

Adjusted EBITDA	$106,158	$83,491	$112,743	$83,273

Net sales	$292,378	$231,042	$317,477	$239,434
Net income (loss) margin	6.3%	(1.8)%	(1.4)%	(1.0)%
Adjusted EBITDA Margin	36.3%	36.1%	35.5%	34.8%

(a)	Represents accounting adjustments to inventory associated with acquisitions of businesses that were charged to cost of sales when inventory was sold.

(b)

Amounts represent income or losses not related to operations. The impact for the nine months ended September 30, 2024 represents the reduction in the estimated contingent purchase price for the CAV acquisition and proceeds from the settlement of buyer-side representations and warranties insurance covering the acquisition of DAC. The impact for the nine months ended September 30, 2023 and the years ended December 31, 2023 and 2022 represents a grant from the U.S. Department of Transportation under the Aviation Manufacturing Jobs Protection Program.

(c)

Represents third party transaction-related costs for acquisitions comprising deal fees, legal, financial and tax due diligence expenses, and valuation costs that are required to be expensed as incurred.

(d)	Represents the non-cash compensation expense recognized by the Company for equity awards.
(e)	Represents costs incurred to integrate acquired businesses and product lines into Loar’s operations, facility relocation costs and other acquisition-related costs.
(f)

Represents incremental costs related to the pandemic that are not expected to recur once the pandemic dissipates and are clearly separable from normal operations (for example, additional cleaning and disinfecting of facilities by contractors above and beyond normal requirements and COVID sick pay).

The following table sets forth a reconciliation of net loss to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for the time periods indicated (in thousands unless otherwise indicated):

	Year Ended				Twelve Months Ended Dec. 31, 2017 (1)	Oct. 2, 2017 through Dec. 31, 2017 (1)	Jan. 1, 2017 through Oct. 1, 2017 (1)	Year Ended
	Dec. 31, 2021	Dec. 31, 2020	Dec. 31, 2019	Dec. 31, 2018				Dec. 31, 2016	Dec. 31, 2015	Dec. 31, 2014	Dec. 31, 2013	Dec. 31, 2012

	(Successor)						(Predecessor)
Net (loss) income	$(5,354)	$(17,052)	$(4,152)	$(5,721)	$(7,063)	$(3,409)	$(3,654)	$(122)	$1,278	$6,075	$(1,058)	$(2,404)
Adjustments:
Income tax provision (benefit)	(2,599)	(2,147)	774	(1,101)	(13,228)	(12,414)	(814)	499	685	(2,382)	105	160
Interest expense, net	31,637	32,864	29,304	16,846	10,610	3,817	6,793	8,933	981	15	10	14
Loss on extinguishment of debt (a)	—	—	—	—	5,233	—	5,233	—	—	—	—	—
Foreign exchange gain (b)	—	—	—	—	—	—	—	(72)	—	—	—	—
Gain on insurance recoveries (c)	—	—	—	—	—	—	—	—	—	(150)	—	—

Operating income (loss)	23,684	13,665	25,926	10,024	(4,448)	(12,006)	7,558	9,238	2,944	3,558	(943)	(2,230)
Depreciation	9,143	8,622	7,879	7,256	5,390	1,937	3,453	5,073	2,163	2,028	1,416	399
Amortization	23,550	22,429	21,919	16,405	8,399	4,613	3,786	4,795	1,246	906	1,385	817

EBITDA	56,377	44,716	55,724	33,685	9,341	(5,456)	14,797	19,106	6,353	6,492	1,858	(1,014)
Adjustments:
Recognition of inventory step-up (d)	740	3,241	2,001	1,162	6,929	6,441	488	1,385	414	160	666	1,341
Other (income) loss (e)	396	(1,663)	—	(3,521)	2,313	—	2,313	(500)	—	—	—	—
Transaction expenses (f)	804	2,001	2,811	2,135	10,074	7,482	2,592	1,416	1,840	—	688	664
Stock-based compensation (g)	1,686	1,686	1,686	1,665	934	381	553	247	189	189	166	101
Acquisition integration costs (h)	642	405	931	2,406	1,101	288	813	197	451	21	21	—
COVID-19 related expenses (i)	147	399	—	—	—	—	—	—	—	—	—	—
Management service agreement fees and expenses (j)	—	—	—	—	843	—	843	1,157	616	567	454	554

Adjusted EBITDA	$60,792	$50,785	$63,153	$37,532	$31,535	$9,136	$22,399	$23,008	$9,863	$7,429	$3,853	$1,646

Net sales	$188,897	$164,564	$182,623	$112,572	$94,346	$26,179	$68,167	$75,780	$42,371	$39,240	$22,983	$8,923
Net (loss) income margin	(2.8)%	(10.4)%	(2.3)%	(5.1)%	(7.5)%	(13.0)%	(5.4)%	(0.2)%	3.0%	15.5%	(4.6)%	(26.9)%
Adjusted EBITDA Margin	32.2%	30.9%	34.6%	33.3%	33.4%	34.9%	32.9%	30.4%	23.3%	18.9%	16.8%	18.4%

(1)

For the period January 1, 2017 through October 1, 2017 (“Predecessor Period”), the Company is referred to as the “Predecessor.” For the period October 2, 2017 through December 31, 2017 (“Successor Period”), the Company is referred to as “Successor.” The Company applied pushdown accounting to the transaction. Due to the application of push-down accounting, different bases of accounting have been used to prepare the consolidated financial statements in the Predecessor Period and Successor Period. A black line separates the Predecessor Period and Successor Period to highlight the lack of comparability between these two bases of accounting. The Successor Period includes the accounts of Loar Holdings, LLC and its subsidiaries. The Predecessor Period includes the accounts of Loar Group Inc. Intercompany accounts and transactions between consolidated entities have been eliminated.

(a)	Represents the write-off of unamortized debt issuance costs associated with the extinguishment of debt.
(b)	Represents foreign exchange gains related to an overseas distribution center.
(c)	Represents insurance proceeds on property losses.
(d)	Represents accounting adjustments to inventory associated with acquisitions of businesses that were charged to cost of sales when inventory was sold.
(e)

Amounts represent income or losses not related to operations. The impact for the year ended December 31, 2021 represented certain long-lived asset write-offs of $1.4 million, partially offset by a government grant of $1.0 million. The impact for the year ended December 31, 2020 represented a government grant and a gain on sale of assets of $1.0 million and $0.7 million, respectively. The impact for the year ended December 31, 2018 is primarily attributable to contingent consideration payments for performance targets achieved post-acquisition. The impact for the 10 months ended October 1, 2017 represented an impairment of certain long-lived assets.

The impact for the year ended December 31, 2016 represented a reversal of accrued contingency consideration related to unmet performance targets post-acquisition.
(f)	Represents transaction-related costs for acquisitions comprising deal fees, legal, financial and tax due diligence expenses, and valuation costs that are required to be expensed as incurred.
(g)	Represents the non-cash compensation expense recognized by the Company for restricted equity unit awards.
(h)	Represents costs incurred to integrate acquired businesses and product lines into Loar’s operations, facility relocation costs and other acquisition-related costs.
(i)

Represents incremental costs related to the pandemic that are not expected to recur once the pandemic dissipates and are clearly separable from normal operations (for example, additional cleaning and disinfecting of facilities by contractors above and beyond normal requirements and COVID sick pay).

(j)	Management service agreement fees and expenses paid to former owner.

	As of September 30, 2024		As of December 31, 2023
	Actual (unaudited)	As Adjusted(2) (unaudited)	Actual (audited)
Balance Sheet Data (in thousands):
Cash and cash equivalents	$55,179	$55,179	$21,489
Total assets	1,472,047	1,472,047	1,050,445
Total liabilities	702,233	390,506	632,304
Stockholders’ equity	769,814	1,081,541	—
Member’s equity	—	—	418,141

(2)

Reflects our sale of 3,852,500 shares of common stock in this offering, after deducting the underwriting discount and estimated offering expenses payable by us and the application of the net proceeds of this offering as set forth under “Use of Proceeds.” See “Capitalization.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks and uncertainties described below, together with the other information contained in this prospectus, including in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our audited financial statements and the related notes. These material risks and uncertainties could negatively affect our business and financial condition and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently believe are immaterial, also may impair our business operations and financial condition. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Strategy

Our business focuses almost exclusively on the aerospace and defense industry.

During a prolonged period of significant market disruption in the aerospace and defense industry, such as the adverse impact the COVID-19 pandemic had on the commercial aerospace market, and other macroeconomic factors such as when recessions occur, our business may be disproportionately impacted compared to companies that are more diversified in the industries they serve. A more diversified company with significant sales and earnings derived from outside the aerospace and defense sector may be able to recover more quickly from significant market disruptions.

We rely heavily on certain customers for a significant portion of our sales.

Our customers are concentrated in the aerospace industry. Our two largest customers accounted for approximately 24% of net sales during the year ended December 31, 2023. A material reduction in purchasing by one of our larger customers for any reason, including, but not limited to, general economic or aerospace market downturn, decreased production, strike, or resourcing, or the COVID-19 pandemic could have a material adverse effect on results of operations, financial position and cash flows.

We have in the past consummated acquisitions and intend to continue to pursue acquisitions. Our business may be adversely affected if we cannot consummate acquisitions on satisfactory terms, or if we cannot effectively integrate acquired operations.

A significant portion of our growth has occurred through acquisitions. Any future growth through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favorable prices and upon advantageous terms and conditions. We intend to pursue acquisitions that we believe present opportunities consistent with our overall business strategy. However, we may not be able to find suitable acquisition candidates to purchase or may be unable to acquire desired businesses or assets on acceptable terms or at all, including due to a failure to receive necessary regulatory approvals. In addition, we may not be able to raise the capital necessary to fund future acquisitions. Because we may actively pursue a number of opportunities simultaneously, we may encounter unforeseen expenses, complications and delays, including regulatory complications or difficulties in employing sufficient staff and maintaining operational and management oversight.

We regularly engage in discussions with respect to potential acquisition and investment opportunities. If we consummate an acquisition, our capitalization and results of operations may change significantly. Future acquisitions could result in margin dilution and likely result in the incurrence of additional debt and an increase in interest and amortization expenses or periodic impairment charges related to goodwill and other intangible assets as well as significant charges relating to integration costs.

The businesses we acquire may not perform in accordance with expectations and our business judgments concerning the value, strengths and weaknesses of businesses acquired may prove incorrect. In addition, we may not be able to successfully integrate any business we acquire into our existing business. The successful integration of new businesses depends on our ability to manage these new businesses and bring operating and compliance standards to levels consistent with our existing businesses. Assimilating operations and products may be unexpectedly difficult. The successful integration of future acquisitions may also require substantial attention from our senior management and the management of the acquired business, which could decrease the time that they have to serve and attract customers, develop new products and services or attend to other acquisition opportunities. Additional potential risks include that we may lose key employees, customers or vendors of an acquired business, and we may become subject to preexisting liabilities and obligations of the acquired businesses.

We depend on our executive officers, senior management team and highly trained employees, and any work stoppage, difficulty hiring similar employees, or ineffective succession planning could adversely affect our business.

Because our products are highly engineered, we depend on an educated and trained workforce. Historically, substantial competition for skilled personnel in the aerospace and defense industry has existed, and we could be adversely affected by a shortage of skilled employees. We may not be able to fill new positions or vacancies created by expansion or turnover or attract and retain qualified personnel. We may not be able to continue to hire, train and retain qualified employees at current wage rates since we operate in a competitive labor market, and currently significant inflationary and other pressures on wages exist.

Although we believe that our relations with our employees are satisfactory, we may not be able to negotiate a satisfactory renewal of collective bargaining agreements, satisfy workers councils, or maintain stable employee relations. Because we strive to limit the volume of finished goods inventory, any work stoppage could materially and adversely affect our ability to provide products to our customers.

In addition, our success depends in part on our ability to attract and motivate our senior management and key employees. Achieving this objective may be difficult due to a variety of factors, including fluctuations in economic and industry conditions, competitors’ hiring practices, and the effectiveness of our compensation programs. Competition for qualified personnel can be intense. If we are unable to effectively provide for the succession of key personnel, senior management and our executive officers, our business, results of operations, cash flows and financial condition may be adversely affected.

Because our operations are conducted through our subsidiaries, we are dependent on the receipt of distributions and dividends or other payments from our subsidiaries for cash to fund our operations and expenses and future dividend payments, if any.

Our operations are conducted through our subsidiaries. As a result, our ability to make future dividend payments, if any, is dependent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings and other business considerations and may be subject to statutory or contractual restrictions. We do not expect to declare or pay dividends on our common stock for the foreseeable future; however, if we determine in the future to pay dividends on our common stock, the agreements governing our outstanding indebtedness significantly restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us.

We may need to raise additional capital, and we cannot be sure that additional financing will be available.

To satisfy existing obligations and support the development of our business, we depend on our ability to generate cash flow from operations and to borrow funds. We may require additional financing for liquidity, capital requirements or growth initiatives. We may not be able to obtain financing on terms and at interest rates that are favorable to us or at all. Any inability by us to obtain financing in the future could have a material adverse effect on our business, financial position, results of operations and cash flows.

In addition, if we were to undertake a substantial acquisition for cash, the acquisition would likely need to be financed in part through additional financing from banks, through offerings of debt or equity securities or through other arrangements. Such acquisition financing might increase our net loss and net loss margin, or decrease our net income, EBITDA, Adjusted EBITDA, net income margin and Adjusted EBITDA Margin and adversely affect our leverage. We cannot assure you that the necessary acquisition financing would be available to us on acceptable terms if and when required.

Our business may be adversely affected by changes in budgetary priorities of the U.S. Government.

Because a significant percentage of our revenue is derived either directly or indirectly from contracts with the U.S. Government, changes in federal government budgetary priorities could directly affect our financial performance. A significant decline in government expenditures, a shift of expenditures away from programs that we support or a change in federal government contracting policies could cause federal government agencies to reduce their purchases under contracts, to exercise their right to terminate contracts at any time without penalty or not to exercise options to renew contracts, any of which could result in decreased sales of our products.

We generally do not have guaranteed future sales of our products. Further, when we enter into fixed price contracts with some of our customers, we take the risk for cost overruns.

As is customary in our business, we do not generally have long-term contracts with most of our aftermarket customers and, therefore, do not have guaranteed future sales. Although we have long-term contracts with many of our OEM customers, many of those customers may terminate the contracts on short notice and, in most cases, our customers have not committed to buy any minimum quantity of our products. In addition, in certain cases, we must anticipate the future volume of orders based upon the historic purchasing patterns of customers and upon our discussions with customers as to their anticipated future requirements, and this anticipated future volume of orders may not materialize, which could result in excess inventory, inventory write- downs, or lower margins.

We also have entered into multi-year, fixed-price contracts with some of our customers, pursuant to which we have agreed to perform the work for a fixed price and, accordingly, realize all the benefit or detriment resulting from any decreases or increases in the costs of making these products. This risk is greater in a high inflationary environment. Sometimes we accept a fixed-price contract for a product that we have not yet produced, and this increases the risk of cost overruns or delays in the completion of the design and manufacturing of the product. Some of our contracts do not permit us to recover increases in raw material prices, taxes or labor costs.

Risks Related to Our Operations

Our sales to manufacturers of aircraft are cyclical, and a downturn in sales to these manufacturers may adversely affect us.

Our sales to manufacturers of large commercial aircraft, as well as manufacturers of business jets have historically experienced periodic downturns. In the past, these sales have been affected by airline profitability, which is impacted by, among other things, fuel and labor costs, price competition, interest rates, downturns in the global economy and national and international events. In addition, sales of our products to manufacturers of business jets are impacted by, among other things, downturns in the global economy. In recent years, such as in 2021 and the second half of 2020, we experienced decreased sales across the commercial OEM sector, driven primarily by the decrease in production by Boeing and Airbus related to reduced demand in the commercial aerospace industry from the COVID-19 pandemic, and airlines deferring or cancelling orders. Regulatory and quality challenges could also have an adverse impact. Downturns adversely affect our results of operations, financial position and cash flows.

Furthermore, because of the lengthy research and development cycle involved in bringing new products to market, we cannot predict the economic conditions that will exist when a new product is introduced. A reduction in capital spending in the aviation or defense industries could have a significant effect on the demand for our products, which could have an adverse effect on our financial performance or results of operations.

Our business depends on the availability and pricing of certain components and raw materials from suppliers.

Our business is affected by the price and availability of the raw materials and component parts that we use to manufacture our components. Our business, therefore, could be adversely impacted by factors affecting our suppliers (such as the destruction of our suppliers’ facilities or their distribution infrastructure, a work stoppage or strike by our suppliers’ employees or the failure of our suppliers to provide materials of the requisite quality), or by increased costs of such raw materials or components if we were unable to pass along such price increases to our customers.

We currently are experiencing supply shortages and inflationary pressures for certain components and raw materials that are important to our manufacturing process. Expected growth in the global economy may exacerbate these pressures on us and our suppliers, and we expect these supply chain challenges and cost impacts to continue for the foreseeable future. Because we strive to limit the volume of raw materials and component parts on hand, our business would be adversely affected if we were unable to obtain these raw materials and components from our suppliers in the quantities and at the times we require or on favorable terms. Although we believe in most cases that we could identify alternative suppliers, or alternative raw materials or component parts, the lengthy and expensive process to obtain aviation authority and OEM certifications for aerospace products could prevent efficient replacement of a supplier, raw material or component part.

Our operations depend on our manufacturing facilities, which are subject to physical and other risks that could disrupt production.

Our operations and those of our customers and suppliers have been and may again be subject to natural disasters, climate change-related events, pandemics or other business disruptions, which could seriously harm our results of operation and increase our costs and expenses. Some of our manufacturing facilities are located in regions that may experience earthquakes or severe weather events, such as increased storm frequency or severity in the Atlantic and fires in hotter and drier climates. These could result in potential damage to our physical assets as well as disruptions in manufacturing activities. Some of our manufacturing facilities are located in areas that may be at risk due to rising sea levels. Moreover, some of our manufacturing facilities are located in areas that could experience decreased access to water due to climate issues, including, but not limited to, our facilities in California.

We are also vulnerable to damage from other types of disasters, including power loss, fire, explosions, floods, communications failures, terrorist attacks and similar events. Disruptions could also occur due to health-related outbreaks and crises, cyber-attacks, computer or equipment malfunction (accidental or intentional), operator error or process failures. Should insurance or other risk transfer mechanisms, such as our existing disaster recovery and business continuity plans, be insufficient to recover all costs, we could experience a material adverse effect on our business, results of operations, financial position and cash flows.

Our business may be adversely affected if we were to lose our government or industry approvals, if more stringent government regulations were enacted or if industry oversight were to increase.

The aerospace industry is highly regulated in the U.S. and in other countries. In order to sell our products, we and the products we manufacture must be certified by the FAA, the DOD and similar agencies in foreign countries and by individual manufacturers. If new and more stringent government regulations are adopted or if industry oversight increases, we might incur significant expenses to comply with any new regulations or heightened industry oversight. In addition, if any existing material authorizations or approvals were revoked or suspended, our business would be adversely affected.

We are at times required to obtain approval to export our products from U.S. Government agencies and similar agencies elsewhere in the world. U.S. laws and regulations applicable to us include the Arms Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations (“EAR”) and the sanctions administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). EAR restricts the export of commercial and dual-use products and technical data to certain countries, while ITAR restricts the export of defense products, technical data and defense services.

Failure to obtain approval to export, or a determination by the U.S. Government or similar agencies elsewhere in the world from which we failed to receive required approvals or licenses, could eliminate or restrict our ability to sell our products outside the United States or another country of origin, and the penalties that could be imposed by the U.S. Government or other applicable government for failure to comply with these laws could be significant.

Our commercial business is sensitive to the number of flight hours that our customers’ planes spend aloft, the size and age of the worldwide aircraft fleet and our customers’ profitability. These items are, in turn, affected by general economic and geopolitical and other worldwide conditions.

Our commercial business is directly affected by, among other factors, changes in RPKs, the size and age of the worldwide aircraft fleet, the percentage of the fleet that is out-of-warranty and changes in the profitability of the commercial airline industry. RPKs and airline profitability have historically been correlated with the general economic environment, although national and international events also play a key role. For example, in addition to the COVID-19 pandemic and the adverse impact it had on the airline industry, past examples in which the airline industry has been negatively affected include downturns in the global economy, higher fuel prices, increased security concerns among airline customers following the events of September 11, 2001, the Severe Acute Respiratory Syndrome (also known as “SARS”) epidemic, and conflicts abroad. Future geopolitical or other worldwide events, such as war, terrorist acts, or additional worldwide infectious disease outbreaks could also impact our customers and our sales to them.

In addition, global market and economic conditions have been challenging due to turbulence in the U.S. and international markets and economies and have prolonged declines in business and consumer spending. As a result of the substantial reduction in airline traffic resulting from the aforementioned events, the airline industry incurred large losses and financial difficulties. Some carriers parked or retired a portion of their fleets and reduced workforces and flights. During periods of reduced airline profitability, some airlines may delay purchases of spare parts, preferring instead to deplete existing inventories, and delay refurbishments and discretionary spending. If demand for spare parts decreases, there would be a decrease in demand for certain products. An adverse change in demand would impact our results of operations, collection of accounts receivable and our expected cash flow generation from current and acquired businesses which may adversely impact our financial condition and access to capital markets.

Technology failures or cyber security breaches or other unauthorized access to our information technology systems or sensitive or proprietary information could have an adverse effect on the Company’s business and operations.

We rely on information technology systems to process, transmit, store, and protect electronic information. For example, a significant portion of the communications between our personnel, customers, suppliers and vendors depends on information technology and we rely on access to such information systems for our operations. Additionally, we rely on third-party service vendors to execute certain business processes and maintain certain information technology systems and infrastructure. The security measures in place may not prevent disruptions, failures, computer viruses or other malicious codes, malware or ransomware incidents, unauthorized access attempts, theft of intellectual property, trade secrets, or other corporate assets, denial of service attacks, phishing, hacking by common hackers, criminal groups or nation-state organizations or social activist (“hacktivist”) organizations, and other cyber-attacks or other privacy or security breaches in the information technology, phone systems or other systems (whether due to third-party action, bugs or vulnerabilities, physical break-ins, employee error, malfeasance or otherwise) of the Company, our customers or third parties, which could adversely affect our communications and business operations. Further, events such as natural disasters, fires, power outages, systems failures, telecommunications failures, employee error or malfeasance or other catastrophic events could similarly cause interruptions, disruptions or shutdowns, or exacerbate the risk of the failures described above. These risks may be increased as more employees work from home. We may not have the resources or technical sophistication to anticipate, prevent or detect rapidly evolving types of cyber-attacks and other security risks. Attacks may be targeted at us, our customers, suppliers or vendors, or others who have entrusted us with information. To date, the Company has not experienced any material impact to the business or operations resulting from information or cybersecurity attacks. However, because of the frequently changing attack techniques, along with the increased volume, persistence and sophistication of the attacks, the Company may be adversely impacted in the future. Because such techniques change frequently or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement sufficient control measures to defend against these techniques. Once a security incident is identified, we may be unable to remediate or otherwise respond to such an incident in a timely manner. While the Company has policies and procedures in place, including system monitoring and data back-up processes to prevent or mitigate the effects of these potential disruptions or breaches, security breaches and other disruptions to information technology systems could interfere with our operations. Any failure to maintain, or disruption to, our information technology systems, whether as a result of cybersecurity attacks or otherwise, could damage our reputation, subject the Company to legal claims and proceedings or remedial actions, create risks of violations of data privacy laws and regulations, and cause us to incur substantial additional costs. Existing or emerging threats may have an adverse impact on our systems or communications networks and, further, technological enhancements to prevent business interruptions could require increased spending. Furthermore, security breaches pose a risk to confidential data and intellectual property, which could result in damage to our competitiveness and reputation. The costs, potential monetary damages, and operational consequences of responding to cyber incidents and implementing remediation measures may not be covered by any insurance that we may carry from time to time. We cannot predict the degree of any impact that increased monitoring, assessing, or reporting of cybersecurity matters would have on operations, financial conditions and results.

Additionally, in connection with our global operations, we, from time to time, transmit data across national borders to conduct our business and, consequently, are subject to a variety of laws and regulations regarding privacy, data protection, and data security, including those related to the collection, processing, storage, handling, use, disclosure, transfer, and security of personal data, including the European Union General Data Protection Regulation, Personal Information Protection Law in China and similar regulations in states within the United States and in countries around the world. Our efforts to comply with privacy and data protection laws may impose significant costs and challenges that are likely to increase over time.

From time to time, we may implement new technology systems or replace and/or upgrade our current information technology systems. These upgrades or replacements may not improve our productivity to the levels anticipated and may subject us to inherent costs and risks associated with implementing, replacing, and updating these systems, including potential disruption of our internal control structure, substantial capital expenditures, demands on management time and other risks of delays or difficulties in transitioning to new systems or of integrating new systems into other existing systems.

Technology failures or cyber security breaches or other unauthorized access to information technology systems of our customers, suppliers or vendors could have an adverse effect on the Company’s business and operations.

We rely on direct electronic interfaces with some of our key customers, suppliers and vendors. Cyber security breaches or technology failures at our customers could result in changes to timing and volume of orders. Additionally cyber security breaches or technology failures at our suppliers or vendors could impact the timing or availability of key materials that could negatively impact our ability to deliver products to our customers.

We could incur substantial costs as a result of data protection concerns.

The interpretation and application of data protection laws in the U.S. and Europe, including, but not limited to, the General Data Protection Regulation (the “GDPR”) and the California Consumer Privacy Act (the “CCPA”), and elsewhere are uncertain and evolving. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. Complying with these various laws is difficult and could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business. Further, although we have implemented internal controls and procedures designed to ensure compliance with the GDPR, CCPA and other privacy-related laws, rules and regulations (collectively, the “Data Protection Laws”), our controls and procedures may not enable us to be fully compliant with all Data Protection Laws.

Our inability to adequately enforce and protect our intellectual property or defend against assertions of infringement could prevent or restrict our ability to compete.

We rely on patents, trademarks, trade secrets and proprietary knowledge and technology, both internally developed and acquired, in order to maintain a competitive advantage. Our inability to protect and defend against the unauthorized use of these rights and assets could have an adverse effect on our results of operations and financial condition. Our proprietary rights in the United States or abroad may not be adequate and others may develop technologies similar or superior to our technology or design around our proprietary rights. Litigation may be necessary to protect our intellectual property rights or defend against claims of infringement. This litigation could result in significant costs and divert our management’s focus away from operations.

Price inflation for labor and materials, further exacerbated by the Russian invasion of Ukraine, could adversely affect our business, results of operations and financial condition.

We generally experienced price inflation in our costs for labor and materials, such as aluminum, nickel, and titanium during the years 2022 and 2023, which adversely affected our business, results of operations and financial condition. We may not be able to pass through inflationary cost increases under our existing fixed-price contracts. Our ability to raise prices to reflect increased costs may be limited by competitive conditions in the market for our products and services. Russia’s invasion of Ukraine, and prolonged conflict there, as well as the conflict between Israel and Hamas may result in increased inflation, escalating energy and commodity prices and increasing costs of materials. We continue to work to mitigate such pressures on our business operations as they develop. To the extent the war in Ukraine and the conflict between Israel and Hamas adversely affect our business as discussed above, it may also have the effect of heightening many of the other risks described herein, such as those relating to cybersecurity, supply chain, volatility in prices and market conditions, any of which could negatively affect our business and financial condition.

U.S. military spending is dependent upon the U.S. defense budget.

A significant portion of our net sales is generated from the military aerospace market. The military and defense market is significantly dependent upon government budget trends, particularly the DOD budget. In addition to normal business risks, our supply of products to the U.S. Government is subject to unique risks largely beyond our control. DOD budgets could be negatively impacted by several factors, including, but not limited to, a change in defense spending policy as a result of the presidential election or otherwise, the U.S. Government’s budget deficits, spending priorities (for example, shifting funds to efforts to combat the impact of the pandemic or efforts to assist Ukraine in the Russia and Ukraine conflict), the cost of sustaining the U.S. military presence internationally, possible political pressure to reduce U.S. Government military spending and the ability of the U.S. government to enact appropriations bills and other relevant legislation, each of which could cause the DOD budget to remain unchanged or to decline. In recent years, the U.S. Government has been unable to complete its budget process before the end of its fiscal year, resulting in both governmental shutdowns and continuing resolutions providing only enough funds for U.S. Government agencies to continue operating at prior-year levels. Further, if the U.S. government debt ceiling is not raised and the national debt reaches the statutory debt ceiling, the U.S. government could default on its debts. A significant decline in U.S. military expenditures could result in a reduction in the amount of our products sold to the various agencies and buying organizations of the U.S. Government.

Contracting in the defense industry is subject to significant regulation, including rules related to bidding, billing and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment.

Like all government contractors, we are subject to risks associated with this contracting. These risks include the potential for substantial civil and criminal fines and penalties. These fines and penalties could be imposed for failing to follow procurement integrity and bidding rules, employing improper billing practices or otherwise failing to follow cost accounting standards, receiving or paying kickbacks or filing false claims. We have been, and expect to continue to be, subjected to audits and investigations by government agencies. The failure to comply with the terms of our government contracts could harm our business reputation, which could significantly reduce our sales and earnings. It could also result in our suspension or debarment from future government contracts, which would adversely affect our business, financial condition, results of operations, and cash flows.

We are subject to certain unique business risks as a result of supplying equipment to the U.S. Government.

Companies engaged in supplying defense-related equipment and services to U.S. Government agencies, whether through direct contracts with the U.S. Government or as a subcontractor to customers contracting with the U.S. Government, are subject to business risks specific to the defense industry. These risks include the ability of the U.S. Government to unilaterally:

•	suspend us from receiving new contracts based on alleged violations of procurement laws or regulations;

•	terminate existing contracts;

•	revoke required security clearances;

•	reduce the value of existing contracts; and

•	audit our contract-related costs and fees, including allocated indirect costs.

U.S. Government contracts can be terminated by the U.S. Government at its convenience without significant notice. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on the work completed prior to termination.

For contracts for which the price is based on cost, the U.S. Government may review our costs and performance, as well as our accounting and general business practices. Based on the results of such audits, the U.S. Government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, under U.S. Government purchasing regulations, some of our costs, including most financing costs, amortization of intangible assets, portions of research and development costs, and certain marketing expenses may not be subject to reimbursement.

If a government inquiry or investigation uncovers improper or illegal activities, we could be subject to civil or criminal penalties or administrative sanctions, including contract termination, fines, forfeiture of fees, suspension of payment and suspension or debarment from doing business with U.S. Government agencies, any of which could materially adversely affect our reputation, business, financial condition, results of operations and cash flows.

Moreover, U.S. Government purchasing regulations contain a number of operational requirements that apply to entities engaged in government contracting. Failure to comply with such government contracting requirements could result in civil and criminal penalties that could have a material adverse effect on the Company’s results of operations.

Our operations outside of the United States are subject to additional risks.

Our net sales to foreign customers were approximately $104 million for the year ended December 31, 2023, which represent approximately 33% of our total net sales. A number of risks inherent in international operations could have a material adverse effect on our results of operations, including global health crises, change in trade policies, tariff regulation, difficulties in obtaining export and import licenses, the risk of government financed competition, currency fluctuations, sanctions and war. See “—Risks Related to Financial Matters—Tariffs on certain imports to the United States and other potential changes to U.S. tariff and import/ export regulations may have a negative effect on global economic conditions and our business, financial results and financial condition.” In addition, if the laws regarding the repatriation of funds were to change in ways we do not currently expect, we may incur foreign taxes to repatriate these funds, which would reduce the net amount ultimately available to us. See “—Risks Related to Financial Matters—We may be subject to risks relating to changes in our tax rates or exposure to additional income tax liabilities.”

Issues with the global supply chain can also arise due to some of the aforementioned risks, as well as the availability and cost of raw materials to suppliers, merchandise quality or safety issues, shipping and transport availability and cost, increases in wage rates and taxes, transport security, inflation and other factors relating to the suppliers and the countries in which they are located or from which they import. Such issues are often beyond our control and could adversely affect our operations and profitability. Furthermore, the Company is subject to laws and regulations, such as the Foreign Corrupt Practices Act, UK Bribery Act and similar local anti-bribery laws, which generally prohibit companies and their employees, agents and contractors from making improper payments for the purpose of obtaining or retaining business. Failure to comply with these laws could subject the Company to civil and criminal penalties that could materially adversely affect the Company’s results of operations, financial position and cash flows.

We are monitoring the ongoing conflict between Russia and Ukraine and the related export controls and financial and economic sanctions imposed on certain industry sectors, including the aviation sector, and parties in Russia by the U.S., the UK, the European Union and others, as well as the conflict between Israel and Hamas. Although these conflicts have not resulted in a direct material adverse impact on our business to date, the implications of the Russia and Ukraine conflict and the Israel and Hamas conflict in the short-term and long-term are difficult to predict at this time. Factors such as increased energy costs, increased freight costs, the availability of certain raw materials for aircraft manufacturers, embargoes on flights from Russian airlines, sanctions on Russian companies, and the stability of Ukrainian customers could impact the global economy and aviation sector.

We face significant competition.

We operate in a highly competitive global industry. Competitors in our product lines are both U.S. and foreign companies and range in size from divisions of large public corporations to small privately-held entities. Our ability to compete depends on high product performance, consistent high quality, short lead time and timely delivery, competitive pricing, superior customer service and support and continued certification under customer quality requirements and assurance programs.

If we are unable to adapt to technological change, demand for our products may be reduced.

The technologies related to our products have undergone, and in the future may undergo, significant changes. To succeed in the future, we must continue to design, develop, manufacture, assemble, test, market and support new products and enhancements, and we may not be able to do so successfully, if at all, or on a timely, cost effective, or repeatable basis. Our competitors may develop technologies and products that are more effective than those we develop or that render our technology and products obsolete or noncompetitive. Furthermore, our products could become unmarketable if new industry standards emerge. We may need to modify our products significantly in the future to remain competitive, and new products we introduce may not be accepted by our customers.

Regulations designed to address climate change may result in additional compliance costs.

Our operations and the products we sell are currently subject to rules limiting emissions and to other climate-related regulations in certain jurisdictions where we operate. The increased prevalence of global climate change concerns may result in new regulations that may negatively impact us, our suppliers and customers. We are continuing to evaluate short-, medium- and long-term risks related to climate change. We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist. Compliance with any new or more stringent laws or regulations, or stricter interpretations of existing laws, could require additional expenditures by us or our suppliers, in which case, the costs of raw materials and component parts could increase.

Regulation that would have a material adverse impact on air travel could, in turn, have a material adverse impact on our business. Given the political significance and uncertainty around these issues, we cannot predict how legislation, regulation, and increased awareness of these issues will affect our operations and financial condition.

Failure to maintain a level of corporate social responsibility could damage our reputation and could adversely affect our business, financial condition or results of operations.

In light of evolving expectations around corporate social responsibility, our reputation could be adversely impacted by a failure (or perceived failure) to maintain a level of corporate social responsibility. In today’s environment, an allegation or perception regarding quality, safety, or corporate social responsibility can negatively impact our reputation. This may include, without limitation: failure to maintain certain ethical, social and environmental practices for our operations and activities, or failure to require our suppliers or other third parties to do so; our environmental impact, including our impact on the environment, greenhouse gas emissions and climate-related risks, renewable energy, water stewardship and waste management; responsible sourcing in our supply chain; the practices of our employees, agents, customers, suppliers, or other third parties (including others in our industry) with respect to any of the foregoing, actual or perceived; the failure to be perceived as appropriately addressing matters of social responsibility, including matters related to diversity, equality and inclusion; consumer perception of statements made by us, our employees and executives, agents, customers, suppliers, or other third parties (including others in our industry); or our responses to any of the foregoing. A number of our customers have adopted, or may adopt, procurement policies that include social and environmental responsibility provisions or requirements that their suppliers should comply with, or they may seek to include such provisions or requirements in their procurement terms and conditions. An increasing number of investors are also requiring companies to disclose corporate, social and environmental policies, practices and metrics. If we are unable to comply with, or are unable to cause our suppliers to comply with such policies, or meet the requirements of our customers and investors, a customer may stop purchasing products from us or an investor may sell their shares, and may take legal action against us, which could harm our reputation, revenue and results of operations. Further, we may be subject to rulemaking regarding corporate social responsibility and/or disclosure, as public awareness and focus on social and environmental issues has led to legislative and regulatory efforts to impose increased regulations and require further disclosure. As a result, we may become subject to new or more stringent regulations, legislation or other governmental requirements, customer requirements or industry standards and/or an increased demand to meet voluntary criteria related to such matters. Increased regulations, customer requirements or industry standards, including around climate change concerns, could subject us to additional costs and restrictions and require us to make certain changes to our manufacturing practices and/or product designs, which could negatively impact our business, results of operations, financial condition and competitive position.

Negative publicity could damage our brand reputation, particularly at the subsidiary level, and negatively impact our revenue and results of operations.

To continue to be successful, we must continue to preserve, grow and capitalize on the value of our brand in the marketplace. Reputational value is based in large part on perceptions of subjective qualities. Even an isolated incident, such as a high-profile product recall, or the aggregate effect of individually insignificant incidents, can erode trust and confidence, particularly if such incident or incidents result in adverse publicity, governmental investigations or litigation, and as a result, could tarnish our brand and lead to a material adverse effect on our business, financial position, results of operations and cash flows.

In particular, product quality issues could negatively impact customer confidence in our brands and our products. If our product offerings do not meet applicable safety standards or customers’ expectations regarding safety or quality, or are alleged to have quality issues or to have caused personal injury or other damage, we could experience lower revenue and increased costs and be exposed to legal, financial and reputational risks, as well as governmental enforcement actions. In addition, actual, potential or perceived product safety concerns could result in costly product recalls.

Risks Related to Legal and Regulatory Matters

We could incur substantial costs as a result of violations of or liabilities under environmental laws and regulations.

Our operations and facilities are subject to a number of federal, state, local and foreign environmental laws and regulations that govern, among other things, discharges of pollutants into the air and water, the generation, handling, storage and disposal of hazardous materials and wastes, the remediation of contamination and the health and safety of our employees. Environmental laws and regulations may require that the Company investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations.

Estimates of the Company’s environmental liabilities are based on current facts, laws, regulations and technology. These estimates take into consideration the Company’s prior experience and professional judgment of the Company’s environmental advisors. Estimates of the Company’s environmental liabilities are further subject to uncertainties regarding the nature and extent of site contamination, the range of remediation alternatives available, evolving remediation standards, including changes in law and regulation, imprecise engineering evaluations and cost estimates, the extent of corrective actions that may be required and the number and financial condition of other potentially responsible parties, as well as the extent of their responsibility for the remediation.

The Company recorded an environmental liability in connection with its acquisition of AGC Acquisition LLC, for which it is not entitled to any third-party recoveries. The facilities acquired as a part of the acquisition entered into the state of Connecticut’s voluntary remediation program in 2009 for environmental remediation of certain known contaminants. The Company had an independent third-party evaluation of the facilities to determine the potential range of costs for remediation of the site. The balance of the environmental liability at September 30, 2024, was $0.3 million.

Accordingly, as investigations and remediations proceed, it is likely that adjustments in the Company’s accruals will be necessary to reflect new information. The amounts of any such adjustments could have a material adverse effect on the Company’s results of operations or cash flows in a given period.

We may be subject to periodic litigation and regulatory proceedings, which may adversely affect our business and financial performance.

From time to time, we are involved in lawsuits and regulatory actions brought or threatened against us in the ordinary course of business. These actions and proceedings may involve claims for, among other things, compensation for alleged personal injury, workers’ compensation, employment discrimination, or breach of contract. In addition, we may be subject to class action lawsuits, including those involving allegations of violations of consumer product statutes or the Fair Labor Standards Act and state wage and hour laws. Due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate outcome of any such actions or proceedings. The outcome of litigation, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify, as plaintiffs may seek recovery of very large or indeterminate amounts in these types of lawsuits, and the magnitude of the potential loss may remain unknown for substantial periods of time. In addition, plaintiffs in many types of actions may seek punitive damages, civil penalties, consequential damages or other losses, or injunctive or declaratory relief. These proceedings could result in substantial cost and may require us to devote substantial resources to defend ourselves. The ultimate resolution of these matters through settlement, mediation, or court judgment could have a material impact on our financial condition, results of operations, and cash flows.

We could be adversely affected if one of our products causes an aircraft to crash.

Our operations expose us to potential liabilities for personal injury or death as a result of the failure of an aircraft product that we have designed, manufactured or serviced. While we maintain liability insurance to protect us from future product liability claims, in the event of product liability claims, our insurers may attempt to deny coverage or any coverage we have may not be adequate. We also may not be able to maintain insurance coverage in the future at an acceptable cost. Any liability not covered by insurance or for which third-party indemnification is not available could result in significant liability to us.

In addition, a crash caused by one of our products could damage our reputation for quality products. We believe our customers consider safety and reliability as key criteria in selecting a provider of aircraft products. If a crash were to be caused by one of our products, or if we were to otherwise fail to maintain a satisfactory record of safety and reliability, our ability to retain and attract customers may be materially adversely affected.

Risks Related to Financial Matters

Tariffs on certain imports to the United States and other potential changes to U.S. tariff and import/export regulations may have a negative effect on global economic conditions and our business, financial results and financial condition.

We are subject to tariffs on imports of steel and aluminum into the United States. As the implementation of tariffs is ongoing, more tariffs may be added in the future. While any steel and aluminum we use in our products is produced primarily in North America, the tariffs may provide domestic steel and aluminum producers the flexibility to increase their prices, at least to a level where their products would still be priced below foreign competitors once the tariffs are taken into account. These tariffs could have an adverse impact on our financial results, which include, but are not limited to, products we sell that include steel and aluminum, and if we are unable to pass such price increases through to our customers, it would likely increase our cost of sales and, as a result, decrease our gross margins, operating income and net income. In addition, since 2018, the U.S. and China have imposed tariffs on each other’s imports. Certain aircraft parts and components that manufacturers of large commercial aircraft procure are subject to these tariffs. Overall, the U.S.-China trade relationship remains stalled as economic and national security concerns continue to be a challenge. China is a significant market for commercial aircraft. To date, the impact of the tariffs has not been material to the Company.

In response to the tariffs, a number of other countries are threatening to impose tariffs on U.S. imports, which, if implemented, could increase the price of our products in these countries and may result in our customers looking to alternative sources for our products. This would result in decreased sales, which could have a negative impact on our net income and financial condition. Any of these factors could depress economic activity and restrict our access to suppliers or customers and have a material adverse effect on our business, financial condition and results of operations.

Our financial results of operations could be adversely affected by impairment of our goodwill or other intangible assets.

When we acquire a business, we record goodwill equal to the excess of the amount we pay for the business, including liabilities assumed, over the fair value of the tangible and identifiable intangible assets of the business we acquire. Goodwill and other intangible assets that have indefinite useful lives must be evaluated at least annually for impairment. The specific guidance for testing goodwill and other non-amortized intangible assets for impairment requires management to make certain estimates and assumptions when allocating goodwill to reporting units and determining the fair value of reporting unit net assets and liabilities, including, among other things, an assessment of market conditions, projected cash flows, investment rates, cost of capital and growth rates, which could significantly impact the reported value of goodwill and other intangible assets. Changes in our estimates and assumptions could adversely impact projected cash flows and the fair value of reporting units. Fair value is generally determined using a combination of the discounted cashflow, market multiple and market capitalization valuation approaches. Absent any impairment indicators, we generally perform our evaluations annually in the fourth quarter, using available forecast information.

Mergers and acquisitions have resulted in significant increases in identifiable intangible assets and goodwill. Identifiable intangible assets, which primarily include customer relationships, contract backlog, tradename, technology and favorable leases, were approximately $447 million as of September 30, 2024, net of accumulated amortization. Goodwill recognized in accounting for the mergers and acquisitions was approximately $692 million as of September 30, 2024. We may never realize the full value of our identifiable intangible assets and goodwill. If at any time we determine an impairment has occurred, we are required to reflect the reduction in value as an expense within operating income, resulting in a reduction of earnings and a corresponding reduction in our net asset value in the period such impairment is identified.

We may be subject to risks relating to changes in our tax rates or exposure to additional income tax liabilities.

We are subject to income taxes in the U.S., Germany and the United Kingdom. The Company’s domestic and international tax liabilities are dependent upon the location of earnings among these different jurisdictions. The Company’s future results of operations could be adversely affected by changes in the Company’s effective tax rate as a result of changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets, challenges by tax authorities or changes in tax laws or regulations. In addition, the amount of income taxes paid by the Company is subject to ongoing audits by U.S. federal, state and local tax authorities and by non-U.S. tax authorities. If these audits result in assessments different from amounts reserved, future financial results may include unfavorable adjustments to the Company’s tax liabilities, which could have a material adverse effect on the Company’s results of operations.

General Risks

We face risks related to health pandemics, epidemics, outbreaks and other public health crises, such as the COVID-19 pandemic.

A significant public health crisis, such as the COVID-19 pandemic, could cause an adverse impact on our employees, operations, supply chain and distribution system, and have a long-term impact on our business. Numerous uncertainties have risen from the public health crises in the past, including resurgences and the emergence and spread of variants, actions that may be taken by governmental authorities in response to public health crises, the efficacy and public acceptance of vaccines, and unintended consequences of the foregoing. Our ability to predict and respond to future changes resulting from potential health crises is uncertain. Even after a public health crisis subsides, there may be long-term effects on our business practices and customers in economies in which we operate that could severely disrupt our operations and could have a material adverse effect on our business, results of operations, cash flows and financial condition.

The commercial aerospace industry, in particular, has been significantly disrupted, both domestically and internationally, by the COVID-19 pandemic, which resulted in governments around the world implementing stringent measures to help control the spread of the virus, including quarantines, “shelter in place” and “stay at home” orders, travel restrictions, business curtailments and other measures. As a result, demand for travel declined at a rapid pace beginning in the second half of 2020. If another public health crisis were to arise in the future, it may cause similar disruptions.

The recent COVID-19 pandemic has also disrupted the global supply chain and availability of raw materials, particularly electronic parts. The disruption in the supply chain has resulted in increased freight costs, raw material costs and labor costs from the ongoing inflationary environment. Our business has been adversely affected and could continue to be adversely affected by disruptions in our ability to timely obtain raw materials and components from our suppliers in the quantities we require or on favorable terms. Although we believe in most cases that we could identify alternative suppliers, or alternative raw materials or component parts, the lengthy and expensive aviation authority and OEM certification processes associated with aerospace products could prevent efficient replacement of a supplier, raw material or component part. We will continue to evaluate the nature and extent to which a public health crisis, such as the COVID-19 pandemic, would impact our business, supply chain, consolidated results of operations, financial condition, and liquidity.

Our stock price may be volatile, and an investment in our common stock could suffer a decline in value.

There has been significant volatility in the market price and trading volume of equity securities, which is unrelated to the operating performance of the companies issuing the securities. These market fluctuations may negatively affect the market price of our common stock. Stockholders may not be able to sell their shares at or above the purchase price due to fluctuations in the market price of our common stock. Such changes could be caused by changes in our operating performance or prospects, including possible changes due to the cyclical nature of the aerospace industry and other factors such as fluctuations in OEM and aftermarket ordering, which could cause short-term swings in profit margins. Or such changes could be unrelated to our operating performance, such as changes in market conditions affecting the stock market generally or the stocks of aerospace companies or changes in the outlook for our common stock, such as changes to or the confidence in our business strategy, changes to or confidence in our management, or expectations for future growth of the Company. Global health crises such as the COVID-19 pandemic could also cause significant volatility in the market price.

Our future operating results will be impacted by changes in global economic and political conditions.

Our future operating results and liquidity are expected to be impacted by changes in general economic and political conditions that may affect, among other things, the following:

•

The availability of credit and our ability to obtain additional or renewed bank financing, the lack of which could have a material adverse impact on our business, financial condition and results of operations and may limit our ability to invest in capital projects and planned expansions or to fully execute our business strategy;

•	Market rates of interest, any increase in which would increase the interest payable on some of our borrowings and adversely impact our cash flow;

•

Inflation, which has caused our suppliers to raise prices that we may not be able to pass on to our customers, which could adversely impact our business, including competitive position, market share and margins;

•	The relationship between the U.S. dollar and other currencies, any adverse changes in which could negatively impact our financial results;

•

The ability of our customers to pay for products and services on a timely basis, any adverse change in which could negatively impact sales and cash flows and require us to increase our bad debt reserves;

•	The volume of orders we receive from our customers, any adverse change in which could result in lower operating profits as well as less absorption of fixed costs due to a decreased business base;

•	The ability of our suppliers to meet our demand requirements, maintain the pricing of their products or continue operations, any of which may require us to find and qualify new suppliers;

•

The issuance and timely receipt of necessary export approvals, licenses and authorizations from the U.S. Government, the lack or untimely receipt of which could have a material adverse effect on our business, financial condition and results of operations;

•

The political stability and leadership of countries where our customers and suppliers reside, including military activity, training and threat levels, any adverse changes in which could negatively impact our financial results, such as the effects of the ongoing war in Ukraine, which include adverse impacts on energy availability and prices, natural materials availability and pricing, sanctions, loss of company markets and financial market impacts; and

•

The volatility in equity capital markets that may continue to adversely affect the market price of our common shares, which may affect our ability to fund our business through the sale of equity securities and retain key employees through our equity compensation plans.

While general economic and political conditions have not impaired our ability to access credit markets and finance our operations to date, we may experience future adverse effects that may be material to our cash flows, competitive position, financial condition, results of operations or our ability to access capital.

We became a “controlled company” upon the listing of our shares on the New York Stock Exchange (“NYSE”) pursuant to the Voting Agreement, within the meaning of the rules of the NYSE and, qualify for exemptions from certain corporate governance requirements. Shareholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Abrams Capital, GPV Loar LLC, Dirkson Charles and Brett Milgrim directly control a majority of our voting power for election of directors pursuant to the Voting Agreement. Dirkson Charles is our President, Chief Executive Officer, Executive Co-Chairman and Director and Brett Milgrim is our Executive Co-Chairman and Director.

Under the NYSE rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and need not comply with certain requirements, including the requirement that a majority of the board of directors consist of independent directors and the requirements that our compensation and nominating and governance committees be composed entirely of independent directors. We are not utilizing and we do not intend to utilize these exemptions. However, for so long as we qualify as a “controlled company,” we will maintain the option to utilize some or all of these exemptions. If we utilize these exemptions, we may not have a majority of independent directors and our compensation and nominating and governance committees may not consist entirely of independent directors, and such committees would not be subject to annual performance evaluations. Accordingly, in the event we elect to rely on these exemptions in the future, you would not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Risks Related to Our Indebtedness

Our indebtedness, which is subject to variable interest rates, could adversely affect our financial health and could harm our ability to react to changes to our business.

We have a significant amount of indebtedness. As of September 30, 2024, after using $284.6 million of the IPO proceeds to paydown indebtedness and the borrowing of $360 million to consummate the acquisition of AAI, the outstanding principal under the Credit Agreement was approximately $611 million.

On May 10, 2024, the Credit Agreement was amended to extend the maturity date to May 10, 2030 and reduce the applicable margin based on the Company’s leverage ratio. The Company also increased the existing availability under its Delayed Draw Term Loan Commitment to $100 million, which terminates if not drawn upon by May 10, 2026. In addition, the existing revolving line of credit under the Credit Agreement was replaced with a new revolving credit commitment of $50 million. Loans outstanding under the revolving line of credit, if any, mature on May 10, 2029.

On August 26, 2024, the Credit Agreement was amended to make available to the Company an incremental term loan in an aggregate principal amount equal to $360 million for purposes of (i) paying a portion of the consideration payable by it pursuant to the terms of that certain purchase agreement (the “Purchase Agreement”) pursuant to which the Company agreed to purchase from AAI Parent all the issued and outstanding equity interests of AAI, (ii) paying fees and expenses incurred in connection with the foregoing, and (iii) otherwise to fund working capital and general corporate purposes.

Our indebtedness could have important consequences. For example, it could:

•	increase our vulnerability to general economic downturns and adverse competitive and industry conditions;

•	increase the risk we are subjected to downgrade or put on a negative watch by the ratings agencies;

•

require us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital requirements, capital expenditures, acquisitions, research and development efforts and other general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to competitors that have less debt;

•	negatively impact investors’ perception of us;

•	impact our ability to pay dividends and make other distributions or to purchase, redeem or retire capital stock; and

•

limit, along with the financial and other restrictive covenants contained in the documents governing our indebtedness, among other things, our ability to borrow additional funds, make investments and incur liens.

In addition, we may be able to incur substantial additional indebtedness in the future. As of September 30, 2024, there remained available under our Credit Agreement $100 million in a Delayed Draw Term Loans Commitment and a $50 million Revolving Line of Credit. Although our Credit Agreement contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and the indebtedness incurred in compliance with these qualifications and exceptions could be substantial. Our Credit Agreement requires the maintenance of a quarterly leverage ratio. There are also certain non-financial covenants in place limiting us, from, among other things, incurring other indebtedness, creating any liens on our properties, entering into merger or consolidation transactions, disposing of all or substantially all of our assets and payment of certain dividends and distributions. In addition, our Credit Agreement requires mandatory prepayments of the principal amount if there is excess cash flow, as defined, during a calendar year (commencing with the two-quarter period beginning on July 1, 2022 and ending December 31, 2022). A breach of any of the covenants or an inability to comply with the required leverage ratio could result in a default under our Credit Agreement.

Under our Credit Agreement, borrowings under the term loans, the Delayed Draw Term Loans and the Revolving Line of Credit may be designated as a SOFR rate loan or base rate loan at the option of the borrower. The interest rate on the SOFR rate loans accrue interest at the SOFR rate plus a margin of 4.75% or at the base rate plus a margin of 3.75% as long as the Company maintains a leverage ratio of less than 5.5 to 1. In addition, the unused portion of the revolving line of credit carries a commitment fee of 0.375%. Accordingly, if SOFR or other variable interest rates increase, our debt service expense will also increase.

Servicing our indebtedness requires a significant amount of cash. Our ability to generate cash depends on many factors, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

Our ability to make payments on and to refinance our indebtedness and to fund our operations, will depend on our ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations, and future borrowings may not be available to us under our Credit Agreement or otherwise in amounts sufficient to enable us to service our indebtedness or to fund our other liquidity needs. If we cannot service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt or seeking additional equity capital. These remedies may not be available to us on commercially reasonable terms, or at all. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting any of these alternatives.

The terms of our Credit Agreement restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

Our Credit Agreement contains a number of restrictive covenants that impose significant operating and financial restrictions on us and limit our ability to engage in acts that may be in our long-term best interests. The Credit Agreement includes covenants restricting, among other things, our ability to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	pay distributions on, redeem or repurchase our capital stock or redeem or repurchase our subordinated debt;

•	make investments;

•	sell assets;

•	enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us;

•	incur or allow to exist liens;

•	consolidate, merge or transfer all or substantially all of our assets;

•	engage in transactions with affiliates;

•	create unrestricted subsidiaries; and

•	engage in certain business activities.

A breach of any of these covenants could result in a default under the Credit Agreement. If any such default occurs, the lenders under our Credit Agreement may elect to declare all outstanding borrowings, together with accrued interest and other amounts payable thereunder, to be immediately due and payable. The lenders under our Credit Agreement also have the right in these circumstances to terminate any commitments they have to provide further borrowings. In addition, following an event of default under our Credit Agreement, the lenders will have the right to proceed against the collateral granted to them to secure the debt, which includes our available cash. If the debt under our Credit Agreement were to be accelerated, our assets may not be sufficient to repay in full our debt. In addition, the terms of any future indebtedness may be more onerous, including restrictions on our ability to acquire additional businesses or assets, or limit the size of such acquisitions.

Risks Related to This Offering and Ownership of Our Common Stock

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company,” among other exemptions, we will:

•	not be required to engage an independent registered public accounting firm to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

not be required to comply with the requirement in Public Company Accounting Oversight Board Auditing Standard 3101, The Auditor’s Report on an Audit of Financial Statements When the Auditor Expresses an Unqualified Opinion, to communicate critical audit matters in the auditor’s report;

•

be permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including in this prospectus;

•

not be required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation; or

•	not be required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes.”

In addition, the JOBS Act also permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies, meaning that we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period and, as a result, our financial statements may not be comparable with similarly situated public companies.

We will remain an “emerging growth company” until the earliest to occur of (1) our reporting of $1.235 billion or more in annual gross revenue; (2) our becoming a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) our issuance, in any three-year period, of more than $1.0 billion in non-convertible debt; and (4) the fiscal year-end following the fifth anniversary of the completion of our initial public offering, which closed on April 29, 2024.

We cannot predict if investors may find our common stock less attractive if we rely on the exemptions and relief granted by the JOBS Act. For example, if we do not adopt a new or revised accounting standard, our future results of operations may not be as comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may decline and/or become more volatile.

We will incur significant increased costs and become subject to additional regulations and requirements as a result of becoming a public company, and our management will be required to devote substantial time to new compliance matters, which could lower our profits or make it more difficult to run our business.

As a public company, we incur significant legal, regulatory, finance, accounting, investor relations, insurance and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements and costs of recruiting and retaining non-executive directors. We also have incurred and will continue to incur costs associated with the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and related rules implemented by the SEC and the NYSE. The expenses incurred by public companies for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. Our management will need to devote a substantial amount of time to ensure that we comply with all of these requirements, diverting the attention of management away from revenue-producing activities. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our Board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, and other regulatory action and potentially civil litigation.

Failure to comply with requirements to design, implement and maintain effective internal controls could have a material adverse effect on our business and stock price.

As a privately held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act (“Section 404”). As a public company, we are now subject to significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environment, and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and harm our results of operations. In addition, we will be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report following the completion of our initial public offering, which occurred on April 29, 2024. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. Once we are no longer an “emerging growth company,” our auditors will be required to issue an attestation report on the effectiveness of our internal controls on an annual basis.

In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, we may encounter problems or delays in completing the remediation of any deficiencies identified by us or our independent registered public accounting firm in connection with the issuance of their attestation report. Our testing, or the subsequent testing (if required) by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Any material weaknesses could result in a material misstatement of our annual or quarterly financial statements or disclosures that may not be prevented or detected.

We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404, or our independent registered public accounting firm may not issue an unqualified opinion. If either we are unable to conclude that we have effective internal control over financial reporting or our independent registered public accounting firm is unable to provide us with an unqualified report (to the extent it is required to issue a report), investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our common stock.

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

The market price of our common stock may be highly volatile and could be subject to wide fluctuations. You may not be able to resell your shares at or above the public offering price due to a number of factors, including those listed in “Risks Related to our Strategy” and “Risks Related to our Operations.”

Furthermore, the stock markets in general have experienced extreme volatility that, in some cases, may be unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were to become involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Your percentage ownership in our Company may be diluted by future issuances of our common stock, which could reduce your influence over matters on which stockholders vote.

After this offering, we will have approximately 391,443,929 shares of common stock authorized but unissued. Our certificate of incorporation authorizes us to issue these shares of common stock, other equity or equity-linked securities, options, and other equity awards relating to our common stock for the consideration and on the terms and conditions established by our Board in its sole discretion, whether in connection with acquisitions or otherwise. In addition, we may from time to time issue securities convertible into or exchangeable for shares of our common stock pursuant to our 2024 Plan or Inducement Awards not under the 2024 Plan to induce recipients to commence employment with us pursuant to an exemption from shareholder approval under NYSE rules. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote, and, in the case of issuances of preferred stock, would likely result in your interest in us being subject to the prior rights of holders of that preferred stock, if any.

In the future, we may also issue our common stock in connection with investments or acquisitions. The number of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

Because we have never declared or paid and we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your shares of common stock for a price greater than that which you paid for it.

We have never declared or paid and we have no current plans to pay cash dividends on our common stock. The declaration, amount, and payment of any future dividends will be at the sole discretion of our Board, and will depend on, among other things, general and economic conditions, our results of operations and financial condition, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions under our Credit Agreement and other indebtedness we may incur, and such other factors as our Board may deem relevant. See “Dividend Policy.”

As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than your purchase price.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following the completion of this offering could cause the market price for our common stock to decline.

The sale of substantial amounts of shares of our common stock in the public market after this offering, or the perception that such sales could occur, including sales by our founders, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon completion of this offering, we will have a total of 93,556,071 shares of our common stock outstanding. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144 under the Securities Act (“Rule 144”), including our directors, executive officers, and other affiliates, may be sold only in compliance with the limitations described in “Shares Eligible for Future Sale.”

After the completion of this offering, Abrams Capital, Blackstone Credit, GPV Loar LLC, our directors and executive officers and their affiliates will beneficially own shares representing approximately 76% of our outstanding common stock (or 75% if the underwriters exercise in full their option to purchase additional shares of common stock). These shares and all remaining shares that will be outstanding upon completion of this offering (other than the shares sold in this offering and the shares sold in our IPO) will be deemed restricted securities under the meaning of Rule 144 and may be sold in the public market only if registered or if they qualify for an exemption from registration, including the exemptions pursuant to Rule 144 and Rule 701 under the Securities Act. In addition, we, our executive officers, directors, and certain of our stockholders have signed lock-up agreements with the underwriters that, subject to certain customary exceptions, restrict the sale of the shares of our common stock and certain other securities held by them for 90 days following the date of this prospectus. Jefferies LLC and Morgan Stanley & Co. LLC, in their sole discretion and at any time without notice, may release all or any portion of the shares or securities subject to any such lock-up agreements. See “Underwriting (Conflicts of Interest)” for a description of these lock-up agreements.

Upon the expiration of the lock-up agreements described above, all of such shares beneficially owned by Abrams Capital, Blackstone Credit, GPV Loar LLC, our directors and executive officers and their affiliates will be eligible for resale in a public market, subject, in the case of shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144.

In addition, pursuant to the Registration Rights Agreement, certain of our existing stockholders have the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under the Securities Act. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.” By exercising their registration rights and selling a large number of shares, such existing stockholders could cause the prevailing market price of our common stock to decline. Following completion of this offering, the shares covered by registration rights would represent approximately 62% of common stock outstanding (or 61% if the underwriters exercise their option to purchase additional shares in full). Registration of any of these outstanding shares of our common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See “Shares Eligible for Future Sale.”

We have filed a Registration Statement on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our 2024 Plan, which automatically became effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market. The initial registration statement on Form S-8 covers 9,000,000 shares of common stock.

As restrictions on resale end, or if the existing stockholders exercise their registration rights, the market price of our shares of common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Anti-takeover provisions in our organizational documents and under Delaware law could delay or prevent a change of control.

Certain provisions of our organizational documents may have an anti-takeover effect and may delay, defer, or prevent a merger, acquisition, tender offer, takeover attempt, or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions provide for, among other things:

•	a classified board of directors, as a result of which our Board is divided into three classes, with each class serving for staggered three-year terms;

•	limitations on stockholder action by written consent;

•	certain limitations on convening special stockholder meetings;

•	advance notice requirements for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•	the removal of directors only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the shares of common stock entitled to vote generally in the election of directors; and

•	limitations on cumulative voting;

•	the ability of our Board to issue one or more series of preferred stock;

•	certain limitations on business combinations with interested stockholders; and

•

the required approval of at least 66 2/3% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to adopt, amend, or repeal certain provisions of our certificate of incorporation.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. See “Description of Capital Stock.”

Our Board is authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.

Our certificate of incorporation authorizes our Board, without the approval of our stockholders, to issue 1 million shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our certificate of incorporation, as shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series, and the qualifications, limitations, or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with our common stock, which may reduce its value.

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware (or if such court does not have jurisdiction, another state or the federal courts (as appropriate) located within the State of Delaware) will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees, or stockholders.

Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or (4) any other action asserting a claim against the Company or any director or officer of the Company that is governed by the internal affairs doctrine; provided that for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which there is exclusive federal or concurrent federal and state jurisdiction. Our certificate of incorporation further provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including any claims under the Securities Act and the Exchange Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rule and regulations thereunder and accordingly, we cannot be certain that a court would enforce these exclusive forum provisions. In the event a court finds any such exclusive forum provision contained in our certificate of incorporation to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition. See “Description of Capital Stock—Exclusive Forum.”

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our certificate of incorporation. while the provisions in our certificate of incorporation benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Pursuant to the Voting Agreement, Abrams Capital, GPV Loar LLC, Dirkson Charles and Brett Milgrim directly control a majority of the voting power of the shares of our common stock eligible to vote in the election of our directors, and their interests may conflict with ours or yours in the future.

Pursuant to the Voting Agreement, Abrams Capital, GPV Loar LLC, Dirkson Charles and Brett Milgrim are required to vote all of the shares of common stock owned by them in elections for directors to our board to include individuals designated by Abrams Capital, GPV Loar LLC, Dirkson Charles and Brett Milgrim. Accordingly, Abrams Capital, GPV Loar LLC, Dirkson Charles and Brett Milgrim control a majority of the voting power of the shares of our common stock eligible to vote in the election of our directors. Even if Abrams Capital, GPV Loar LLC, Dirkson Charles and Brett Milgrim collectively cease to own shares of our common stock representing a majority of the total voting power, for so long as the Voting Agreement remains in effect and Abrams Capital, GPV Loar LLC, Dirkson Charles and Brett Milgrim continue to own a significant percentage of our common stock, Abrams Capital, GPV Loar LLC, Dirkson Charles and Brett Milgrim, through their collective voting power, will still be able to significantly influence the composition of our board of directors and the approval of actions requiring stockholder approval. The Voting Agreement terminates automatically upon the earlier of (a) the 10th anniversary of its effective date and (b) the first date that the aggregate number of shares of our common stock beneficially owned by either Abrams Capital and its controlled affiliates or GPV Loar LLC and its controlled affiliates is equal to or less than 10%. In particular, Abrams Capital, GPV Loar LLC,

Dirkson Charles and Brett Milgrim could effectively preclude any unsolicited acquisition of us. The concentration of voting power could deprive you of an opportunity to receive a premium for your shares of common stock as part of the sale of us and ultimately might affect the market price of our common stock. See “Certain Relationships and Related Party Transactions—Voting Agreement.”

Insiders will continue to have substantial influence over us after this offering, which could limit your ability to affect the outcome of key transactions, including a change of control.

After this offering, our directors and executive officers and their affiliates will beneficially own shares representing approximately 62% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of our company and might affect the market price of our common stock. Furthermore, the interests of these stockholders may not align with those of stockholders more broadly.

Our management may use the proceeds of this offering in ways with which you may disagree or that may not be profitable.

Although we anticipate using the net proceeds from this offering as described under “Use of Proceeds,” we will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated by this offering. You may not agree with the manner in which our management chooses to allocate and use the net proceeds. Our management may use the proceeds for corporate purposes that may not increase our profitability or otherwise result in the creation of stockholder value. In addition, pending our use of the proceeds, we may invest the proceeds primarily in instruments that do not produce significant income or that may lose value.

CAUTIONARY NOTE REGARDING

FORWARD-LOOKING STATEMENTS

This prospectus, including in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” includes express or implied forward-looking statements. Forward-looking statements include all statements that are not historical facts including those that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements are included throughout this prospectus and relate to matters such as our industry, business strategy, goals, and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative version of these words or similar terms and phrases to identify forward-looking statements in this prospectus.

The forward-looking statements contained in this prospectus are based on management’s current expectations and are not guarantees of future performance. Our expectations and beliefs are expressed in management’s good faith, and we believe there is a reasonable basis for them, however, the forward-looking statements are subject to various known and unknown risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory, and other factors, many of which are beyond our control. We believe that these factors include but are not limited to the following:

•	our business focuses almost exclusively on the aerospace and defense industry;

•	we rely heavily on certain customers for a significant portion of our sales;

•

we have in the past consummated acquisitions and intend to continue to pursue acquisitions, and our business may be adversely affected if we cannot consummate acquisitions on satisfactory terms, or if we cannot effectively integrate acquired operations;

•

we depend on our executive officers, senior management team and highly trained employees and any work stoppage, difficulty hiring similar employees, or ineffective succession planning could adversely affect our business;

•	our sales to manufacturers of aircraft are cyclical, and a downturn in sales to these manufacturers may adversely affect us;

•	our business depends on the availability and pricing of certain components and raw materials from suppliers;

•	our operations depend on our manufacturing facilities, which are subject to physical and other risks that could disrupt production;

•	our business may be adversely affected if we were to lose our government or industry approvals, if more stringent government regulations were enacted or if industry oversight were to increase;

•

our commercial business is sensitive to the number of flight hours that our customers’ planes spend aloft, the size and age of the worldwide aircraft fleet and our customers’ profitability, and these items are, in turn, affected by general economic and geopolitical and other worldwide conditions;

•

technology failures or cyber security breaches or other unauthorized access to our information technology systems or sensitive or proprietary information could have an adverse effect on the Company’s business and operations;

•	our inability to adequately enforce and protect our intellectual property or defend against assertions of infringement could prevent or restrict our ability to compete;

•	we could incur substantial costs as a result of violations of or liabilities under environmental laws and regulations;

•

tariffs on certain imports to the United States and other potential changes to U.S. tariff and import/export regulations may have a negative effect on global economic conditions and our business, financial results and financial condition;

•	our indebtedness, which is subject to variable interest rates, could adversely affect our financial health and could harm our ability to react to changes to our business;

•

to service our indebtedness, we will require a significant amount of cash, and our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations;

•

pursuant to the Voting Agreement, Abrams Capital, GPV Loar LLC, Dirkson Charles and Brett Milgrim directly control a majority of the voting power of the shares of our common stock eligible to vote in the election of our directors, and their interests may conflict with ours or yours in the future; and

•	the other factors discussed under “Risk Factors.”

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in the forward-looking statements.

Any forward-looking statement made by us in this prospectus speaks only as of the date of this prospectus and is expressly qualified in its entirety by the cautionary statements included in this prospectus. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments, or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable law.

USE OF PROCEEDS

We will receive net proceeds of approximately $311.7 million from the sale of shares of our common stock offered by us in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds to us from this offering for repayment of borrowings outstanding under the Credit Agreement and, to the extent of any remaining proceeds, for general corporate purposes, including working capital.

We will not receive any proceeds from the sale of shares being sold in this offering by the selling stockholders, including from any exercise by the underwriters of their option to purchase additional shares. The selling stockholders will bear the underwriting commissions and discounts, if any, attributable to their sale of our common stock, and we will bear the remaining expenses. See “Principal and Selling Stockholders.”

At September 30, 2024, there was $611.4 million outstanding under the Credit Agreement, and there remained availability of $100.0 million in Delayed Draw Term Loan Commitments and $50.0 million in Revolving Line of Credit. The Credit Agreement maturity date is May 10, 2030. At the Company’s election, interest on loans will accrue at the SOFR rate plus the applicable margin of 4.75% or at the base rate plus the applicable margin of 3.75% as long as the Company maintains a leverage ratio of less than 5.5 to 1. The Company’s Delayed Draw Term Loan Commitment terminates if not drawn upon by May 10, 2026. The unused portion of the Revolving Line of Credit carries a commitment fee of 0.375%. Loans outstanding under the Revolving Line of Credit, if any, mature on May 10, 2029. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Agreement.”

DIVIDEND POLICY

We currently expect to retain all future earnings for use in the operation and expansion of our business. We have never declared or paid and we have no current plans to pay dividends on our common stock. The declaration, amount and payment of any future dividends will be at the sole discretion of our Board, and will depend on, among other things, general and economic conditions, our results of operations and financial condition, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions under our Credit Agreement and other indebtedness we may incur, and such other factors as our Board may deem relevant. If we elect to pay such dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2024:

•	on an actual basis;

•

on an as adjusted basis after giving effect to the issuance and sale of 3,852,500 shares of our common stock offered by us in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds to us therefrom as described under “Use of Proceeds.”

You should read this table in conjunction with the information contained in “Use of Proceeds,” “Description of Capital Stock” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our financial statements and related notes thereto included elsewhere in this prospectus.

	As of September 30, 2024 (unaudited)
($ in thousands, other than units, shares and par value)	Actual	As Adjusted
Cash and cash equivalents	$55,179	$55,179

Debt:
Credit Agreement(1)(2)	$602,102	$290,375
Finance lease liabilities(2)	3,455	3,455

Total debt	605,557	293,830
Stockholders’ equity:
Preferred stock, $0.01 par value, no shares authorized, issued or outstanding, actual; 1,000,000 shares authorized and no shares issued or outstanding and as adjusted	—	—
Common stock, $0.01 par value, 485,000,000 shares authorized, 89,703,571 shares issued and outstanding, actual; 485,000,000 shares authorized, 93,556,071 shares issued and outstanding, as adjusted	897	936
Additional paid-in capital	793,167	1,104,855
Accumulated deficit	(24,245)	(24,245)
Accumulated other comprehensive loss	(5)	(5)

Total stockholders’ equity (deficit)	769,814	1,081,541

Total capitalization	$1,375,371	$1,375,371

(1)

Credit Agreement debt is presented net of unamortized debt issuance costs. For a further description of our Credit Agreement, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

(2)	Includes current portion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 26, 2024, the Company, completed its acquisition (the “Acquisition”) of Applied Avionics, Inc., a Texas corporation (“AAI”) from AAI Holdings, Inc., a Delaware corporation (“AAI Parent”). AAI is now a wholly-owned subsidiary of the Company.

The following unaudited pro forma condensed combined Statements of Operations have been prepared to give effect to the Acquisition. These unaudited pro forma condensed combined statements of operations have been derived from the historical condensed consolidated financial statements of the Company and AAI. These financial statements have been adjusted as described in the notes to the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined statements of operations combine the historical condensed consolidated statements of operations of the Company and AAI and have also been adjusted to give effect to pro forma events that are directly attributable to the Acquisition, are factually supportable and are expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined statements of operations have been prepared assuming the Acquisition closed on January 1, 2023.

The Company has prepared the unaudited pro forma condensed combined statements of operations based on available information using assumptions that it believes are reasonable. These unaudited pro forma condensed combined statements are being provided for informational purposes only and do not claim to represent the Company’s actual results of operations had the Acquisition occurred on the date specified nor do they project the Company’s results of operations for any future period. The actual results reported by the combined company in periods following the Acquisition may differ significantly from these unaudited pro forma condensed combined condensed statements of operations for a number of reasons. The condensed combined pro forma statements of operations do not account for the cost of any restructuring activities or synergies resulting from the Acquisition or other costs relating to the integration of the two companies, or other historical acquisitions that were undertaken by the Company.

The unaudited pro forma condensed combined statements of operations were prepared using the acquisition method of accounting as outlined by the Financial Accounting Standards Board Accounting Standards Codification (ASC) 805, Business Combinations, with the Company considered the acquires. Based on the acquisition method of accounting, the consideration paid for AAI is allocated to its assets and liabilities based on their fair value as of the Acquisition date. The purchase price allocation and valuation included in the unaudited pro forma condensed combined statements of operations are based on preliminary estimates, subject to final adjustments and are provided for informational purposes only.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes for the year ended December 31, 2023 included in the Company’s Form S-1, and the Company’s unaudited historical condensed consolidated financial statements and accompanying notes for the quarter ended September 30, 2024 included elsewhere in this prospectus, as well as the historical financial statements and accompanying notes of AAI for the year ended December 27, 2023 and the twenty-six weeks ended June 26, 2024, both of which are included elsewhere in this prospectus.

Loar Holdings Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

(In thousands except per common share amounts)

	Nine Months Ended September 30, 2024
	Historical Loar Holdings Inc.	Historical Applied Avionics, Inc.	Adjustments for the Acquisition of Applied Avionics, Inc.		Adjustments for Acquisition Financing		Pro Forma Combined
Net sales	$292,378	$28,081	$—		$—		$320,459
Cost of sales	147,515	7,193	855	(a)(b)	—		155,563

Gross profit	144,863	20,888	(855)		—		164,896
Selling, general and administrative expenses	80,362	12,017	2,920	(b)(c)	—		95,299
Transaction expenses	2,549	—	—		—		2,549
Other income	4,441	(14)	—		—		4,427

Operating income	66,393	8,857	(3,775)		—		71,475
Interest expense (income), net	38,332	(385)	385	(d)	24,629	(f)	62,961
Refinancing costs	1,645	—	—		—		1,645

Income (loss) before income taxes	26,416	9,242	(4,160)		(24,629)		6,869
Income tax (provision) benefit	(7,870)	—	(450	)(g)	2,179	(g)	(6,141)

Net income (loss)	$18,546	$9,242	$(4,610)		$(22,450)		$728

Net income per common share:
Basic	$0.21						$0.01
Diluted	$0.20						$0.01
Weighted average common shares outstanding:
Basic	88,722						88,722
Diluted	90,755						90,755

See notes to unaudited pro forma condensed combined financial statements.

Loar Holdings Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

(In thousands except common units and per common unit amounts)

	Year Ended December 31, 2023
	Historical Loar Holdings Inc.	Historical Applied Avionics Inc.	Adjustments for the Acquisition of Applied Avionics Inc.		Adjustments for Acquisition Financing		Pro Forma Combined
Net sales	$317,477	$36,979	$—		$—		$354,456
Cost of sales	163,213	9,761	2,380	(a)(b)(c)(e)	—		175,354

Gross profit	154,264	27,218	(2,380)		—		179,102
Selling, general and administrative expenses	82,141	13,333	7,073	(b)(c)	—		102,547
Transaction expenses	3,394	—					3,394
Other income (loss)	762	(8)	—		—		754

Operating income	69,491	13,877	(9,453)		—		73,915
Interest expense (income), net	67,054	(574)	574	(d)	36,944	(f)	103,998

Income (loss) before income taxes	2,437	14,451	(10,027)		(36,944)		(30,083)
Income tax (provision) benefit	(7,052)	—	(1,068	)(h)	431	(i)	(7,689)

Net income (loss)	$(4,615)	$14,451	$(11,095)		$(36,513)		$(37,772)

Net loss per common unit—basic and diluted	$(22,620.18)						$(185,156.86)
Weighted average common units outstanding—basic and diluted	204						204

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 and the nine months ended September 30, 2024 combine the historical consolidated statements of operations of the Company and AAI and have been prepared as if the Acquisition closed on January 1, 2023. The unaudited pro forma condensed combined statements of operations have also been adjusted to give effect to pro forma events that are directly attributable to the Acquisition, are factually supportable and are expected to have a continuing impact on the combined results.

The Acquisition was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under the acquisition method, the total estimated purchase price, or consideration transferred, is measured at the Acquisition closing date. The assets of AAI have been measured based on various preliminary estimates using assumptions that the Company’s management believes are reasonable utilizing information currently available.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price over the estimated amounts of identifiable assets of AAI as of the effective date of the Acquisition was allocated to goodwill in accordance with the accounting guidance. The purchase accounting is subject to finalization of the Company’s analysis of the fair value of the assets and liabilities of AAI as of the Acquisition date. Accordingly, the purchase accounting in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material.

For purposes of measuring the estimated fair value of the assets acquired as reflected in the unaudited pro forma condensed combined financial statements, in accordance with the applicable accounting guidance, the Company established a framework for measuring fair values. The applicable accounting guidance defines fair value as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal or most advantageous market for the asset or liability. Additionally, under the applicable accounting guidance, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, the Company may be required to value assets of AAI at fair value measures that do not reflect the Company’s intended use of those assets. Use of different estimates and judgments could yield different results.

The Company’s third quarterly reporting period of fiscal year 2024 ended on September 30, 2024. For purposes of preparing the unaudited pro forma condensed combined statement of operations for the third quarter of fiscal 2024, we utilized the Company’s consolidated statement of operations for the nine months ended September 30, 2024, and AAI’s statement of income for the thirty-two weeks ended August 26, 2024, the acquisition date. the Company’s fiscal year 2023 ended on December 31, 2023 and AAI’s fiscal year 2023 ended on December 27, 2023. For purposes of preparing the unaudited pro forma condensed combined statement of operations for its fiscal year ended December 31, 2023, we utilized Loar Group’s consolidated statement of operations for the twelve months ended December 31, 2023, and AAI’s statement of income for its fiscal year ended December 27, 2023.

These unaudited pro forma condensed combined statements of operations are being provided for informational purposes only and do not claim to represent the Company’s actual results of operations had the Acquisition occurred on that date specified nor do they project the Company’s results of operations or financial position for any future period or date. The actual results reported by the combined company in periods following the Acquisition may differ significantly from these unaudited pro forma condensed combined statements of operations for a number of reasons. The unaudited pro forma statements of operations do not account for the cost of any restructuring activities or synergies resulting from the Acquisition or other costs relating to the integration of the two companies, or other historical acquisitions that were undertaken by the Company.

2. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)

Reflects the change in depreciation expense resulting from the adjustment to fair value of property, plant and equipment in connection with the AAI Acquisition using the straight-line method as follows (in thousands, except for estimated useful life):

			Pro Forma Depreciation Adjustments
	Estimated Useful Life	Estimated Step-up in Fair Value	9 Months Ended September 30, 2024	Year Ended December 31, 2023
Land	n/a	$2,524	$—	$—
Building	25 years	505	13	20
Machinery and equipment	7 years	494	48	71
Furniture and fixtures	3 years	177	39	59

Total		$3,700	$100	$150

Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of AAI’s assets and liabilities that may give rise to additional depreciation and amortization expense not reflected in the unaudited pro forma condensed combined statements. A 10% change in the valuation of long-lived tangible assets would cause a corresponding increase or decrease in the balance of property, plant and equipment and an increase or decrease in the additional annual depreciation expense due to the step-up in fair value of approximately $10 thousand and $14 thousand for the nine months ended September 30, 2024 and the year ended December 31, 2023, respectively.

(b)

Represents the amortization of the amortizable intangible assets recorded in connection with the AAI Acquisition using the straight-line method. The following table presents the fair value, useful life and pro forma amortization adjustments for each asset (in thousands, except for estimated useful life):

			Pro Forma Amortization Adjustments
	Estimated Useful Life	Estimated Fair Value	9 Months Ended September 30, 2024	Year Ended December 31, 2023
Customer relationships	16 years	$112,700	$4,696	$7,044
Tradename	15 years	16,200	720	1,080
Technology	15 years	23,200	1,031	1,546

Total		$152,100	$6,447	$9,670

Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of AAI’s assets and liabilities that may give rise to additional depreciation and amortization expense not reflected in the unaudited pro forma condensed combined statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill, and an increase or decrease in annual amortization expense of approximately $0.6 million and $0.9 million for the nine months ended September 30, 2024 and the year ended December 31, 2023, respectively.

(c)

Represents adjustments to eliminate AAI’s non-qualified executive retirement plan expense, as this plan was terminated upon consummation of the Acquisition, of approximately $2.5 million and $1.3 million for the nine months ended September 30, 2024 and the fifty-two weeks ended December 31, 2023, respectively. In the historical AAI statement of operations for the thirty-four weeks ended August 25, 2024, the non-qualified executive retirement expense was recorded in selling general and administrative expenses. In the historical AAI statement of operations for the fifty-two weeks ended December 27, 2023, the non-qualified executive retirement expenses of approximately $0.3 million and $1.0 million were recorded in cost of sales and selling general and administrative expenses, respectively.

(d)	Represents the elimination of AAI’s historical interest income.

(e)	Represents accounting adjustments to inventory associated with acquisition of AAI that were charged to cost of sales when the inventory was sold.

(f)

Represents interest expense for additional borrowings of $360.0 million under the Company’s amended credit agreement. The Company obtained a variable interest rate of one-month SOFR plus a margin of 4.75% for a rate of 10.02795%. The effect of a 1/8 of a percent variance in the interest rate on interest expense is $0.2 million and $0.5 million for the nine months ended September 30, 2024 and the year ended December 31, 2023, respectively.

(g)	Represents the tax benefit for the deductible interest as a result of the acquisition financing, partially offset by additional tax expense on the historical AAI income and acquisition adjustments.

(h)	Represents the tax effect on income (loss) before income taxes for AAI and the pro forma adjustments at the annual estimated effective tax rate of 24.2% for the year ended December 31, 2023.

(i)	Represents the income tax benefit for the deductible interest as a result of the proforma adjustments for the Acquisition financing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our audited consolidated financial statements including the related notes thereto, beginning on page F-1 of this prospectus, as well as our unaudited condensed consolidated financial statements including the related notes thereto, beginning on page F-30 of this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks and uncertainties. You should read the sections of this prospectus titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of the factors that could cause our actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. For purposes of this section, references to the “Company,” “Loar,” “we,” “us,” and “our” refer to Loar Holdings Inc., together with Loar Group Inc. and its other subsidiaries.

Overview

We specialize in the design, manufacture, and sale of niche aerospace and defense components that are essential for today’s aircraft and aerospace and defense systems. We focus on mission-critical, highly engineered solutions with high intellectual property content. Furthermore, our products have significant aftermarket exposure, which has historically generated predictable and recurring revenue.

The products we manufacture cover a diverse range of applications supporting nearly every major aircraft platform in use today and include auto throttles, lap-belt airbags, two- and three-point seat belts, water purification systems, fire barriers, polyimide washers and bushings, latches, hold-open and tie rods, temperature and fluid sensors and switches, carbon and metallic brake discs, fluid and pneumatic-based ice protection, RAM air components, sealing solutions and motion and actuation devices, customized edge-lighted panels and knobs and annunciators for incandescent and LED illuminated pushbutton switches, among others.

We primarily serve three core end markets: commercial aerospace, business jet and general aviation, and defense, which have long historical track records of consistent growth. We also serve a diversified customer base within these end markets where we maintain long-standing customer relationships. We believe that the demanding, extensive and costly qualification process for new entrants, coupled with our history of consistently delivering exceptional solutions for our customers, has provided us with leading market positions and created significant barriers to entry for potential competitors. By utilizing differentiated design, engineering, and manufacturing capabilities, along with a highly targeted acquisition strategy, we have sought to create long-term, sustainable value with a consistent, global business model.

As a specialized supplier in the aerospace and defense component industry, we believe we are well positioned to deliver innovative, mission-critical solutions to a wide array of aerospace and defense customers. Our key competitive strengths support our ability to offer differentiated solutions to our customers. We have a portfolio of mission-critical, niche aerospace and defense components that we believe hold leading market positions. We have intellectual property-driven proprietary products and expertise in an industry with high barriers to entry. We are strategically focused on higher-margin aftermarket content. We have highly diversified revenue streams, and our diversification stretches across end-markets, customers, platforms, and product category or application. We have an established business model with a lean, entrepreneurial structure. We have a disciplined and strategic approach to acquisitions with a history of successful integration. We have a track record of strong growth, margins and cash flow generation.

Corporate Conversion

Prior to April 16, 2024, we operated as a Delaware limited liability company under the name Loar Holdings, LLC. On April 16, 2024, we converted to a Delaware corporation and changed our name to Loar Holdings Inc. In the conversion, holders of Loar Holdings, LLC units received 377,450.980392157 shares of common stock of Loar Holdings Inc. for each unit of Loar Holdings, LLC. The purpose of the corporate conversion was to reorganize our structure so that the entity that offered our common stock to the public in our initial public offering (IPO) was a corporation rather than a limited liability company, so that existing investors and new investors in the offering would own our common stock rather than equity interests in a limited liability company.

Initial Public Offering

On April 29, 2024, we completed our IPO in which we issued and sold 12.6 million shares of our common stock at an IPO price of $28.00 per share. The Company received net proceeds from the IPO of approximately $325.4 million after deducting underwriting discounts, commissions and other offering costs of $28.8 million.

AAI Acquisition

On August 26, 2024, the Company acquired 100% of the membership interests of Applied Avionics, LLC, a Delaware LLC (AAI), which was formerly known as Applied Avionics, Inc., from AAI Holdings, Inc., a Delaware corporation (AAI Parent), for $383.5 million in cash. AAI Parent is owned by certain individual shareholders thereof, including certain members of AAI’s management team. Incorporated in 1968, AAI designs, develops and manufactures highly engineered avionics interface solutions. See Note 3, Acquisitions, of the Notes to Condensed Consolidated Financial Statements for further information.

Outlook

As we look to 2025, we anticipate net sales growth to be driven by organic growth, in particular the conversion of high levels of backlog of our existing products, and the impact from strategic acquisitions. Backlog primarily consists of firm orders for products that have not yet shipped. Continued inflationary pressures and supply chain disruptions may lead to higher material and labor costs although these pressures and disruptions have not had a material effect on our year-to-date results of operations or capital resources, and we do not expect them to materially affect our outlook or business goals. During 2024, we have continued and plan to continue our commitment to develop new products and services, further market penetration, and pursue an aggressive acquisition strategy while seeking to maintain our financial strength and flexibility.

Results of Operations

The following table sets forth, for the three and nine months ended September 30, 2024 and 2023, certain operating data of the Company, including presentation of the amounts as a percentage of net sales (in thousands unless otherwise indicated):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024		2023		2024		2023
	Dollars	% of Net Sales	Dollars	% of Net Sales	Dollars	% of Net Sales	Dollars	% of Net Sales
Sales	$103,519	100.0%	$82,807	100.0%	$292,378	100.0%	$231,042	100.0%
Cost of sales	50,615	48.9%	42,176	50.9%	147,515	50.4%	116,904	50.6%

Gross profit	52,904	51.1%	40,631	49.1%	144,863	49.6%	114,138	49.4%
Selling, general and administrative expenses	30,186	29.2%	21,863	26.4%	80,362	27.5%	60,210	26.1%
Transaction expenses	1,444	1.4%	2,022	2.5%	2,549	0.9%	2,626	1.1%
Other income, net	1,574	1.5%	356	0.4%	4,441	1.5%	483	0.2%

Operating income	22,848	22.0%	17,102	20.6%	66,393	22.7%	51,785	22.4%
Interest expense, net	9,962	9.6%	17,155	20.7%	38,332	13.1%	49,125	21.3%
Refinancing costs	—	—%	—	—%	1,645	0.6%	—	—%

Income (loss) before income taxes	12,886	12.4%	(53)	(0.1)%	26,416	9.0%	2,660	1.1%
Income tax (provision) benefit	(4,230)	(4.0)%	2,907	3.5%	(7,870)	(2.7)%	(6,702)	(2.9)%

Net income (loss)	8,656	8.4%	2,854	3.4%	18,546	6.3%	(4,042)	(1.8)%
Cumulative translation adjustments, net of tax	(52)	(0.1)%	185	0.2%	152	0.1%	475	0.2%

Comprehensive income (loss)	$8,604	8.3%	$3,039	3.6%	$18,698	6.4%	$(3,567)	(1.6)%

Other Data:
EBITDA (1)	$33,568		$26,517		$96,825		$79,951
Adjusted EBITDA (1)	38,096		28,909		106,158		83,491
Net income (loss) margin		8.4%		3.4%		6.3%		(1.8)%
Adjusted EBITDA Margin (1)		36.8%		34.9%		36.3%		36.1%

(1)

Refer to “Non-GAAP Financial Measures” in this management’s discussion and analysis for additional information and limitations regarding these non-GAAP financial measures, including a reconciliation to the comparable GAAP financial measure.

Financial and Operational Highlights

Three months ended September 30, 2024 compared with three months ended September 30, 2023

Net Sales

Net sales for the three months ended September 30, 2024 increased $20.7 million, or 25.0%, to $103.5 million as compared to $82.8 million for the three months ended September 30, 2023.

Net organic sales represent net sales from our existing businesses for comparable periods and exclude net sales from acquisitions. We include net sales from new acquisitions in net organic sales from the 13th-month after the acquisition on a comparative basis with the prior period. Net acquisition sales for the three months ended September 30, 2024 represent net sales from acquisitions that were completed in 2023 and 2024 for which there are no comparable net sales during the prior year. We believe this measure provides an understanding of underlying sales trends as it provides net sales comparisons on a consistent basis. We do not believe our net sales are subject to significant seasonal variations. See Note 3, Acquisitions, of the Notes to Condensed Consolidated Financial Statements for further information on the Company’s acquisition activities.

Net Organic Sales

Net organic sales for the three months ended September 30, 2024 increased $13.7 million, or 16.5%, to $96.5 million as compared to $82.8 million for the three months ended September 30, 2023. The increase in net organic sales was primarily related to increases in OEM total commercial sales ($6.5 million, an increase of 24.6%), aftermarket total commercial sales ($5.6 million, an increase of 17.7%), defense sales ($4.7 million, an increase of 30.8%), partially offset by a decline in sales of non-aerospace products ($3.0 million, a decrease of 31.3%). The increase in OEM total commercial sales was driven by increases in demand to support aircraft production for general aviation, wide-body and narrow-body aircraft, as an improving supply chain has allowed us to deliver parts that were previously held because our customers were experiencing bottlenecks in other areas of their supply chains. The increase in aftermarket total commercial sales was primarily due to the continuing recovery in commercial air travel demand. The increase in defense sales was primarily driven by increased market share due to new product launches.

Net Acquisition Sales

Net acquisition sales of $7.0 million for the three months ended September 30, 2024 is made up of CAV and AAI which were acquired on September 1, 2023 and August 26, 2024, respectively. This represents 8.5% of the increase in total net sales for the three months ended September 30, 2024 compared to the three months ended September 30, 2023.

Gross Profit and Cost of Sales

Cost of sales for the three months ended September 30, 2024 increased $8.4 million, or 20.0%, to $50.6 million compared to $42.2 million for the three months ended September 30, 2023. Cost of sales and the related percentage of net sales for the three months ended September 30, 2024 and 2023 were as follows (in thousands except for percentages):

	Three Months Ended September 30,
	2024	2023	Change	% Change
Cost of sales - excluding costs below	$48,762	$41,380	$7,382	17.8%
% of net sales	47.1%	50.0%
Amortization of intangible and other long-term assets	810	796	14	1.8%
% of net sales	0.8%	0.9%
Acquisition and facility integration costs	1,043	—	1,043	—%
% of net sales	1.0%	—%

Total cost of sales	$50,615	$42,176	$8,439	20.0%

% of net sales	48.9%	50.9%
Gross profit (Net sales less Total cost of sales)	$52,904	$40,631	$12,273	30.2%

Gross profit percentage (Gross profit / Net sales)	51.1%	49.1%

Cost of sales for the three months ended September 30, 2024 decreased 2.0% as a percentage of net sales to 48.9% from 50.9% in the comparable period last year. This decrease in cost of sales is primarily attributable to our operating leverage and execution of strategic value drivers, partially offset by higher acquisition and facility integration costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $8.3 million to $30.2 million, or 29.2% as a percentage of net sales, for the three months ended September 30, 2024 from $21.9 million, or 26.4% as a percentage of net sales, for the three months ended September 30, 2023. Selling, general and administrative expenses and the related percentage of net sales for the three months ended September 30, 2024 and 2023 were as follows (amounts in thousands except for percentages):

	Three Months Ended September 30,
	2024	2023	Change	% Change
Selling, general and administrative expenses - excluding costs below	$17,609	$13,336	$4,273	32.0%
% of net sales	17.0%	16.1%
Amortization of intangible and other long-term assets	7,135	6,305	830	13.2%
% of net sales	6.9%	7.6%
Stock-based compensation expense	3,094	93	3,001	3,226.9%
% of net sales	3.0%	0.1%
Acquisition and facility integration costs	245	432	(187)	(43.3)%
% of net sales	0.3%	0.5%
Research and development expenses	2,103	1,697	406	23.9%
% of net sales	2.0%	2.1%

Total selling, general and administrative expenses	$30,186	$21,863	$8,323	38.1%

% of net sales	29.2%	26.4%

Selling, general and administrative expenses increased by 2.8% as a percentage of net sales for the three months ended September 30, 2024 when compared to the same period in 2023. This was primarily driven by stock-based compensation expense, the impact of the AAI acquisition during the quarter, and infrastructure costs related to being a public company, partially offset by the leveraging of fixed costs.

Transaction Expenses

Transaction expenses for the three months ended September 30, 2024 and 2023 were $1.4 million and $2.0 million, respectively. Transaction costs can fluctuate depending on the size and number of acquisitions in each year.

Other Income, net

Other income for the three months ended September 30, 2024 was $1.6 million and relates principally to $1.7 million of proceeds received from the settlement of buyer-side representations and warranties insurance covering the acquisition of DAC.

Operating Income

Operating income for the three months ended September 30, 2024, was $22.8 million, or 22.0% as a percentage of net sales, compared to $17.1 million, or 20.6% as a percentage of net sales for the three months ended September 30, 2023. The increase in operating income is due to the factors discussed above.

Interest Expense

Interest expense for the three months ended September 30, 2024 decreased $7.2 million, or 41.9%, to $10.0 million compared to $17.2 million for the three months ended September 30, 2023. This decrease was attributable to the repayment of $284.6 million aggregate principal amount of the Company’s debt in May 2024 with a portion of the proceeds from our IPO and lower interest rates, partially offset by interest on the August 26, 2024 borrowing of the $360.0 million incremental term loan for the acquisition of AAI.

Income Tax Provision

The income tax expense for the three months ended September 30, 2024 was $4.2 million compared to an income tax benefit of $2.9 million for the three months ended September 30, 2023. The increase in income tax expense was primarily driven by an increase in the Company’s earnings in 2024 compared to 2023.

Net Income

Net income for the three months ended September 30, 2024 was $8.7 million, or 8.4% as a percentage of net sales, compared to net income for the three months ended September 30, 2023 of $2.9 million, or 3.4% as a percentage of net sales. The improvement in results is primarily due to the factors discussed above.

Nine months ended September 30, 2024 compared with nine months ended September 30, 2023

Net Sales

Net sales for the nine months ended September 30, 2024 increased $61.3 million, or 26.5%, to $292.4 million as compared to $231.0 million for the nine months ended September 30, 2023.

Net organic sales represent net sales from our existing businesses for comparable periods and exclude net sales from acquisitions. We include net sales from new acquisitions in net organic sales from the 13th-month after the acquisition on a comparative basis with the prior period. Net acquisition sales for the nine months ended September 30, 2024 represent net sales from acquisitions that were completed in 2023 and 2024 for which there are no comparable net sales during the prior year. We believe this measure provides an understanding of underlying sales trends as it provides net sales comparisons on a consistent basis. We do not believe our net sales are subject to significant seasonal variations. See Note 3, Acquisitions, of the Notes to Condensed Consolidated Financial Statements for further information on the Company’s acquisition activities.

Net Organic Sales

Net organic sales for the nine months ended September 30, 2024 increased $34.5 million, or 14.9%, to $265.6 million compared to $231.0 million for the nine months ended September 30, 2023. The increase in net organic sales was primarily related to increases in OEM total commercial sales ($14.6 million, an increase of 20.3%), defense sales ($13.3 million, an increase of 30.4%), and aftermarket total commercial sales ($12.0 million, an increase of 13.7%), partially offset by a decline in sales of non-aerospace products ($5.3 million, a decrease of 19.0%). The increase in OEM total commercial sales was driven by increases in demand to support aircraft production for general aviation, wide-body and narrow-body aircraft, as an improving supply chain has allowed us to deliver parts that were previously held because our customers were experiencing bottlenecks in other areas of their supply chains. The increase in defense sales was primarily driven by increased market share due to new product launches. The increase in aftermarket total commercial sales was primarily due to the continuing recovery in commercial air travel demand, partially offset by destocking at a handful of our distributors and end customers.

Net Acquisition Sales

Net acquisition sales of $26.8 million for the nine months ended September 30, 2024, is made up of DAC, CAV, and AAI which were acquired on July 30, 2023, September 1, 2023, and August 26, 2024, respectively. This represents 11.6% of the increase in total net sales for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023.

Gross Profit and Cost of Sales

Cost of sales for the nine months ended September 30, 2024 increased $30.6 million or 26.2% to $147.5 million compared to $116.9 million for the nine months ended September 30, 2023. Cost of sales and the related percentage of net sales for the nine months ended September 30, 2024 and 2023 were as follows (in thousands except for percentages):

	Nine Months Ended September 30,
	2024	2023	Change	% Change
Cost of sales - excluding costs below	$143,016	$114,524	$28,492	24.9%
% of net sales	48.9%	49.6%
Amortization of intangible and other long-term assets	2,296	2,380	(84)	(3.5)%
% of net sales	0.8%	1.0%
Acquisition and facility integration costs	2,203	—	2,203	—%
% of net sales	0.7%	—%

Total cost of sales	$147,515	$116,904	$30,611	26.2%

% of net sales	50.4%	50.6%
Gross profit (Net sales less Total cost of sales)	$144,863	$114,138	$30,725	26.9%

Gross profit percentage (Gross profit / Net sales)	49.6%	49.4%

Cost of sales for the nine months ended September 30, 2024 decreased 0.2% as a percentage of net sales to 50.4% compared to 50.6% in the comparable period last year. This is primarily attributable to our operating leverage and execution of strategic value drivers, partially offset by higher acquisition and facility integration costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $20.2 million to $80.4 million, or 27.5% as a percentage of net sales, for the nine months ended September 30, 2024 from $60.2 million, or 26.1 % as a percentage of net sales, for the nine months ended September 30, 2023. Selling, general and administrative expenses and the related percentage of net sales for the nine months ended September 30, 2024 and 2023 were as follows (amounts in thousands except for percentages):

	Nine Months Ended September 30,
	2024	2023	Change	% Change
Selling, general and administrative expenses - excluding costs below	$44,935	$35,688	$9,247	25.9%
% of net sales	15.4%	15.5%
Amortization of intangible and other long-term assets	19,953	18,489	1,464	7.9%
% of net sales	6.8%	8.0%
Stock-based compensation expense	7,568	279	7,289	2,612.5%
% of net sales	2.6%	0.1%
Acquisition and facility integration costs	1,178	917	261	28.5%
% of net sales	0.4%	0.4%
Research and development expenses	6,728	4,837	1,891	39.1%
% of net sales	2.3%	2.1%

Total selling, general and administrative expenses	$80,362	$60,210	$20,152	33.5%

% of net sales	27.5%	26.1%

Selling, general and administrative expenses increased by 1.4% as a percentage of net sales for the nine months ended September 30, 2024 when compared to the same period in 2023. This was primarily driven by stock-based compensation expense, the impact of the AAI acquisition during the period, research and development costs, and infrastructure costs related to being a public company, partially offset by the leveraging of fixed costs.

Transaction Expenses

Transaction expenses for the nine months ended September 30, 2024 and 2023 were $2.5 million and $2.6 million, respectively. Transaction costs can fluctuate depending on the size and number of acquisitions in each year.

Other Income, net

Other income for the nine months ended September 30, 2024 was $4.4 million, and relates to a $2.9 million reduction in the estimated contingent purchase price for the CAV acquisition and $1.7 million of proceeds received from the settlement of buyer-side representations and warranties insurance covering the acquisition of DAC.

Operating Income

Operating income for the nine months ended September 30, 2024, was $66.4 million, or 22.7% as a percentage of net sales, compared to $51.8 million, or 22.4% as a percentage of net sales for the nine months ended September 30, 2023. The increase in operating income is due to the factors discussed above.

Interest Expense

Interest expense for the nine months ended September 30, 2024 decreased $10.8 million, or 22.0%, to $38.3 million compared to $49.1 million for the nine months ended September 30, 2023. This decrease was attributable to the repayment of $284.6 million aggregate principal amount of the Company’s debt in May 2024 with a portion of the proceeds from our IPO and lower interest rates, partially offset by interest on the August 26, 2024 borrowing of the $360.0 million incremental term loan for the acquisition of AAI.

Income Tax Provision

The income tax expense for the nine months ended September 30, 2024 was $7.9 million compared to $6.7 million for the nine months ended September 30, 2023. The increase in income tax expense was primarily due to an increase in earnings in 2024 which was partially offset by an increase in favorable discrete items.

Net Income (Loss)

Net income for the nine months ended September 30, 2024 was $18.5 million, or 6.3% as a percentage of net sales, compared to a net loss for the nine months ended September 30, 2023 of $4.0 million, or 1.8% as a percentage of net sales. The improvement in results is due to the factors discussed above.

Year ended December 31, 2023 compared with year ended December 31, 2022

The following table sets forth, for the years ended December 31, 2023 and 2022, certain operating data of the Company, including presentation of the amounts as a percentage of net sales (in thousands unless otherwise indicated):

	Years Ended December 31,
	2023		2022
	Dollars	% of Net Sales	Dollars	% of Net Sales
Net sales	$317,477	100.0%	$239,434	100.0%
Cost of sales	163,213	51.4%	127,934	53.4%

Gross profit	154,264	48.6%	111,500	46.6%
Selling, general and administrative expenses	82,141	25.9%	66,536	27.8%
Transaction expenses	3,394	1.1%	6,365	2.7%
Other income	762	0.2%	861	0.4%

Operating income	69,491	21.9%	39,460	16.5%
Interest expense, net	67,054	21.1%	42,071	17.6%

Income (loss) before income taxes	2,437	0.8%	(2,611)	(1.1)%
Income tax (provision) benefit	(7,052)	(2.2)%	142	0.1%

Net loss	(4,615)	(1.4)%	(2,469)	(1.0)%
Cumulative translation adjustments, net of tax	410	0.1%	(567)	(0.3)%

Comprehensive loss	$(4,205)	(1.3)%	$(3,036)	(1.3)%

Other Data:
EBITDA (1)	$107,515		$73,416
Adjusted EBITDA (1)	112,743		83,273
Net loss margin		(1.4)%		(1.0)%
Adjusted EBITDA Margin (1)		35.5%		34.8%

(1)

Refer to “Non-GAAP Financial Measures” in this discussion and analysis for additional information and limitations regarding these non-GAAP financial measures, including a reconciliation to the comparable GAAP financial measure.

Financial and Operational Highlights

Year ended December 31, 2023 compared with year ended December 31, 2022

Net Sales

Net sales for the year ended December 31, 2023 increased $78.1 million, or 32.6%, to $317.5 million as compared to $239.4 million for the year ended December 31, 2022.

Net organic sales represent net sales from our existing businesses for comparable periods and exclude net sales from acquisitions. We include net sales from new acquisitions in net organic sales from the 13th-month after the acquisition on a comparative basis with the prior period. Net acquisition sales for the year ended December 31, 2023 represent net sales from businesses acquired either during the year ended 2023 or net sales from acquisitions that were completed in 2022 for which there are no comparable net sales during the prior year. We believe this measure provides an understanding of underlying sales trends as it provides net sales comparisons on a consistent basis. See Note 2, Acquisitions and Investments, of the Notes to Consolidated Financial Statements for further information on the Company’s acquisition activities.

Organic Sales

Net organic sales for the year ended December 31, 2023 increased $33.5 million, or 14.0%, to $272.9 million as compared to $239.4 million for the year ended December 31, 2022. This increase in net organic sales is primarily related to increases in OEM commercial sales ($9.0 million, an increase of 22.0%), aftermarket commercial sales ($8.5 million, an increase of 12.8%), aftermarket business jet and general aviation sales ($7.0 million, an increase of 40.8%), OEM business jet and general aviation sales ($6.3 million, an increase of 20.2%) and OEM other non-aviation sales ($3.3 million, an increase of 26.6%). The increase in OEM commercial sales is driven by the increased production rates and deliveries for both narrow-body and wide-body aircraft. The increase in aftermarket commercial sales is primarily attributable to the ongoing recovery of commercial air travel demand. The increase in aftermarket business jet and general aviation sales is primarily attributable to increases in aircraft flight hours. The increase in OEM business jet and general aviation sales is primarily attributable to increased production rates and deliveries of business jet and general aviation aircraft. The increase in OEM other non-aviation sales is primarily attributable to sales of our high performance carbon brakes and racing restraints.

Net acquisition sales of $44.6 million for the year ended December 31, 2023 is made up of SCHROTH, DAC and CAV which were acquired on July 28, 2022, July 3, 2023 and September 1, 2023, respectively. This represents 18.6% of the increase in total net sales for the year ended December 31, 2023 compared to the year ended December 31, 2022.

Gross Profit and Cost of Sales

Cost of sales for the year ended December 31, 2023 increased $35.2 million or 27.6% to $163.2 million compared to $127.9 million for the year ended December 31, 2022. Cost of sales and the related percentage of net sales for the years ended December 31, 2023 and 2022 were as follows (in thousands except for percentages);

	Years Ended December 31,
	2023	2022	Change	% Change
Cost of sales - excluding costs below	$159,402	$124,585	$34,817	27.9%
% of net sales	50.2%	52.0%
Amortization of intangible and other long-term assets	3,208	2,645	563	21.3%
% of net sales	1.0%	1.1%
Recognition of inventory step-up	603	704	(101)	(14.3)%
% of net sales	0.2%	0.3%

Total cost of sales	$163,213	$127,934	$35,279	27.6%

% of net sales	51.4%	53.4%

Gross profit (Net sales less Total cost of sales)	$154,264	$111,500	$42,764	38.4%

Gross profit percentage (Gross profit / Net sales)	48.6%	46.6%

Cost of sales for the year ended December 31, 2023 decreased as a percentage of net sales despite continuing inflationary pressures. This decrease in cost of sales is primarily attributable to the effect of our fixed overhead costs supporting higher production and sales levels.

Our sales mix was favorable, specifically, aftermarket sales in commercial and business jet and general aviation end markets as a percentage of total net sales compared to the prior year period. This, as well as achieving value pricing contributed to the 2.0% increase in gross profit as a percentage of net sales to 48.6% for the year ended December 31, 2023 from 46.6% for the year ended December 31, 2022.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $15.6 million to $82.1 million, or 25.9% as a percentage of net sales, for the year ended December 31, 2023 from $66.5 million, or 27.8% as a percentage of net sales, for the year ended December 31, 2022. Selling, general and administrative expenses and the related percentage of net sales for the years ended December 31, 2023 and 2022 were as follows (amounts in thousands except for percentages):

	Years Ended December 31,
	2023	2022	Change	% Change
Selling, general and administrative expenses - excluding costs below	$48,991	$36,464	$12,527	34.4%
% of net sales	15.4%	15.2%
Amortization of intangible and other long-term assets	24,878	22,429	2,449	10.9%
% of net sales	7.9%	9.4%
Stock based compensation expense	372	1,526	(1,154)	(75.6)%
% of net sales	0.1%	0.6%
Acquisition integration costs	1,621	1,913	(292)	(15.3)%
% of net sales	0.5%	0.8%
Research and development expenses	6,279	4,204	2,075	49.4%
% of net sales	2.0%	1.8%

Total selling, general and administrative expenses	$82,141	$66,536	$15,605	23.5%

% of net sales	25.9%	27.8%

Selling, general and administrative expenses for the year ended December 31, 2023 were $82.1 million compared to $66.5 million for the year ended December 31, 2022. The increase in expenses was primarily driven by the impact of the acquisitions of DAC and CAV in 2023 and a full year of selling, general and administrative expenses for SCHROTH which was acquired in 2022.

Selling, general and administrative expenses declined by 1.9% as a percentage of net sales for the year ended December 31, 2023 when compared to the same period in 2022. This was primarily driven by increased sales volume and the leveraging of fixed costs.

Transaction Expenses

Transaction expenses for the year ended December 31, 2023 were $3.4 million compared to $6.4 million for the year ended December 31, 2022. Transaction costs can fluctuate from year to year depending on the size and number of acquisitions in each year.

Other Income

Other income for the years ended December 31, 2023 and 2022, of $0.8 million and $0.9 million, respectively, was principally related to a grant from the U.S. Department of Transportation under the Aviation Manufacturing Jobs Protection Program.

Operating Income

Operating income for the year ended December 31, 2023, was $69.5 million, or 21.9% as a percentage of net sales, compared to $39.5 million, or 16.5% as a percentage of net sales for the year ended December 31, 2022. The increase in operating income is due to the factors discussed above.

Interest Expense

Interest expense for the year ended December 31, 2023 increased $25.0 million, or 59.4%, to $67.1 million compared to $42.1 million for the year ended December 31, 2022. This increase was attributable to interest on additional borrowings associated with the acquisitions of DAC and CAV in 2023, a full year of interest on borrowings associated with July 2022 acquisition of SCHROTH and the continued rising interest rates. Interest rates under our Credit Agreement are subject to variability based on market conditions.

Income Tax (Provision) Benefit

The income tax provision was $7.1 million for the year ended December 31, 2023 compared to an income tax benefit of $0.1 million for the year ended December 31, 2022. The increase was primarily due to the establishment of a valuation allowance against the Company’s deferred tax asset for its disallowed interest carryforward.

Net Loss

Net loss for the year ended December 31, 2023 was $4.6 million, or 1.4% as a percentage of net sales, compared to the net loss for the year ended December 31, 2022 of $2.5 million, or 1.0% as a percentage of net sales. The increase in net loss is primarily due to the valuation allowance recognized in addition to the factors discussed above.

Seasonality

We do not believe our net sales are subject to significant seasonal variations.

Liquidity and Capital Resources

The following table summarizes our capitalization as of September 30, 2024 and December 31, 2023 (in thousands, unless otherwise indicated):

	September 30, 2024	December 31, 2023
Cash and cash equivalents	$55,179	$21,489
Debt:
Credit Agreement debt (including current portion)	602,102	535,478
Finance lease liabilities (including current portion)	3,455	3,591

Total debt	605,557	539,069
Member’s equity	—	418,141
Stockholders’ equity	769,814	—
Total capitalization (debt plus equity)	1,375,371	957,210
Total debt to total capitalization	44%	56%

Our principal historical liquidity requirements have been for acquisitions, capital expenditures, servicing indebtedness and working capital needs. We fund our investing activities primarily from cash provided by our operating and financing activities. As of September 30, 2024, we had availability of $100 million of a delayed draw term loans commitment and a $50 million revolving line of credit. Based on our current outlook, we believe that net cash provided by operating activities and available borrowings under our Credit Agreement will be sufficient to fund our cash requirements for at least the next twelve months. As we continue to expand our business, including by any acquisitions we may make, we may in the future require additional working capital for increased costs. See “Credit Agreement” (below) for additional detail regarding our financing activities.

Operating Activities

Net cash provided by operating activities in the nine months ended September 30, 2024 and 2023 was $34.2 million and $0.8 million, respectively. The $33.4 million increase was primarily driven by an increase in net income of $22.6 million. Changes in certain other working capital accounts drove the remainder of the increase for the nine months ended September 30, 2024.

Investing Activities

Net cash used in investing activities in the nine months ended September 30, 2024 and 2023 of $389.3 million and $68.1 million, respectively, was primarily due to the $383.5 million acquisition of AAI in August 2024 and the acquisitions of DAC and CAV during July 2023 and September 2023, respectively, which totaled $60.3 million.

Financing Activities

Net cash provided by financing activities in the nine months ended September 30, 2024 of $388.5 million was principally related to proceeds from the August 26, 2024 borrowing of the $360.0 million incremental term loan for the acquisition of AAI and the Company’s IPO of $325.4 million, partially offset by payments on our Credit Agreement of $287.9 million. Net cash provided by financing activities in the nine months ended September 30, 2023 of $47.5 million was primarily due to borrowings under the Credit Agreement to finance the acquisition of DAC and CAV.

Credit Agreement

The Company’s long-term debt consists primarily of borrowings under its Credit Agreement.

On April 28, 2023, we borrowed $20.0 million of available delayed draw term loans to finance the acquisition of DAC.

On June 30, 2023, the Credit Agreement was amended to extend the maturity date by eighteen months, extending it from October 2, 2024 to April 2, 2026. In addition, the London Interbank Offered Rate (LIBOR) Rate was replaced with Adjusted Term Secured Overnight Financing Rate (SOFR) as an election in which borrowings under the Credit Agreement accrue interest at the SOFR rate plus a margin of 7.25%.

On August 30, 2023, the Company borrowed $33.0 million of available delayed draw term loans to finance the acquisition of CAV.

On May 3, 2024, the Company used a portion of the net proceeds from its IPO to repay $284.6 million aggregate principal amount of term loans under its Credit Agreement plus accrued interest of $0.3 million. The Company wrote-off $0.8 million in unamortized debt issuance costs and expensed $0.8 million in refinancing costs associated with the amendment of the Credit Agreement during the three and six months ended June 30, 2024.

On May 10, 2024, the Credit Agreement was amended to extend the maturity date to May 10, 2030 from April 2, 2026 and reduce the applicable margin by between 2.0 and 2.5 percentage points based on the Company’s leverage ratio. At the Company’s election, interest on loans will accrue at the SOFR rate plus the applicable margin of 4.75% or at the base rate plus the applicable margin of 3.75% as long as the Company maintains a leverage ratio of less than 5.5 to 1. The Company also increased the existing availability under its delayed draw term loan commitment to $100 million, which terminates if not drawn upon by May 10, 2026. In addition, the existing revolving line of credit under the Credit Agreement was replaced with a new revolving credit commitment of $50 million. The unused portion of the revolving line of credit carries a commitment fee of 0.375%. Loans outstanding under the revolving line of credit, if any, mature on May 10, 2029. The Company capitalized approximately $0.9 million in debt issuance costs associated with the amendment during the three and six months ended June 30, 2024.

On August 26, 2024, the Credit Agreement was amended to make available to the Company an incremental term loan in an aggregate principal amount equal to $360 million for purposes of (i) paying a portion of the consideration payable by it pursuant to the terms of that certain purchase agreement (the “Purchase Agreement”) pursuant to which the Company agreed to purchase from AAI Parent all the issued and outstanding equity interests of AAI, (ii) paying fees and expenses incurred in connection with the foregoing, and (iii) otherwise to fund working capital and general corporate purposes.

At September 30, 2024, there was $611.4 million outstanding under the Credit Agreement, and there remained availability of $100.0 million in delayed draw term loan commitments and $50.0 million in revolving line of credit.

Other Obligations and Commitments

We have future obligations under various contracts relating to debt and interest payments, finance and operating leases and our post-retirement benefit plan. During the nine months ended September 30, 2024, there were no material changes to these obligations as described in our December 31, 2023 annual consolidated financial statements reported in the Company’s Form S-1 filed with the Securities and Exchange Commission on April 23, 2024.

Off-Balance Sheet Arrangements

As of September 30, 2024, we did not have any off-balance sheet arrangements, as defined in Regulation S-K, that have or are reasonably likely to have a current or future effect on our financial condition, results of operations, or cash flows.

Critical Accounting Estimates

Our consolidated financial statements have been prepared in conformity with U.S. GAAP and include the accounts of the Company and its subsidiaries. Often, management’s judgment is needed in the selection and application of certain accounting policies and methods. However, investors are cautioned that the sensitivity of financial statements to these methods, assumptions and estimates could create materially different results under different conditions or using different assumptions.

We believe that the following are our most critical accounting policies that require management to make judgments about matters that are inherently uncertain. For additional significant accounting policies, see Note 3, Summary of Significant Accounting Policies, of the Notes to the Consolidated Financial Statements.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost of inventories is determined using the weighted-average cost method of inventory accounting. Write-downs for slow-moving and obsolete inventories are provided based on current assessments about future product demand, production requirements for the next 12 months and usage for the last 12 months. Where we estimate that the net realizable value is below cost or have determined that future demand is lower than current inventory levels based on historical experience, current and projected market demand, current and projected volume trends and other relevant current and projected factors associated with the current economic conditions, a reduction in inventory cost to estimated net realizable value is recorded as a charge included in cost of sales. Management believes that our estimates of excess and obsolete inventory are reasonable and material changes in future estimates or assumptions used to calculate our estimates are unlikely. However, actual results may differ materially from the estimates and additional provisions may be required in the future. A 10% change in our excess and obsolete inventory reserve as of December 31, 2023, would have a material impact on our results.

Acquisitions and Investments, and Goodwill and Other Indefinite-Lived Intangible Assets

We allocate the purchase price of acquired entities to the underlying tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values, with any excess recorded as goodwill. The valuations of the acquired assets and liabilities will impact the determination of future operating results. Determining the fair value of assets we acquire and liabilities we assume requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. We determine the fair values of intangible assets acquired generally in consultation with third-party valuation advisors. Fair value adjustments to the assets and liabilities are recognized and the results of operations of the acquired business are included in our consolidated financial statements from the effective date of the acquisition.

Intangible assets other than goodwill are recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed or exchanged, regardless of the Company’s intent to do so. Goodwill and identifiable intangible assets are recorded at their estimated fair value on the date of acquisition and are reviewed at least annually for impairment based on cash flow projections and fair value estimates.

We do not amortize goodwill and other intangible assets that are deemed to have indefinite lives. These assets are reviewed for impairment at least annually, on the first day of the fourth quarter, using either a qualitative or quantitative analysis. Additionally, goodwill is evaluated for impairment whenever an event occurs or circumstances change that would indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.

When evaluating whether goodwill is impaired, we perform a qualitative assessment to determine if it is more likely than not that its fair value is less than its carrying amount. If the qualitative assessment determines that it is more likely than not that its fair value is less than its carrying amount, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit, and we must measure the impairment loss. The impairment loss, if any, is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of the goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, no further impairment analysis is needed. For purposes of testing goodwill for impairment, we operate as a single reporting unit. Based upon the annual goodwill impairment test, we determined that there was no impairment of our goodwill as of December 31, 2023 and 2022.

We test other intangible assets (primarily customer relationships) for impairment if events or circumstances indicate that the assets might be impaired. The test consists of determining whether the carrying value of the assets will be recovered through undiscounted expected future cash flows. If the total of the undiscounted future cash flows is less than the carrying amount of those assets, we record an impairment loss based on the excess of the carrying amount over the fair value of the assets. The determination of fair value requires management to make a number of estimates, assumptions and judgments of underlying factors such as projected revenues and related earnings. We did not recognize any impairment losses in the years ended December 31, 2023 and 2022.

Recent Accounting Pronouncements

See Note 2, Basis of Presentation—Recent Accounting Pronouncements, of the Notes to Condensed Consolidated Financial Statements for additional information.

Quarterly Results of Operations and Other Financial Data

The following tables set forth our historical unaudited consolidated statements of operations for each of the quarters indicated. The information for each quarter has been prepared on the same basis as our audited consolidated financial statements included elsewhere in this prospectus and reflects, in the opinion of management, all adjustments necessary for a fair presentation of the financial information presented.

Our historical results are not necessarily indicative of future operating results, and our interim results are not necessarily indicative of the results to be expected for the full year or any other period. The quarterly financial data set forth below should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. For a reconciliation of net loss to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin, see “—Non-GAAP Financial Measures.”

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Statements of Operations (in thousands except common unit and per common unit amounts):
Net sales	$103,519	$97,015	$91,844	$86,435	$82,807	$73,989	$74,246	$69,262	$62,865	$53,887	$53,420
Cost of sales	50,615	49,489	47,411	46,309	42,176	36,517	38,211	37,782	32,189	29,150	28,813

Gross profit	52,904	47,526	44,433	40,126	40,631	37,472	36,035	31,480	30,676	24,737	24,607
Selling, general and administrative expenses	30,186	27,276	22,900	21,931	21,863	19,502	18,845	18,439	18,022	15,166	14,909
Transaction expenses	1,444	929	176	768	2,022	421	183	1,104	4,503	575	183
Other income	1,574	2,867	—	279	356	79	48	199	—	—	662

Operating income	22,848	22,188	21,357	17,706	17,102	17,628	17,055	12,136	8,151	8,996	10,177
Interest expense, net	9,962	10,636	17,734	17,929	17,155	16,568	15,402	14,645	11,832	7,832	7,762
Refinancing costs	—	1,645	—	—	—	—	—	—	—	—	—

Income (loss) before income taxes	12,886	9,907	3,623	(223)	(53)	1,060	1,653	(2,509)	(3,681)	1,164	2,415
Income tax (provision) benefit	(4,230)	(2,266)	(1,374)	(350)	2,907	(437)	(9,172)	(519)	2,303	(600)	(1,042)

Net income (loss)	$8,656	$7,641	$2,249	$(573)	$2,854	$623	$(7,519)	$(3,028)	$(1,378)	$564	$1,373

Net income per common share:
Basic	$0.10	$0.09	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Diluted	$0.09	$0.09	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Weighted average common shares outstanding:
Basic	89,704	87,534	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Diluted	91,931	89,242	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Net income (loss) per common unit	N/A	N/A	$11,023,54	$(2,820.64)	$14,000.14	$3,061.24	$(36,860.94)	$(14,843.13)	$(6,752.11)	$2,761.06	$6,732.15
Weighted average common units outstanding - basic and diluted	N/A	N/A	204	204	204	204	204	204	204	204	204

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

Other Data (in thousands, except percentages):
Cash flows provided by (used in);
Operating activities	$16,348	$7,082	$10,813	$12,012	$1,433	$(3,726)	$3,094	$7,457	$693	$2,429	$2,691
Investing activities	(385,465)	(1,440)	(2,401)	(4,444)	(63,382)	(2,821)	(1,910)	(3,839)	(175,390)	(1,521)	(1,083)
Financing activities	350,898	39,397	(1,781)	(1,795)	30,581	18,240	(1,309)	(1,309)	140,189	(1,014)	(2,561)
Depreciation	2,775	2,730	2,678	2,641	2,314	2,537	2,446	2,299	2,115	2,187	2,281
Amortization of intangible and other long-term assets	7,945	7,039	7,265	7,217	7,101	6,888	6,880	6,853	6,650	5,775	5,796
Capital expenditures	(1,954)	(1,729)	(2,401)	(4,310)	(3,093)	(2,821)	(1,910)	(3,839)	(1,491)	(1,521)	(1,083)
Payment for acquisitions, net of cash acquired	(383,511)	289	—	(134)	(60,289)	—	—	—	(173,899)	—	—
EBITDA(1)	33,568	31,957	31,300	27,564	26,517	27,053	26,381	21,288	16,916	16,958	18,254
Adjusted EBITDA(1)	38,096	35,031	33,030	29,252	28,909	27,736	26,846	23,583	22,612	18,491	18,587
Net income (loss) margin	8.4%	7.9%	2.4%	(0.7)%	3.4%	0.8%	(10.1)%	(4.4)%	(2.2)%	1.0%	2.6%
Adjusted EBITDA Margin(1)	36.8%	36.1%	36.0%	33.8%	34.9%	37.5%	36.2%	34.0%	36.0%	34.3%	34.8%

(1)

Refer to “Non-GAAP Financial Measures” in this discussion and analysis for additional information and limitations regarding these non-GAAP financial measures, including a reconciliation to the comparable GAAP financial measure.

Non-GAAP Financial Measures

We present below certain financial information based on our EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin. References to “EBITDA” mean earnings before interest, taxes, depreciation and amortization, references to “Adjusted EBITDA” mean EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net income (loss) to EBITDA and Adjusted EBITDA, and references to “Adjusted EBITDA Margin” refer to Adjusted EBITDA divided by net sales. EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin are not measurements of financial performance under U.S. GAAP. We present EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin because we believe they are useful indicators for evaluating operating performance. In addition, our management uses Adjusted EBITDA to review and assess the performance of the management team in connection with employee incentive programs and to prepare its annual budget and financial projections. Moreover, our management uses Adjusted EBITDA of target companies to evaluate acquisitions.

Although we use EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin as measures to assess the performance of our business and for the other purposes set forth above, the use of non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with U.S. GAAP. Some of these limitations are:

•	EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin do not reflect the significant interest expense, or the cash requirements, necessary to service interest payments on our indebtedness;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the cash requirements for such replacements are not reflected in EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin;

•

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin exclude the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin; and

•	EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin do not include the payment of taxes, which is a necessary element of our operations.

Because of these limitations, EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin should not be considered as measures of cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin in isolation and specifically by using other U.S. GAAP measures, such as net sales and operating profit, to measure our operating performance. EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin are not measurements of financial performance under U.S. GAAP, and they should not be considered as alternatives to net income (loss) or cash flow from operations determined in accordance with U.S. GAAP. Our calculations of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin may not be comparable to the calculations of similarly titled measures reported by other companies.

The following table sets forth a reconciliation of net loss to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the years ended December 31, 2023 and 2022 (in thousands unless otherwise indicated):

	Year Ended December 31,
	2023	2022
Net loss	$(4,615)	$(2,469)
Adjustments:
Interest expense, net	67,054	42,071
Income tax provision (benefit)	7,052	(142)

Operating income	69,491	39,460
Depreciation	9,938	8,882
Amortization	28,086	25,074

EBITDA	107,515	73,416
Adjustments:
Recognition of inventory step-up (1)	603	704
Other income (2)	(762)	(861)
Transaction expenses (3)	3,394	6,365
Stock-based compensation (4)	372	1,526
Acquisition integration costs (5)	1,621	1,913
COVID-19-related expenses (6)	—	210

Adjusted EBITDA	$112,743	$83,273

Net sales	$317,477	$239,434
Net loss margin	(1.4)%	(1.0)%
Adjusted EBITDA Margin	35.5%	34.8%

(1)	Represents accounting adjustments to inventory associated with acquisitions of businesses that were charged to cost of sales when inventory was sold.
(2)	Represents a grant from the U.S. Department of Transportation under the Aviation Manufacturing Jobs Protection Program.
(3)

Represents third party transaction-related costs for acquisitions comprising deal fees, legal, financial and tax due diligence expenses, and valuation costs that are required to be expensed as incurred.

(4)	Represents the non-cash compensation expense recognized by the Company for our restricted equity unit awards.
(5)	Represents costs incurred to integrate acquired businesses and product lines into our operations, facility relocation costs and other acquisition-related costs.
(6)

Represents incremental costs related to the pandemic that are not expected to recur once the pandemic dissipates and are clearly separable from normal operations (for example, additional cleaning and disinfecting of facilities by contractors above and beyond normal requirements and COVID sick pay).

The following table sets forth a reconciliation of net income (loss) to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the three and nine months ended September 30, 2024 and 2023 (in thousands unless otherwise indicated):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income (loss)	$8,656	$2,854	$18,546	$(4,042)
Adjustments:
Interest expense, net	9,962	17,155	38,332	49,125
Refinancing costs	—	—	1,645	—
Income tax provision (benefit)	4,230	(2,907)	7,870	6,702

Operating income	22,848	17,102	66,393	51,785
Depreciation	2,775	2,314	8,183	7,297
Amortization	7,945	7,101	22,249	20,869

EBITDA	33,568	26,517	96,825	79,951
Adjustments:
Recognition of inventory step-ups (1)	276	201	276	201
Other income, net (2)	(1,574)	(356)	(4,441)	(483)
Transaction expenses (3)	1,444	2,023	2,549	2,627
Stock-based compensation (4)	3,094	92	7,568	278
Acquisition and facility integration costs (5)	1,288	432	3,381	917

Adjusted EBITDA	$38,096	$28,909	$106,158	$83,491

Net sales	$103,519	$82,807	$292,378	$231,042
Net income (loss) margin	8.4%	3.4%	6.3%	(1.8)%
Adjusted EBITDA Margin	36.8%	34.9%	36.3%	36.1%

(1)	Represents accounting adjustments to inventory associated with acquisitions of businesses that were charged to cost of sales when inventory was sold.
(2)

Represents a $2.9 million reduction in the estimated contingent purchase price for the CAV acquisition and $1.7 million of proceeds from the settlement of buyer-side representations and warranties insurance covering the acquisition of DAC during the nine months ended September 30, 2024, and $1.7 million of proceeds from the settlement of buyer-side representations and warranties insurance covering the acquisition of DAC received during the three months ended September 30, 2024. In 2023, represents a grant from the U.S. Department of Transportation under the Aviation Manufacturing Jobs Protection Program.

(3)

Represents third party transaction-related costs for acquisitions comprising deal fees, legal, financial and tax due diligence expenses, and valuation costs that are required to be expensed as incurred.

(4)	Represents the non-cash compensation expense recognized by the Company for equity awards.
(5)	Represents costs incurred to integrate acquired businesses and product lines into our operations, facility relocation costs and other acquisition-related costs.

The following table sets forth a reconciliation of net (loss) income to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for each of the quarters indicated (in thousands unless otherwise indicated):

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Net income (loss)	$8,656	$7,641	$2,249	$(573)	$2,854	$623	$(7,519)	$(3,028)	$(1,378)	$564	$1,373
Adjustments:
Interest expense, net	9,962	10,636	17,734	17,929	17,155	16,568	15,402	14,645	11,832	7,832	7,762
Refinancing Costs	—	1,645	—	—	—	—	—	—	—	—	—
Income tax provision (benefit)	4,230	2,266	1,374	350	(2,907)	437	9,172	519	(2,303)	600	1,042

Operating income	22,848	22,188	21,357	17,706	17,102	17,628	17,055	12,136	8,151	8,996	10,177
Depreciation	2,775	2,730	2,678	2,641	2,314	2,537	2,446	2,299	2,115	2,187	2,281
Amortization	7,945	7,039	7,265	7,217	7,101	6,888	6,880	6,853	6,650	5,775	5,796

EBITDA	33,568	31,957	31,300	27,564	26,517	27,053	26,381	21,288	16,916	16,958	18,254
Adjustments:
Recognition of inventory step-up (1)	276	—	—	402	201	—	—	434	270	—	—
Other income(2)	(1,574)	(2,867)	—	(279)	(356)	(79)	(48)	(199)	—	—	(662)
Transaction expenses (3)	1,444	929	176	768	2,022	421	183	1,104	4,503	575	183
Stock-based compensation (4)	3,094	4,387	87	93	93	93	93	145	509	451	421
Acquisition integration costs (5)	1,288	625	1,467	704	432	248	237	778	304	490	341
COVID-19 related expenses (6)	—	—	—	—	—	—	—	33	110	17	50

Adjusted EBITDA	$38,096	$35,031	$33,030	$29,252	$28,909	$27,736	$26,846	$23,583	$22,612	$18,491	$18,587

Net sales	103,519	$97,015	$91,844	$86,435	$82,807	$73,989	$74,246	$69,262	$62,865	$53,887	$53,420
Net income (loss) margin	8.4%	7.9%	2.4%	(0.7)%	3.4%	0.8%	(10.1)%	(4.4)%	(2.2)%	1.0%	2.6%
Adjusted EBITDA Margin	36.8%	36.1%	36.0%	33.8%	34.9%	37.5%	36.2%	34.0%	36.0%	34.3%	34.8%

(1)	Represents accounting adjustments to inventory associated with acquisitions of businesses that were charged to cost of sales when inventory was sold.
(2)

Represents $1.7 million of proceeds from the settlement of buyer-side representations and warranties insurance covering the acquisition of DAC received during the three months ended September 30, 2024, a $2.9 million reduction in the estimated contingent purchase price for the CAV acquisition during the three months ended June 30, 2024, a grant from the U.S. Department of Transportation under the Aviation Manufacturing Jobs Protection Program during 2023 and 2022.

(3)

Represents third party transaction-related costs for acquisitions comprising deal fees, legal, financial and tax due diligence expenses, and valuation costs that are required to be expensed as incurred.

(4)	Represents the non-cash compensation expense recognized by the Company for equity awards.
(5)	Represents costs incurred to integrate acquired businesses and product lines into our operations, facility relocation costs and other acquisition-related costs.
(6)

Represents incremental costs related to the pandemic that are not expected to recur once the pandemic dissipates and are clearly separable from normal operations (for example, additional cleaning and disinfecting of facilities by contractors above and beyond normal requirements and COVID sick pay).

JOBS Act Election

We are currently an “emerging growth company,” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Internal Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we are now required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act, which require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we are required to disclose material changes made to our internal controls and procedures on a quarterly basis, we are not required to make our first assessment of the effectiveness of our internal control over financial reporting under Section 404 until our second annual report on Form 10-K after we become a public company.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act. See “Summary—Implications of Being an Emerging Growth Company.”

Qualitative and Quantitative Disclosures About Market Risk

Interest Rate Risk

Our primary exposure to interest rate risk results from outstanding borrowings under the Credit Agreement, which has a floating interest rate component. We estimate that a 1.0% increase in the applicable average interest rates for the year ended December 31, 2023 would have resulted in an estimated $5.4 million increase in interest expense. See “—Liquidity and Capital Resources—Credit Agreement” above.

We had cash of $55.2 million as of September 30, 2024, which is held for working capital and general corporate purposes. We do not have cash equivalents, restricted cash or marketable securities and we do not enter into investments for trading or speculative purposes. Our cash holdings in interest bearing accounts are exposed to market risk due to fluctuations in interest rates, which may affect our interest income.

We will continue to monitor market risk due to fluctuations in interest rates and potential impacts to the fair value of our holdings and operating cash flows.

Inflation Risk

We have generally experienced increases in our costs of labor, materials and services consistent with overall rates of inflation, but we do not believe that inflation has had a material effect on our business, results of operations, or financial condition. We expect the impact of such increases will be mitigated by efforts to lower costs through manufacturing efficiencies, look for alternative sourcing and reevaluate pricing, as we did in the year ended December 31, 2023. However, continued cost inflation and supply chain disruptions during the remainder of 2024 may continue to require similar efforts to mitigate the impact of continued cost inflation and supply chain disruptions on our results of operations. Our inability or failure to offset cost increases could adversely affect our business, results of operations, or financial condition.

Foreign Currency Risk

Our reporting currency is the U.S. dollar. The reporting and functional currency of our wholly-owned foreign subsidiaries is a combination of local currency and the U.S. dollar.

Our sales and operating expenses are generally denominated in the currencies of the countries in which our operations are located, which are primarily in the United States, the United Kingdom, and Germany. Our consolidated results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any hedging arrangements with respect to foreign currency risk or other derivative financial instruments, although we may choose to do so in the future. A 10% increase or decrease in the relative value of the U.S. dollar for the year ended December 31, 2023 or for the nine months ended September 30, 2024 would not have resulted in a material impact on our operating results.

BUSINESS

Our Company

We specialize in the design, manufacture, and sale of niche aerospace and defense components that are essential for today’s aircraft and aerospace and defense systems. Our focus on mission-critical, highly engineered solutions with high-intellectual property content resulted in approximately 85% of our 2023 net sales being derived from proprietary products where we believe we hold market-leading positions. Furthermore, our products have significant aftermarket exposure, which has historically generated predictable and recurring revenue. We estimate that 52% of our 2023 net sales were derived from aftermarket products.

The products we manufacture cover a diverse range of applications supporting nearly every major aircraft platform in use today and include auto throttles, lap-belt airbags, two- and three-point seat belts, water purification systems, fire barriers, polyimide washers and bushings, latches, hold-open and tie rods, temperature and fluid sensors and switches, carbon and metallic brake discs, fluid and pneumatic-based ice protection, RAM air components, sealing solutions and motion and actuation devices, customized edge-lighted panels and knobs and annunciators for incandescent and LED illuminated pushbutton switches, among others. We primarily serve three core end markets: commercial aerospace, business jet and general aviation, and defense, which have long historical track records of consistent growth. We also serve a diversified customer base within these end markets where we maintain long-standing customer relationships. We believe that the demanding, extensive and costly qualification process for new entrants, coupled with our history of consistently delivering exceptional solutions for our customers, has provided us with leading market positions and created significant barriers to entry for potential competitors. By utilizing differentiated design, engineering, and manufacturing capabilities, along with a highly targeted acquisition strategy, we have sought to create long-term, sustainable value with a consistent, global business model.

Our ability to deliver high-quality solutions stems from management’s extensive industry experience and their long history of creating value across multiple businesses. Prior to the formation of Loar, Chief Executive Officer and Co-Chairman Dirkson Charles, Chief Financial Officer Glenn D’Alessandro, and VP & General Counsel Michael Manella helped lead K&F through 17 years of sustained success, including its initial public offering and ultimate sale to Meggitt plc (now part of Parker-Hannifin Corporation). The team, building upon its proven ability to create value, subsequently worked together at McKechnie until its 2010 sale to TransDigm. During their tenure at McKechnie, they worked alongside the Company’s Co-Chairman Brett Milgrim, who was a Managing Director and Partner of JLL, McKechnie’s majority owner before the sale to TransDigm. Through their collective experience at K&F and McKechnie, the management team built deep industry expertise and harnessed this knowledge to launch Loar, even entering some of the same product categories as K&F and McKechnie such as carbon and metallic brake discs, hydraulic valves, keepers, rate control devices, latches, hold-open rods, starter generators, and actuators, among others. By having the advantage of a clean blueprint and targeted list of attractive product categories and acquisition candidates, the management team has been able to leverage its significant experience to create a purpose-built, successful platform.

Loar is centered around a commitment to a consistent and focused business model—creating a portfolio of proprietary products serving a highly diverse set of applications, end markets and customers within the aerospace and defense value chain. This strategy has resulted in what we believe to be market-leading positions, driven by products that have been difficult for competitors to replicate. The qualification process for the Company’s products serves as a significant barrier to entry for new suppliers. The time, investment, and risks associated with qualification are substantial. The process can often take years, involving multiple tests that require support and financial contribution from both the system supplier and the OEM. Moreover, the Company focuses on products that make up a relatively small portion of the total cost of an aircraft. As a result, it is not typically economical for OEMs to repeat the process of qualification after an existing supplier has been qualified already onto a given aircraft platform. In addition, customer relationships represent a key barrier to entry. Given the mission-critical nature of the Company’s products, we believe our customers look for highly reliable suppliers they can trust to deliver on-time, high-quality solutions. Loar’s position as a trusted supplier of highly engineered, value-added products not only has created significant barriers to entry, but also has established an ability to fairly value our products, which has resulted in consistent improvements to Loar’s gross profit margins over the long-term.

Our portfolio of products serves a variety of applications across aircraft platforms as shown below:

Once Loar’s components are qualified on an aircraft platform, we believe we are likely to maintain our position as the provider of aftermarket parts and services for the life of the platform and related platform derivatives. This results in significant aftermarket revenue, which represented 52% of our 2023 net sales. For the platforms we serve, the total life of an aircraft can be up to 50 years, ensuring steady aftermarket revenue streams with historically higher margins than revenue to OEM customers. We believe our aftermarket exposure provides us with an opportunity for stable, recurring, long-lasting and high-margin financial performance.

In addition to our OEM and aftermarket balance, our revenue is diversified across end markets, customers, and platforms. No more than 14% of our 2023 net sales came from any single customer, and no more than 6% of our 2023 net sales came from any single aircraft platform. We believe that our revenue diversification provides significant resiliency, and it positions us well to take advantage of new business opportunities.

We believe that our efforts to serve our customers effectively have also differentiated our business and led to long-standing customer relationships. Given the complexity of our customers’ supply chains, they look for dependable suppliers across multiple products and capabilities. In addition to providing a broad set of capabilities, we believe our commitment to quality, consistent on-time delivery and highly specialized tailored solutions furthers our long-standing relationships. Our relationships enable an open dialogue regarding our customers’ supply chain challenges, which can give us insight into potential growth opportunities, both organically and inorganically.

Our business approach couples strong organic growth with our proven acquisition strategy. Since 2012, we have executed and successfully integrated 17 strategic acquisitions. We have a highly disciplined approach to evaluating potential acquisition targets, and have sought companies with valuable intellectual property, high aftermarket content, revenue synergies, ability to cross-sell and strong customer relationships. We operate in a highly fragmented market, which has historically provided ample acquisition targets as we look to enhance and grow our platform.

Our Industry

End Markets

We primarily compete across three core end markets of the aerospace and defense component industry: commercial aerospace, business jet and general aviation, and defense.

Commercial Aerospace. The commercial aerospace market, our largest end market representing 45% of 2023 net sales, has experienced significant growth over the past several years as a result of increased orders for next-generation commercial aircraft and increased aftermarket requirements from higher levels of aircraft usage in a post-COVID environment. However, the commercial aerospace market has shown consistent long-term growth trends over the past 75 years, spurred by travel demand and the development of a global world economy. The industry’s growth rate has historically outpaced global GDP growth, with RPKs increasing at an average of 1.6x global GDP growth between 1970 and 2022, reflecting an approximate 5% CAGR.

Commercial aerospace OEM revenue historically has been tied to new aircraft production, which is currently supported by the production ramp of several next-generation narrowbody aircraft programs that have large order backlogs (for example, Airbus A320 family and Boeing 737 family). These order backlogs are needed to meet the secular demand for air travel. In 2021, there were 20,675 commercial jet aircraft in service, compared to 17,712 commercial jet aircraft in service in 2010, and industry consultants project that future demand requires 34,684 commercial aircraft in service by 2032.

The commercial aerospace aftermarket has historically produced consistent revenue. In our experience, as global commercial aircraft fleets grow, maintenance requirements grow alongside them. Most maintenance requirements are recurring and non-deferrable, even during periods of economic downturn or reduced demand for commercial air travel. Given the industry’s long-term secular growth trends, an increasingly larger middle class that has a high demand for travel, and a meaningfully large share of the global fleet represented by legacy aircraft, we expect continued growth and stability of our commercial aftermarket revenue.

Business Jet and General Aviation. Our second largest end market, business jet and general aviation, which accounted for approximately 24% of 2023 net sales, has experienced significant growth over the past several years. The emergence of several business models has provided consumers with greater accessibility and affordability to private aviation, driving increased popularity globally.

The business jet and general aviation market is comprised of all aviation operations outside of commercial and defense, and it includes both OEM and the aftermarket. This market has experienced strong demand with new asset-light fleet models, such as charter operators, jet cards and fractional jet ownership. These shared economy solutions have increased average utilization, resulting in growing demand for new aircraft. Accordingly, several modern, next-generation business jet platforms have been introduced by aircraft OEMs and production rates have been rising to meet this growing demand. Moreover, increased accessibility and affordability of private aviation has driven accelerated adoption by consumers, as flyers seek alternative options to commercial air travel, resulting in even greater flight hours and aftermarket growth.

Defense. The military aviation end market, which accounted for approximately 19% of 2023 net sales, has continued to benefit from growing global demand. Current geopolitical circumstances, including the Ukraine conflict, the Israeli war and the potential for engagements with China and/or Russia have resulted in increased global defense spending. We expect that defense spending will continue to increase as militaries invest to maintain operational readiness.

We believe that aftermarket and OEM demand for military aviation solutions follows global defense spending and the broader U.S. Department of Defense budget. OEM military revenue is primarily driven by spending on new aircraft platforms and systems. In an era of heightened geopolitical instability, we believe that defense spending will continue to be a priority for militaries to maintain operational readiness and invest in next-generation platforms with modern capabilities. Recently, military aftermarket revenue has been derived primarily from utilization of existing aircraft, aircraft modernization and sustainment initiatives to upgrade existing fleets and extend the service life of equipment.

Competition

The market for aerospace and defense components is highly fragmented, with few scaled competitors. As a result, we have very few direct competitors that provide the breadth of products, solutions and expertise that we are able to offer our customers. However, given the market fragmentation, we face competition from different competitors across individual products and applications. Competition within our product offerings range from divisions of large public corporations to small, privately held companies with singular capabilities that lack infrastructure and capacity to scale.

We compete primarily on the basis of engineering, capabilities, capacity and customer responsiveness. We believe we meet or exceed the performance and quality requirements of our customers and consistently deliver products on a timely basis with superior customer service and support. Our commitment to performance and responsiveness has allowed us to foster strong customer relationships with major aerospace and defense OEMs and Tier 1 and Tier 2 suppliers. We believe that our consistent quality, performance and breadth of capabilities are key strengths that enable us to win new business and fuel the continued long-term relationships with our customers.

Competitive Strengths

As a specialized supplier in the aerospace and defense component industry, we believe we are well-positioned to deliver innovative, mission-critical solutions to a wide array of aerospace and defense customers. Our key competitive strengths support our ability to offer differentiated solutions to our customers:

Portfolio of Mission-Critical, Niche Aerospace and Defense Components. We specialize in niche aerospace and defense components that are essential for the production and maintenance of aircraft and their related systems. Given the high costs typically associated with the stoppage of production or the removal of an aircraft from service, customers demand consistent reliability, performance and quality from our products. We believe that few competitors can offer the customized, high-quality solutions we provide and, as such, we believe we are the supplier of choice in the end markets in which we operate.

Intellectual Property-Driven, Proprietary Products and Expertise in an Industry with High Barriers to Entry. We derived 85% of our 2023 net sales from proprietary products or solutions. Our intellectual property and in-house expertise represent decades of knowledge and investment that we believe competitors would struggle to match. Furthermore, due to the industry’s stringent regulatory, certification and technical requirements, the qualification process for new products is rigorous and costly. Certification processes necessitate significant time and monetary investments from both suppliers and customers, leaving little incentive for either party to repeat these processes once a product is already certified on a platform. Accordingly, we believe that these high barriers to entry provide us with additional growth opportunities with our customers, while the reliability, performance and quality of our products enhance our long-standing customer relationships.

Strategically Focused on Higher-Margin Aftermarket Content. We supply aftermarket products to a large installed, and growing, base of aircraft. We estimate that our addressable market opportunity includes more than 84,000 discrete aircraft across more than 250 total aircraft platforms. Due to our installed OEM base of proprietary products and a demanding certification process, we are often the only supplier providing these products in the aftermarket, which we generally expect to result in a recurring revenue stream for the life of each aircraft platform. The total life of the platforms we serve can be up to 50 years, presenting the opportunity for a long tail of aftermarket service and/or periodic replacement requirements. We believe our ability to support the full aircraft life cycle from initial build to retirement is a key differentiator and has historically generated significant revenue, as represented by the 52% of our 2023 net sales attributable to the aftermarket. The long-term secular growth dynamics of aftermarket demand historically have also led to higher margins and consistent revenue growth.

Highly Diversified Revenue Streams. We have strategically and purposefully constructed a highly diverse portfolio, which we believe positions us well to succeed in a variety of market conditions. Our diversified revenue base is designed to reduce our dependence on any particular product, platform, or market sector, and we believe it has been a significant factor in our resilient financial performance. The Company’s diversification stretches across end markets, product category or application, customers, and platforms.

•	End markets: 2023 net sales by category were 45% commercial aerospace, 24% business jet and general aviation, 19% defense and 12% non-aviation.

•

Product category or application: The Company’s products are utilized in a variety of applications in aircraft interiors, exteriors and engines that serve both OEM (48% of 2023 net sales) and aftermarket (52% of 2023 net sales) categories of the overall market.

•	Customers: No customer made up more than 14% of 2023 net sales. The top five customers made up 34% of 2023 net sales.

•

Platforms: No aircraft platform represented more than 6% of 2023 net sales. The top six aircraft platforms represented less than 19% of total 2023 net sales. Our top two aircraft platforms are the Airbus A320 family and the Boeing 737 family.

Established Business Model with a Lean, Entrepreneurial Structure. Our operations are built around a philosophy that encourages local autonomy across the Company’s brands and drives entrepreneurial spirit. Critical to our success is a management structure that is designed to facilitate seamless communication across our businesses. Executive Vice Presidents are responsible for multiple brands within the Company. They support local brand leaders and also work closely with corporate management in helping to optimize potential cross-selling opportunities, operational initiatives and capital allocation. By fostering cross-communication and enabling each brand to leverage the benefits of the broader Company platform, we have created a highly scalable operational structure with few management layers. We believe our streamlined structure also facilitates efficient decision making for acquisitions and other important strategic decisions. Our streamlined leadership, coupled with a holistic approach to revenue and innovation, is intended to position us for revenue growth and ongoing operational improvements.

Disciplined and Strategic Approach to Acquisitions, with History of Successful Integration. We have a disciplined and thoughtful approach to acquisitions, as demonstrated by the successful integration of our 17 acquisitions since 2012. Our well-defined acquisition criteria have led us to target companies with proprietary products and/or processes, leading market positions, significant aftermarket potential, strong revenue synergies with potential for cross-selling and strong customer relationships. Management’s experience in driving financial performance from our defined model has led to a targeted goal of doubling an acquired business’s Adjusted EBITDA over a three-to-five-year time frame post-acquisition. Our focused approach to acquisitions and the underlying drivers of value have helped create a scaled and integrated platform.

Track Record of Strong Growth, Margins and Cash Flow Generation. Since inception, we have utilized both organic and inorganic drivers to generate a portfolio of what we believe to be market leading brands and products under the Loar umbrella, enabling a consistent track record of growth and strong margins. In constructing a portfolio of capabilities that fit the needs of the marketplace, we have focused on four main strategic drivers of value in our business: launching new products, optimizing productivity, achieving value pricing and readying talent. By applying these drivers, we have been able to generate significant growth, high margins and high cash flow since our inception. We believe our performance-driven culture and commitment to constant improvement and execution will continue to drive strong financial performance.

Proven Leadership Team. Our leadership team has a depth of experience running businesses in the aerospace and defense component industry. A core group of our senior management team has worked together for over 30 years at multiple companies, and the average industry experience for 10 members of our senior leadership team is over 25 years, including having worked together for more than 15 years at the Company, McKechnie and/or TransDigm. Our management team has leveraged its extensive industry experience to construct purposely a well-designed and diversified platform at Loar, has generated significant net sales growth, and has navigated many different market environments. In addition, our management team’s incentives are well-aligned with the success of Loar and its stockholders. Members of the management team and certain other key employees are expected to hold approximately 15% of the shares of our common stock outstanding as of November 12, 2024, after giving effect to the sale of shares of common stock by us in this offering and assuming no exercise of the underwriters’ option to purchase additional shares. See “Principal and Selling Stockholders.”

Growth Strategy

Our growth strategy is made up of two key elements: (i) a value-driven operating strategy and (ii) a disciplined acquisition strategy.

Value-driven operating strategy. Our five core organic growth value drivers are:

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Providing highly engineered, value-additive solutions to our customers: We are well positioned in our core underlying markets to benefit from the aerospace and defense component industry’s long-term secular growth trends. Our proprietary products and consistent ability to meet customer needs have resulted in strong, long-standing customer relationships. Our quality and breadth of offerings have enabled us to maintain established positions on nearly every major aircraft platform such that we benefit from both large production backlogs for new aircraft as well as the aftermarket requirements associated with aircraft in use today. We expect to maintain entrenched positions for the life of the majority of these aircraft platforms due in part to high switching costs and significant barriers to entry. When coupled with the long tail of aftermarket requirements, our positioning creates a favorable mix of business with highly profitable opportunities.

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Value-based pricing opportunities: Historically we have been able to realize a sustainable pricing strategy reflective of the value of our products’ position in the supply chain. We believe our business model creates value-based pricing opportunities through a compelling combination of attributes. Proprietary products, customized designs, superior quality, the relative low cost of our solutions compared to the total cost of the aircraft platform, and high switching costs are among the attributes that we believe lead our customers to prioritize performance and reliability over price.

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Winning profitable new business: We have won profitable new business from existing customers, and we have expanded our customer base through new relationships, by leveraging our broad capabilities, extensive engineering expertise and reputation for quality and performance. By successfully meeting customers’ design requirements, certification needs and/or timing constraints, we have garnered trust with customers and created cross-selling opportunities across various platforms, systems and customers. Our new business pipeline targets opportunities within attractive aircraft programs where we see an opportunity to leverage customer relationships or product overlaps and drive new, profitable revenue streams.

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New product introductions: We continuously develop new innovative solutions for our customers. Our product development strategy has been guided by our strong understanding of our customers’ needs, which is driven by the open and candid relationships we foster. We seek to introduce new products that not only address critical customer needs, but also serve large addressable fleets with aftermarket requirements. Additionally, as customers continue to navigate an increasingly complex supply chain, we believe they are focused on working with a smaller set of reliable core suppliers. As a supplier of a broad suite of high-quality, niche solutions that serve a broad range of applications, we are well-positioned to benefit from customers’ desire for a more streamlined supply chain.

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Driving operational efficiencies that improve cost structure and profitability: We are focused on consistent operational improvements to our cost structure that we believe will drive profitability. We frequently review opportunities for margin enhancement through key operational metrics, productivity initiatives, management directives and weekly or quarterly reviews to drive operational efficiencies. Additionally, we expect our margins and profitability to improve from focused growth strategies that provide high contribution margins and value-based pricing that, at a minimum, achieve price increases greater than inflation.

Disciplined acquisition strategy. Acquisitions are a core element of our long-term growth strategy. We have considerable experience in executing acquisitions and integrating acquired businesses into our Company and culture, having done so 17 times since our formation in 2012. Our disciplined acquisition strategy revolves around acquiring aerospace and defense component businesses with significant aftermarket potential and proprietary content and/or processes, where we believe there is a clear path to value creation.

The aerospace supply chain is highly fragmented, with many components supplied by smaller privately-owned businesses that, in turn, sell to system integrators, Tier 1 or Tier 2 manufacturers, or large OEM participants. We believe there is a significant opportunity for further consolidation of the supply chain. We have maintained a robust pipeline of acquisition targets and are often in active discussions with business owners that recognize our established culture and the opportunity for them to leverage the Company’s existing infrastructure, customer base, platform exposure and industry relationships. We are positioned as an acquirer of choice due to our entrepreneurial philosophy and desire to further grow and improve each brand we acquire, based on a flexible post-acquisition integration that suits each business’s specific strengths and culture. We intentionally maintain each acquired business’s brand to preserve long-term customer relationships and capture revenue synergies.

As part of our acquisition strategy, we take a disciplined approach to acquisition target screening, focusing on identifying key characteristics that we believe provide insight on strategic fit. Such characteristics include: (i) aerospace- and defense-focused businesses; (ii) proprietary content and/or processes; (iii) significant aftermarket exposure or potential to grow; (iv) focus on niche markets or products with strong market positions; (v) capabilities where the opportunity to cross-sell our existing portfolio of products exists; and (vi) long-standing customer relationships. Our disciplined approach to acquisitions has allowed us to be opportunistic, which has built the Company into a leading aerospace and defense component supplier.

Government Contracts

We supply defense-related equipment and services to U.S. Government agencies and therefore are subject to the business risks specific to the defense industry, including the ability of the U.S. Government to unilaterally: (1) suspend us from receiving new contracts; (2) terminate existing contracts at its convenience and without significant notice; (3) reduce the value of existing contracts; (4) audit our contract-related costs and fees, including allocated indirect costs; and (5) revoke required security clearances. We also sell directly to the government of Germany. Violations of government procurement laws could result in civil or criminal penalties.

Governmental Regulation

As a manufacturer and supplier of commercial aircraft components and equipment, we are subject to regulation by the FAA, the European Union Aviation Safety Agency, UK Civil Aviation Authority, and the Civil Aviation Administration of China, while the military aircraft component industry is governed by military quality specifications.

The components we manufacture are required to be certified by one or more of these entities or agencies, and other similar agencies elsewhere in the world. We must also satisfy the requirements of our customers, including OEMs and airlines that are subject to FAA regulations, and provide these customers with products and services that comply with the government regulations applicable to commercial flight operations. These regulations are largely designed to ensure that all aircraft components and equipment are continuously maintained and in proper condition to ensure safe operation of the aircraft. Specifically, the FAA and other aviation authorities require that various maintenance routines be performed on aircraft engines, engine parts, airframes and other components at regular intervals based on cycles or flight time. The inspection, maintenance and repair procedures for the various types of aircraft and equipment can be performed only by certified repair facilities utilizing certified technicians. We believe that we currently satisfy or exceed these maintenance standards in our repair and overhaul services.

Since we sell defense products directly to the U.S. Government and for use in systems delivered to the U.S. Government, we can be subject to various laws and regulations governing pricing and other factors as well. Contracting in the defense industry also makes us subject to rules related to bidding, billing and accounting kickbacks and false claims.

Furthermore, we are at times subject to trade laws and regulations like the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations, and the sanctions administered by the United States Department of the Treasury’s Office of Foreign Assets Control. Additionally, we are subject to data protection laws, including but not limited to the General Data Protection Regulation, the California Consumer Privacy Act, the European Union General Data Protection Regulation, and the Personal Information Protection Law in China.

There has been no material adverse effect to our consolidated financial statements nor competitive positions as a result of these governmental regulations. Our operations may in the future be subject to new and more stringent regulatory requirements, so in that regard, we closely monitor the FAA and industry trade groups to attempt to understand how possible future regulations might impact us.

Legal Matters

We are subject to various claims and legal actions that arise in the ordinary course of our business, including claims resulting from employment related matters. We do not believe that the ultimate resolution of any existing claim would have a material effect on our business, financial condition, results of operations or cash flows. However, a significant increase in the number of these claims or an increase in amounts owing under successful claims could materially and adversely affect our business, financial condition, results of operations, or cash flows.

Properties

We maintain 19 properties, of which 13 are manufacturing facilities and six are office, warehousing, processing and/or other types of facilities. Of the 13 manufacturing facilities, (i) we maintain 11 facilities in the United States, of which we own eight and lease three, (ii) we lease a facility in the United Kingdom and (iii) we lease a facility in Germany. Of the remaining six facilities, all of which are in the United States, we own one facility and lease five facilities. See Note 6, Property, Plant and Equipment and Note 14, Leases of the Notes to Consolidated Financial Statements.

Most of our manufacturing facilities contain manufacturing, distribution and engineering functions, and most facilities have certain administrative functions, including management, sales and finance. Our headquarters is located at our manufacturing facility in White Plains, New York, which is a facility we own that is approximately 42,500 square feet in size. We believe that our existing facilities are sufficient to meet our operational needs for the foreseeable future.

Manufacturing and Engineering

We continually strive to optimize productivity and achieve value pricing over inflation, implementing precision engineering and manufacturing to produce parts essential for today’s aircraft systems and structures. We strive to differentiate ourselves from our competitors by manufacturing products in an accurate, reliable and repeatable manner without sacrificing attention to detail, which is evident in the durability and precision of our products. We are able to keep capital expenditure levels low since we do not constantly need new state of the art equipment, which contributes to our lean entrepreneurial structure and helps us drive continuous improvement.

Raw Materials

We require the use of a variety of raw materials and manufactured component parts in our manufacturing processes, and we purchase these from various suppliers. We believe most of our raw materials and component parts are generally available from multiple suppliers at competitive prices. The lingering supply chain disruptions stemming from the COVID-19 pandemic has disrupted to a certain extent the availability of raw materials. These disruptions in raw material supply could temporarily impair our ability to manufacture our products for our customers or require us to pay higher prices to obtain these raw materials from other sources, however, we believe that the loss of any one source, although potentially disruptive in the short-term, would not materially affect our long-term operations. We try to limit the volume of raw materials and component parts on hand, and we are highly dependent on the availability of essential materials, so continued inflationary pressures could impact material costs. Although we believe in most cases that we could identify alternative suppliers, or alternative raw materials or component parts, the lengthy and expensive FAA and OEM certification processes associated with aerospace products could prevent efficient replacement of a supplier, raw material or component part. Additionally, an open conflict or war across any region, including, but not limited to, the conflicts in Ukraine and Israel, could affect our ability to obtain raw materials.

Intellectual Property

We rely on patents, trademarks, trade secrets and proprietary knowledge and technology, both internally developed and acquired, in order to maintain a competitive advantage. The Company’s products are manufactured, marketed and sold using a portfolio of patents, trademarks, and other forms of intellectual property, some of which expire in the future. The Company develops and acquires new intellectual property on an ongoing basis. Based on the broad scope of the Company’s product lines, management believes that the loss or expiration of any single intellectual property right would not have a material effect on our consolidated financial statements.

As of September 30, 2024, we own 98 issued patents, which will expire between April 18, 2025 and February 22, 2041. We currently have 35 pending or published but not yet issued patents, for which the rights and duration are pending grant of the patent by the U.S. Patent and Trademark Office or other applicable national or regional patent authority. Additionally, as of September 30, 2024, we have 186 submitted trademark applications, all of which have been issued and none of which are pending.

Environmental Matters

Our operations and facilities are subject to an extensive regulatory framework of federal, state, local and foreign environmental laws and regulations that govern, among other things, discharges of pollutants into the air and water, the generation, handling, storage and disposal of hazardous materials and wastes, the investigation and remediation of certain materials, substances, and wastes. We are committed to monitoring our business’s environmental performance, and to the health and safety of our employees, and as such we continually make efforts to ensure our operations are in substantial compliance with all applicable environmental laws and regulations. Environmental laws and regulations may require that the Company investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations. We recorded an environmental liability in connection with our acquisition of AGC Acquisition LLC, for which we are not entitled to any third-party recoveries. The facilities acquired in connection with that acquisition entered into the state of Connecticut’s voluntary remediation program for certain known contaminants in 2009. An independent third-party evaluation of the facilities estimated the potential range of costs for remediation, and consistent with that original estimate and with progress made on the remediation process since then (and taking into account new information learned about the site since that estimate was prepared), the balance of the environmental liability on September 30, 2024 was approximately $0.3 million. As investigations and remediations proceed, adjustments in our accruals will be necessary to reflect new information.

Based upon consideration of currently available information, we believe liabilities for environmental matters will not have a material adverse impact on our consolidated financial statements, but we cannot assure that material environmental liabilities may not arise in the future. For further information on environmental-related risks, including climate change, see “Risk Factors.”

Human Capital Resources

As of September 30, 2024, we had approximately 1,500 full-time, part-time and temporary employees. Approximately 140 of our full-time and part-time employees are represented by labor unions. One collective bargaining agreement covering approximately 60 employees does not have an expiration.

Our employees are critical to our long-term success and are essential to helping us meet our goals. Therefore, it is crucial that we continue to attract, retain and motivate exceptional and high-performing employees by providing opportunities available for all our employees to not only contribute to Loar, but also grow and develop in their careers. We offer training and development programs encouraging advancement from within in order to support the advancement of our employees. We leverage both formal and informal programs to identify, foster, and retain top talent at both the corporate and operating unit level. We believe we offer competitive compensation programs to our employees to help attract and retain our employees.

Seasonality

We do not believe our net sales are subject to significant seasonal variation.

MANAGEMENT

Executive Officers and Directors

Below is a list of our executive officers and directors, their respective ages as of November 15, 2024 and a brief account of the business experience of each of them.

Name	Age	Title
Dirkson Charles	60	President, Chief Executive Officer, Executive Co-Chairman and Director
Brett Milgrim	55	Executive Co-Chairman and Director
Glenn D’Alessandro	60	Treasurer and Chief Financial Officer
Michael Manella	68	Vice President, General Counsel and Secretary
David Abrams	63	Director
Raja Bobbili	37	Director
Alison Bomberg	55	Director
Anthony M. Carpenito	50	Director
M. Chad Crow	56	Director
Taiwo Danmola	64	Director
Paul S. Levy	77	Director
Margaret McGetrick	66	Director

Executive Officers

Dirkson Charles founded Loar Group Inc. in 2012 and has served as President, Chief Executive Officer and Executive Co-Chairman since inception. He has served as President, Chief Executive Officer and Executive Co-Chairman of Loar Holdings Inc., formerly known as Loar Holdings, LLC since its inception in 2017. He joined our Board of Directors concurrently with the Corporate Conversion. He has also served as Executive Manager and Co-Chairman of the Board of Managers of LA 13 since its inception in 2017. From May 2007 to December 2010, Mr. Charles served as an Executive Vice President of McKechnie responsible for all aspects of financial operations for this multinational organization. From February 1989 to May 2007, Mr. Charles was Executive Vice President and Chief Financial Officer with K&F, a leading manufacturer of aviation wheels, brakes, fuel tanks and brake control systems. In addition, Mr. Charles was with Arthur Andersen and Company for five years where he supervised audit engagements and acquired expertise in the Securities and Exchange Commission rules and regulations. Mr. Charles currently serves as the Chairman of Doncasters Group Limited, a position he has held since March of 2020. Mr. Charles has also served as a Director of Builders FirstSource, Inc. since June 2022. Mr. Charles holds an undergraduate degree in public accounting and an M.B.A. in finance from Pace University. He is a certified public accountant in the State of New York.

Mr. Charles is the President, Chief Executive Officer and Executive Co-Chairman of Loar Holdings Inc., formerly known as Loar Holdings, LLC. That role, along with his service as a member of the board of directors of a public company, prior high-level leadership positions and his critical accounting skills as a licensed C.P.A. and from his prior experience in public accounting, make him an essential Board member.

Brett Milgrim has been the Executive Co-Chairman of Loar Holdings Inc., formerly known as Loar Holdings, LLC since 2017. He has also served as Executive Manager and Co-Chairman of the Board of Managers of LA 13 since its inception in 2017. He joined our Board of Directors concurrently with the Corporate Conversion. From 1997 until his retirement in 2011, Mr. Milgrim was a Managing Director and Partner of JLL, a New York-based private equity firm, where he was responsible for leading investments in JLL’s industrial vertical and has extensive experience in all areas of corporate finance and capital markets. His background involving the management of numerous aerospace and industrial companies is valuable in leading Loar’s overall corporate and acquisition strategies. Mr. Milgrim previously served in the Investment Banking department of

Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Milgrim currently serves on the Board of Directors of Builders FirstSource, Inc., a position he has held since 1999. Mr. Milgrim previously served as a director of Horizon Global Corporation until its acquisition in February 2023 and PGT Innovations, Inc. until its acquisition in March 2024. Mr. Milgrim holds an M.B.A. from The Wharton School of the University of Pennsylvania and a Bachelor’s Degree from Emory University.

Mr. Milgrim is the Executive Co-Chairman of Loar Holdings Inc., formerly known as Loar Holdings, LLC. That role, along with his knowledge regarding all aspects of corporate finance and capital markets and service on the boards of other public companies, make him an essential Board member.

Glenn D’Alessandro has served as Treasurer and Chief Financial Officer of Loar Group Inc. since February 2012 and of Loar Holdings Inc., formerly known as Loar Holdings, LLC since its inception in 2017. Previously, Mr. D’Alessandro served as Vice President and Controller of McKechnie and was responsible for all aspects of financial management, financial reporting and cash management. Prior to that role, Mr. D’Alessandro had various financial roles including Vice President and Controller with K&F, a leading manufacturer of aviation wheels, brakes, fuel tanks and brake control systems. Prior to that role, Mr. D’Alessandro supervised various audit engagements for Arthur Andersen and Company. Mr. D’Alessandro holds a Bachelor of Business Administration in Accounting from Hofstra University. He is a certified public accountant.

Michael Manella has served as Vice President, General Counsel and Secretary of Loar Group Inc. since February 2012 and of Loar Holdings Inc., formerly known as Loar Holdings, LLC since its inception in 2017. Previously, Mr. Manella served as vice president and general counsel at McKechnie overseeing all aspects of the company’s legal affairs. He has also held senior legal and management positions at three other companies: Assistant General Counsel for Meggitt USA, General Counsel for Aircraft Braking Systems Corporation until Meggitt PLC purchased Aircraft Braking Systems Corporation and various other positions at Aircraft Braking Systems Corporation. Mr. Manella holds a B.S. in accounting from the University of Akron, an M.B.A. from Kent State University and a J.D. from the University of Akron School of Law. Mr. Manella also completed the executive management program at the University of Oxford, Said Business School.

Non-Employee Directors

David Abrams has served as Manager on the Board of Managers of LA 13 since its inception in 2017. He joined our Board of Directors concurrently with the Corporate Conversion. Mr. Abrams founded Abrams Capital Management, LLC in 1999 and has been its Chief Executive Officer and Portfolio Manager since inception. Previously, Mr. Abrams was a senior investment professional with The Baupost Group of Boston, Massachusetts, for 10 years. Mr. Abrams holds a B.A. in History from the University of Pennsylvania.

Mr. Abrams has vast experience investing in a wide variety of businesses, including his long tenure on the Board of Managers of LA 13. He brings valuable knowledge to the Board.

Alison Bomberg has served as Manager on the Board of Managers of LA 13 since its inception in 2017. She joined our Board of Directors concurrently with the Corporate Conversion. Since June 2015, Mrs. Bomberg has served at Abrams Capital Management, LLC, where she is currently a Managing Director and General Counsel. Previously, Mrs. Bomberg was a Partner in the Private Equity group of Ropes and Gray, LLP where she practiced law for 21 years. Mrs. Bomberg serves on the Advisory Board of the non-profit Boston Youth Symphony Orchestras. Mrs. Bomberg holds a B.A. in Foreign Policy from the University of Wisconsin-Madison and a J.D. from Boston University School of Law.

Ms. Bomberg has vast experience from her long tenure on the Board of Managers of LA 13. She serves as a senior lawyer of a large investment company. As a practicing lawyer, she brings valuable knowledge to the Board.

Raja Bobbili has served as Manager on the Board of Managers of LA 13 since its inception in 2017. He joined our Board of Directors concurrently with the Corporate Conversion. Since January 2014, Mr. Bobbili has

served at Abrams Capital Management, LLC, where he is currently an Investment Analyst and Managing Director. Mr. Bobbili holds a B.S. in Electrical Engineering and Computer Science and a B.S. in Economics from the Massachusetts Institute of Technology, an M.B.A. from Harvard Business School and a J.D. from Harvard Law School.

Mr. Bobbili has extensive experience in private equity investing, financial matters, and knowledge and understanding of business and corporate strategy, including from his long tenure on the Board of Managers of LA 13.

Anthony M. Carpenito has served as Manager on the Board of Managers of LA 13 since 2019. He joined our Board of Directors concurrently with the Corporate Conversion. Since April 2015, Mr. Carpenito has served at Abrams Capital Management, LLC, where he is currently Head of Private Capital Markets. Previously, Mr. Carpenito spent nearly 10 years in Credit Suisse’s Private Fund Group, including as Managing Director and Head of the Real Estate Private Fund Group. Prior to that role, he spent three years at GAMCO Investors in a hedge fund capital raising role. He started his career at Goldman Sachs, holding various roles in Controllers, emerging debt capital markets and asset management. Mr. Carpenito holds a B.A. in Economics and Political Science from Bucknell University and an M.B.A. from Columbia University.

Mr. Carpenito has extensive experience in private equity investing, financial matters, and knowledge and understanding of business and corporate strategy, including from his long tenure on the Board of Managers of LA 13.

M. Chad Crow has served as Manager on the Board of Managers of LA 13 since February 2024. He joined our Board of Directors concurrently with the Corporate Conversion. Mr. Crow has served since April 2021 as a fractional Chief Financial Officer for Lone Star Pharmaceuticals, a pharmaceutical distribution company, and MAC Realty, a rental properties company. Previously, Mr. Crow joined Builders FirstSource, Inc. in September 1999, and held several roles of increasing responsibility thereafter. In 2009, Mr. Crow was named Senior Vice President and Chief Financial Officer; in 2014, he was promoted to President and Chief Operating Officer; and in 2017, he became a Director, President and Chief Executive Officer, serving in such roles until April 2021. Previously, he served in a variety of positions at Pier One Imports and Price Waterhouse LLP. Mr. Crow holds a B.B.A. in Accounting from Texas Tech University.

Mr. Crow has significant public company financial and executive experience. He has over 20 years of experience in senior and executive management and held a C.P.A. license for over 25 years. Through his previous experience as Chief Financial Officer and Chief Executive Officer of a publicly-traded company, Mr. Crow brings valuable knowledge to the Board and the Audit Committee.

Taiwo Danmola has served as Manager on the Board of Managers of LA 13 since February 2024. He joined our Board of Directors concurrently with the Corporate Conversion. Mr. Danmola has served as the Managing Member of Taiwo Danmola LLC since January 2021. He has also served as the part-time Chief Accounting Officer of Global Infrastructure Solutions Inc. since 2021. Mr. Danmola has also served as Director of Security Mutual Life Insurance Company of New York since September 2022. Prior to his current positions, Mr. Danmola served as Assurance Partner at Ernst & Young, LLP from 2002 to 2020. Previously, Mr. Danmola served as Assurance Partner at Arthur Andersen, LLP. Since 2022, Mr. Danmola served as a non-Trustee member of the Audit Committee of the Brooklyn Public Library and was appointed, effective April 2023, to its Board of Trustees. Mr. Danmola holds a B.S. in Accounting and a Minor in Economics from St. John’s University. Mr. Danmola is a Certified Public Accountant in New York State.

Mr. Danmola has vast experience in accounting and auditing. Through his previous experience as an Assurance Partner at large auditing firms, he brings valuable knowledge to the Board and the Audit Committee.

Paul S. Levy has served as Manager on the Board of Managers of LA 13 since its inception in 2017. He joined our Board of Directors concurrently with the Corporate Conversion. Mr. Levy founded JLL in 1988 and currently serves as its Managing Director. In addition, Mr. Levy is the Chairman of the Board of Directors of

Builders FirstSource, Inc. Mr. Levy has also previously served on the boards of numerous private companies. In the last five years, Mr. Levy previously served on the boards of the following public companies: Patheon, Inc. and PGT Innovations, Inc. Mr. Levy holds a B.A. in History from Lehigh University and a J.D. from University of Pennsylvania.

Mr. Levy has vast experience investing in and managing a wide variety of businesses, including his long tenure on the Board of Managers of LA 13 and has served on the boards of directors of several public companies. Mr. Levy has also been a senior manager of a large company, general counsel of another company, and a practicing lawyer, bringing further breadth to his contributions to the Board.

Margaret (Peg) McGetrick has served as Manager on the Board of Managers of LA 13 since February 2024. She joined our Board of Directors concurrently with the Corporate Conversion. Ms. McGetrick has served as Director of Grantham, Mayo, Van Otterloo & Co. (“GMO”), an investment management company, since 2011. From 2016 to 2017, Ms. McGetrick served as the interim Chief Executive Officer of GMO when she stepped in from her Trustee position to manage a $70 billion global asset management firm through a corporate restructure and the hiring and onboarding of a new Chief Executive Officer. Previously, Ms. McGetrick was a Founding Partner and Portfolio Manager of Liberty Square Asset Management, a majority women-owned, multi-billion dollar hedge fund. Prior to that role, Ms. McGetrick served as Partner and Head of International Active at GMO. Ms. McGetrick has also served as Trustee of non-profit Save the Children US since 2017 and Trustee of Save the Children Association/Save the Children International Board since 2020. Ms. McGetrick holds a B.A. in Psychology and a B.S. in Business Management from Providence College, and an M.S. in Finance from Fairfield University.

Ms. McGetrick has extensive experience in investing, financial matters, and knowledge and understanding of business and corporate strategy, including from her long tenure at GMO. She will bring valuable knowledge to the Board and the Audit Committee.

Family Relationships

There are no family relationships between any of our executive officers or directors.

Composition of Our Board of Directors

Our business and affairs are managed under the direction of our Board. Our certificate of incorporation provides for a classified board of directors, with directors in Class I (Dirkson Charles, Anthony M. Carpenito, Taiwo Danmola and Paul S. Levy), directors in Class II (Raja Bobbili, Alison Bomberg and Margaret (Peg) McGetrick) and directors in Class III (Brett Milgrim, David Abrams and M. Chad Crow). See “Description of Capital Stock.”

Controlled Company Status

For purposes of the corporate governance rules of the NYSE, we are a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Pursuant to the Voting Agreement, Abrams Capital, GPV Loar LLC, Dirkson Charles and Brett Milgrim together will continue to own more than 50% of our voting power upon completion of this offering. Accordingly, we are eligible for, but do not currently and do not intend to rely on, certain exemptions from the corporate governance requirements of the NYSE. Specifically, as a “controlled company,” are not required to have (1) a majority of independent directors, (2) a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities or (4) an annual performance evaluation of the nominating and governance and compensation committees. In the event we elect to rely on some or all of these exemptions in the future, you would not have the same protections afforded to stockholders of companies that are subject to all of the applicable corporate governance rules of the NYSE.

Board Leadership Structure and Our Board’s Role in Risk Oversight

Committees of Our Board of Directors

The standing committees of our Board consist of an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Our Board may also establish from time to time any other committees that it deems necessary or desirable.

The board of directors has extensive involvement in the oversight of risk management related to us and our business. Our chief executive officer and other executive officers will regularly report to the non-executive directors and the Audit Committee, the Compensation Committee and the Nominating and Governance Committee to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of our Board provides appropriate risk oversight of our activities.

Audit Committee

We have an Audit Committee, consisting of Taiwo K. Danmola, who serves as the chair, M. Chad Crow and Margaret (Peg) McGetrick, each of whom qualifies as an independent director under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board has determined that each of Mr. Danmola, Mr. Crow and Ms. McGetrick qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The purpose of the Audit Committee is to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our Board in overseeing:

•	accounting, financial reporting, and disclosure processes;

•	adequacy and soundness of systems of disclosure and internal control established by management;

•	the quality and integrity of our financial statements and related notes thereto and the annual independent audit of our financial statements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and independent registered public accounting firm;

•	our compliance with legal and regulatory requirements in connection with the foregoing;

•	compliance with our Code of Conduct;

•	overall risk management profile; and

•	preparing the audit committee report required to be included in our proxy statement under the rules and regulations of the SEC.

Our Board has adopted a written charter for the Audit Committee, which is available on our website.

Compensation Committee

We have a Compensation Committee, consisting of Raja Bobbili, who serves as the chair, David Abrams and Paul S. Levy.

The purpose of the Compensation Committee is to assist our Board in discharging its responsibilities relating to:

•

the establishment, maintenance and administration of compensation and benefit policies designed to attract, motivate and retain personnel with the requisite skills and abilities to contribute to our long term success;

•	setting our compensation program and compensation of our executive officers, directors and key personnel;

•	monitoring our incentive compensation and equity-based compensation plans;

•	succession planning for our executive officers, directors, and key personnel;

•	our compliance with the compensation rules, regulations, and guidelines promulgated by NYSE, the SEC and other law, as applicable; and

•	preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

Our Board has adopted a written charter for the Compensation Committee, which is available on our website.

Nominating and Governance Committee

We have a Nominating and Governance Committee, consisting of Alison Bomberg, who serves as the chair, Anthony M. Carpenito and Paul S. Levy.

The purpose of the Nominating and Governance Committee is to:

•	advise our Board concerning the appropriate composition of our Board and its committees;

•	identify individuals qualified to become members of our Board;

•	recommend to our Board the persons to be nominated by our Board for election as directors at any meeting of stockholders;

•	recommend to our Board the members of our Board to serve on the various committees of our Board;
•	develop and recommend to our Board a set of corporate governance guidelines and assist our Board in complying with them; and

•	oversee the evaluation of our Board, our Board committees, and management.

Our Board has adopted a written charter for the Nominating and Governance Committee, which is available on our website.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

We have entered into certain indemnification agreements with our directors and are party to certain transactions with our stockholders described in “Certain Relationships and Related Party Transactions—Indemnification of Officers and Directors” and “Certain Relationships and Related Party Transactions—Registration Rights Agreement,” respectively.

Director Independence

Pursuant to the corporate governance listing standards of the NYSE, a director employed by us cannot be deemed to be an “independent director.” Each other director will qualify as “independent” only if our Board affirmatively determines that he has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

Our Board has affirmatively determined that each of our directors, other than Mr. Charles and Mr. Milgrim, qualifies as “independent” in accordance with the rules. In making its independence determinations, our Board considered and reviewed all information known to it (including information identified through directors’ questionnaires).

Lead Independent Director

Our corporate governance guidelines provide that one of our independent directors will serve as the lead independent director at any time when an independent director is not serving as the chairperson of the Board. David Abrams serves as our lead independent director. As lead independent director, Mr. Abrams presides over periodic meetings of our independent directors; coordinates activities of the independent directors; collaborates with the Executive Co-Chairmen of the Board to establish meeting agendas, approve the quality, quantity, and timeliness of materials sent to the full Board; approves Board meeting schedules; reviews and recommends committee memberships for the Board; lead discussions on the performance of the Chief Executive Officer; calls for executive sessions of the Board and chairing those sessions; serves as chair of Board meetings if the Executive Co-Chairmen are unavailable; facilitates discussions among independent directors on key issues outside of full board meetings, including oversight of the Chief Executive Officer and management succession and planning; authorizes the engagement of outside counsel and other advisors to report directly to the Board; confers with Audit Committee members and approve any proposed related party transactions (excluding matters where the Lead Independent Director is the subject of the conflict); and performs such additional duties as our Board may otherwise determine and delegate.

Background and Experience of Directors; Board Diversity

When considering whether directors and nominees have the experience, qualifications, attributes, or skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

In evaluating director candidates, we consider, and will continue to consider in the future, factors including, personal and professional character, integrity, ethics and values, experience in corporate management, finance and other relevant industry experience, social policy concerns, judgment, potential conflicts of interest, including other commitments, practical and mature business judgment, and such factors as age, gender, race, orientation, experience, and any other relevant qualifications, attributes, or skills.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers, and employees, including our chief executive officer and chief financial and accounting officer. Our Code of Conduct is available on our website. Our Code of Conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

Director Compensation

We did not have any non-employee directors who received compensation for their service on our Board during 2023.

Each of our non-employee directors is eligible to receive compensation for his or her service on our Board consisting of annual cash retainers of $100,000, payable quarterly. Mr. Abrams, Mr. Bobbili, Mrs. Bomberg, Mr. Carpenito and Mr. Levy have waived and intend to waive any such cash retainers payable to them.

In connection with our initial public offering, we offered first time non-employee directors the opportunity to make a one-time election to participate in a stock purchase and matching grant program, which provides that if the non-employee director purchased shares of our common stock (the “Purchased Shares”) (the date of the first such purchase, the “Purchase Date”) as part of the directed share program in our initial public offering or, with respect to an individual who becomes a non-employee director after the closing of our initial public offering, at fair value within 30 days following the date the individual becomes a non-employee director, then the company issued pursuant to the 2024 Plan a matching grant of fully vested shares of our common stock (the “Matching Grant Shares”) equal to 25% of the aggregate fair value of the purchased shares, up to a maximum aggregate matching grant of $500,000 per director. For any non-employee director who elected to participate in this program, the Matching Grant Shares are restricted from sale pursuant to the terms of the 2024 Plan as follows: all Matching Grant Shares are restricted from sale prior to the third anniversary of such non-employee director’s Purchase Date, provided that such non-employee director may sell up to 50% of his or her Purchased Shares beginning the day after the first anniversary of his or her Purchase Date and ending on the third anniversary of his or her Purchase Date, after which all such restrictions will cease.

On April 24, 2024, we granted 17,857 Matching Grant Shares to each of Mr. Crow, Mr. Danmola and Ms. McGetrick, each of whom is a non-employee director of the Company who purchased shares of common stock under the directed share program of our initial public offering.

Our directors are reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Our directors are also entitled to the protection provided by the indemnification provisions in our bylaws. Our Board may revise the compensation arrangements for our directors from time to time.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our Chief Executive Officer and our two other most highly compensated officers, whom we refer to as our “named executive officers.” For the year ended December 31, 2023, our named executive officers and their positions were as follows:

•	Dirkson Charles, President, Chief Executive Officer and Executive Co-Chairman;

•	Brett Milgrim, Executive Co-Chairman; and

•	Glenn D’Alessandro, Treasurer and Chief Financial Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)
Dirkson Charles	2023	950,000	—	—	—	1,237,313	9,900	2,197,213
President, Chief Executive Officer and Executive Co-Chairman
Brett Milgrim	2023	750,000	—	—	—	976,826	9,900	1,736,726
Executive Co-Chairman
Glenn D’Alessandro Treasurer and Chief Financial Officer	2023	438,700	—	—	—	285,689	9,900	734,289

(1)

Represents the named executive officer’s 2023 bonus payment under such officer’s employment agreement, which is payable within 30 days after the completion of the 2023 audited financial statements. Please see the section entitled “Employment, Severance and Change of Control Arrangements—Non-Equity Incentive Plan Compensation” below for additional details.

(2)	Represents the amount of the employer matching contribution made by the Company to the 401(k) plan for the named executive officer.

Outstanding Equity Awards at Fiscal Year End

The following table reflects information regarding outstanding equity-based awards held by our named executive officers as of December 31, 2023.

	Option Awards(1)

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(5)	Option Expiration Date(5)
Dirkson Charles	October 2, 2017	2,500	(2)	—	N/A	N/A
	October 2, 2017	2,500	(3)	—	N/A	N/A
	October 2, 2017	500	(4)	—	N/A	N/A
Brett Milgrim	October 2, 2017	2,500	(2)	—	N/A	N/A
	October 2, 2017	2,500	(3)	—	N/A	N/A
	October 2, 2017	500	(4)	—	N/A	N/A
Glenn D’Alessandro	November 3, 2017	1,300	(2)	—	N/A	N/A

(1)

All awards in this table consist of units representing membership interests in LA 13 that were intended to constitute profits interests for federal income tax purposes. Despite the fact that units of LA 13 did not require the payment of an exercise price or have an option expiration date, we believe they were economically similar to stock options and, as such, they are reported in this table as “Option” awards. Awards reflected as “Exercisable” are units that were vested and remained outstanding. Pursuant to the LLC Agreement, upon the occurrence of our initial public offering, the members of LA 13, including each of our named executive officers, received shares of our common stock in accordance with the waterfall provisions of the LLC Agreement, immediately after which LA 13 liquidated in accordance with applicable law. See “Certain Relationships and Related Party Transactions—LA 13 LLC Agreement” and “Principal and Selling Stockholders.”

(2)	Represents Incentive Units of LA 13. For more information, see Note 11, Equity, of the Notes to Consolidated Financial Statements.
(3)	Represents Promote Units of LA 13. For more information, see Note 11, Equity, of the Notes to Consolidated Financial Statements.
(4)	Represents Special Promote Units of LA 13. For more information, see Note 11, Equity, of the Notes to Consolidated Financial Statements.
(5)	These equity awards are not traditional options, and therefore, there is no exercise price or option expiration date associated with them.

Emerging Growth Company Status

As an emerging growth company, we are currently exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Employment, Severance and Change of Control Arrangements

Employment Agreements

In connection with our initial public offering, we entered into amended and restated employment agreements with each of our named executive officers, as well as Michael Manella, our Vice President, General Counsel and Secretary, each of which provided for a term beginning upon the closing of the initial public offering and continue until the agreement is terminated in accordance with its terms and conditions, and sets forth the initial annual base salary and performance bonus opportunities, among other terms and conditions. These agreements amended and restated similar employment agreements that Loar Group Inc. had entered into with each of our named executive officers, as well as Mr. Manella, effective as of October 2, 2017.

The amended and restated employment agreements provide that Mr. Charles, Mr. Milgrim, Mr. D’Alessandro and Mr. Manella be paid annual base salaries, which under the employment agreements in effect for 2023 were $950,000, $750,000, $449,400 and $403,200, respectively. In addition, each amended and restated employment agreement provides for an annual performance bonus opportunity, as more fully described below under the heading “—Non-Equity Incentive Compensation.”

Each of the amended and restated employment agreements provide that upon a termination of employment by mutual consent, death, by the Company with cause, by the executive without good reason, by the Company without cause, a resignation by the executive for good reason, or a termination of employment due to disability, each executive will be eligible to receive: (i) base salary earned but not yet paid, (ii) any performance bonus that was owed for a prior completed year of service, (iii) payment of accrued but unused vacation, (iv) reimbursement of business expenses incurred but not yet paid, and (v) other benefits vested and accrued at such termination. In the case of a termination of employment by the Company without cause, a resignation by the executive for good reason, or a termination of employment due to disability, in each case subject to the execution and delivery of a release of claims and the executive’s continued compliance with restrictive covenants (as described below), the executive will additionally be entitled to receive the following benefits: (a) continuation of base salary for 24 months commencing on the first payroll date following the date of release, subject to customary terms, (b) a pro-rata portion of any performance bonus that would have been owed to the executive, and (c) premiums for medical, prescription drug, dental and vision insurance coverage under COBRA in the event a post-separation plan is not agreed for either 18 months following the date of release or the until the executive ceases to be eligible under applicable law or plan terms, whichever occurs first.

Each of the amended and restated employment agreements provide that the executive is eligible to participate in our health and welfare benefit plans, including medical benefits and life insurance, on the same basis as other executives of the Company.

Each of the employment agreements currently in effect contains the following restrictive covenants: (i) non-competition for a period of 24 months following termination, (ii) non-solicitation of employees or customers for a period of 24 months following termination, and (iii) perpetual confidentiality. Each of the amended and restated employment agreements also has a release containing the same above restrictive covenants.

The foregoing descriptions of our amended and restated employment agreements is intended as a summary only and is qualified in its entirety by reference to the amended and restated employment agreements which are filed as exhibits to the registration statement of which this prospectus forms a part.

Non-Equity Incentive Compensation

For 2023, our named executive officers, as well as Mr. Manella, were eligible to receive an annual performance award. Performance was assessed against targets that were established and corresponding bonuses amounts outlined in the employment agreement. The performance target is based off of a budgeted value of “EBITDA,” defined as earnings before interest, taxes, depreciation and amortization and, for the avoidance of doubt, calculated net of all compensation or bonuses required to be paid under the employment agreement and any other employment agreement or bonus plan of the Company (the “Target”). The performance bonus is calculated based on a percentage of the “Target Bonus,” which is defined for Mr. Charles and Mr. Milgrim as 100% of base salary and Mr. D’Alessandro and Mr. Manella as 50% of base salary. The performance bonus would be achieved based upon the following scale: for EBITDA of less than 85% of the Target, no performance bonus; for EBITDA of 85% of the Target, a performance bonus equal to 50% of the Target Bonus; for EBITDA of 85% to 100% of the Target, a performance bonus equal to 50% to 100% of the Target Bonus on a straight line basis; for EBITDA of 100% of the Target, a performance bonus equal to 100% of the Target Bonus; for EBITDA of 100% to 110% of the Target, a performance bonus equal to 100% to 150% of the Target Bonus on a straight line basis; and for EBITDA of 110% or more of the Target, a performance bonus equal to 150% of the Target Bonus.

Equity Incentive Compensation

Pursuant to the LLC Agreement, upon the occurrence of our initial public offering, the members of LA 13, including each of our named executive officers and Mr. Manella, received shares of our common stock in accordance with the waterfall provisions of the LLC Agreement. Immediately following this distribution, LA 13 liquidated in accordance with applicable law. See “Certain Relationships and Related Party Transactions—LA 13 LLC Agreement” and “Principal and Selling Stockholders.”

Long-Term Incentive Plan

In order to incentivize our employees following the completion of our initial public offering, our Board adopted the 2024 Plan for employees, consultants and/or directors on April 16, 2024. Our named executive officers are eligible to participate in the 2024 Plan. The 2024 Plan provides for the grant of options and stock bonuses, intended to align the interests of service providers, including our named executive officers, with those of our stockholders.

Summary of the Equity Incentive Plan

Our Board adopted, and our shareholders approved the 2024 Plan, pursuant to which employees, consultants and directors of our company and employees, consultants and directors of our affiliates performing services for us, including our executive officers, are eligible to receive awards. The 2024 Plan provides for the grant of stock options intended to align the interests of participants with those of our shareholders.

Share Reserve

An aggregate of 8,946,429 shares of our common stock are available for issuance under the 2024 Plan. Shares issued under the 2024 Plan may be authorized but unissued shares or treasury shares. If an award under the 2024 Plan expires, terminates, or is forfeited, settled in cash, or canceled without having been fully exercised, any unused shares subject to the award will be available for new grants under the 2024 Plan. If shares issuable upon exercise, vesting, or settlement of an award are surrendered or tendered to the Company in payment of the purchase or exercise price of an award or any taxes required to be withheld in respect of an award, in each case, in accordance with the terms of the 2024 Plan, such surrendered or tendered shares will be added back to the share reserve. Awards granted under the 2024 Plan in substitution for any options or other stock or stock-based awards granted by an entity before the entity’s merger or consolidation with us or our acquisition of the entity’s property or stock will not reduce the shares available for grant under the 2024 Plan, but may count against the maximum number of shares that may be issued upon the exercise of incentive stock options.

Administration

The 2024 Plan is being administered by our Compensation Committee. The Compensation Committee has the authority to construe and interpret the 2024 Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Awards under the 2024 Plan may be made subject to “performance conditions” and other terms.

Eligibility

Our employees, consultants and directors, and employees, consultants and directors of our affiliates, are eligible to receive awards under the 2024 Plan. The Compensation Committee will determine who will receive awards, and the terms and conditions associated with such award subject to the terms and conditions of the 2024 Plan.

Term

The 2024 Plan will terminate ten years from the date our Board approved the plan unless it is terminated earlier by our Board.

Stock Options

Options granted under the 2024 Plan may be exercisable at such times and subject to such terms and conditions of the 2024 Plan and as the Compensation Committee determines. The maximum term of options granted under the 2024 Plan is the earlier of (i) 10 years from the grant date, (ii) 90 days after the date of termination of employment other than upon death, disability or cause, (iii) one year after the date of separation from service for death or disability, or (iv) upon termination for cause.

Stock Bonuses

Bonuses payable in fully vested shares of our common stock consist of matching share grants described under “Management—Director Compensation.

Additional Provisions

Awards granted under the 2024 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution, and all such rights will be exercisable, during the participant’s lifetime, only by the participant, except for certain non-statutory stock options that may be transferred to certain family members as the Compensation Committee determines.

In the event of a change in control (as defined in the 2024 Plan), all outstanding stock options will become immediately exercisable with respect to all of the shares subject to such stock options. In the event of any change to our outstanding common stock or capital structure, such as a stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, combination, division, exchange, spin off, stock dividend, or extraordinary cash or non-cash dividend or other relevant change in capitalization or any extraordinary cash or non-cash dividend, all awards will be equitably adjusted or substituted (which may include cash payments) to the extent necessary to preserve the economic intention of such awards. A committee or subcommittee appointed by the Board may establish a program under which dividend equivalent rights may be granted in conjunction with other awards, and it is intended that any such dividend equivalent rights would be either exempt from, or in compliance with, Section 409A.

IPO Grants

In connection with our initial public offering, we granted an aggregate of 4,628,000 options to purchase shares of common stock to certain employees divided into five equal size tranches: Tranche A, Tranche B, Tranche C, Tranche D and Tranche E. Tranche A vests on the first anniversary of the closing of our initial public offering, which closed on April 29, 2024, with an exercise price set at the initial public offering price, which was $28.00 per share. Tranche B vests on the second anniversary of the closing of our initial public offering with an exercise price set at the product of 1.10 and the initial public offering price. Tranche C vests on the third anniversary of the closing of our initial public offering with an exercise price set at the product of 1.21 and the initial public offering price. Tranche D vests on the fourth anniversary of the closing of our initial public offering with an exercise price set at the product of 1.33 and the initial public offering price. Tranche E vests on the fifth anniversary of the closing of our initial public offering, with an exercise price set at the product of 1.46 and the initial public offering price. The options will expire on the earlier of (i) ten years from the grant date or (ii) 90 days after termination of employment other than upon death, disability or cause.

Included in the 4,628,000 options we granted as described above, we granted 710,000, 710,000, 385,000 and 385,000 options to Mr. Charles, Mr. Milgrim, Mr. D’Alessandro and Mr. Manella, respectively. These options are subject to the same terms and conditions as set forth above. All awards granted are subject to the terms of the 2024 Plan and individual award agreements. Mr. Charles is our President, Chief Executive Officer, Executive Co-Chairman and Director; Mr. Milgrim is our Executive Co-Chairman and Director; Mr. D’Alessandro is our Treasurer and Chief Financial Officer; and Mr. Manella is our Vice President, General Counsel and Secretary.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2021 and any currently proposed transactions to which we have been or are to be a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, arrangements of which are described under the sections titled “Executive Compensation” and “Management—Director Compensation.”

Corporate Conversion

Prior to April 16, 2024, we operated as a Delaware limited liability company under the name Loar Holdings, LLC. On April 16, 2024, we converted to a Delaware corporation and changed our name to Loar Holdings Inc. In the conversion, all of our outstanding equity interests were converted into shares of common stock. The purpose of the Corporate Conversion was to reorganize our structure so that the entity that was offering our common stock to the public in our initial public offering was a corporation rather than a limited liability company. Accordingly, since the Corporate Conversion, all of our investors own common stock rather than equity interests in a limited liability company.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement (the “Registration Rights Agreement”) with Abrams Capital, GPV Loar LLC, Blackstone Credit, Dirkson Charles and Brett Milgrim (together, the “Demand Stockholders”), as well as Glenn D’Alessandro and Michael Manella (together with the Demand Stockholders, the “Piggyback Stockholders”).

Demand Registrations.  Under the Registration Rights Agreement, the Demand Stockholders are able to require us to file a registration statement (a “Demand Registration”) under the Securities Act and we are required to notify holders of registrable securities that are party to the Registration Rights Agreement (the “Holders”) in the event of such request (a “Demand Registration Request”). The holders of a majority of registrable securities among all Demand Stockholders may each issue up to two Demand Registration Requests for long-form registrations on Form S-1 or any similar long-form registration statement so long as (i) the proposed maximum aggregate offering value of the registrable securities requested to be registered equals at least $50 million or (ii) all of the remaining registrable securities held by all Demand Stockholders are sold in such offering. Each of the Demand Stockholders may issue up to two Demand Registration Requests in any twelve month period for short-form registrations on Form S-3 or any similar short-form registration statement so long as (i) the proposed maximum aggregate offering value of the registrable securities requested to be registered equals at least $20 million or (ii) all of the remaining registrable securities held by any Demand Stockholders are sold in such offering. In addition, each of the Demand Stockholders may issue up to two requests in any twelve month period for take-down offerings (“Shelf Offering”) off of a shelf registration statement (“Take-down Request”) so long as (i) the proposed maximum aggregate offering value of the registrable securities requested to be included equals at least $20 million or (ii) all of the remaining registrable securities held by any Demand Stockholders are sold in such offering. All eligible holders are entitled to participate in any Demand Registration or Shelf Offering upon proper notice to us, and we are required to use our best efforts to effect such participation in accordance with the terms of the Demand Registration Request or Take-down Request, subject to the Additional Lock-up (as defined below) and certain rights we have to delay or postpone such registration.

Piggyback Registrations.  Under the Registration Rights Agreement, if at any time we propose or are required to register any of our equity securities under the Securities Act (other than a Demand Registration or in connection with registration on Form S-4 or S-8 promulgated by the SEC or any successor or similar forms) (a “piggyback registration”), we will be required to notify each Piggyback Stockholder of its right to participate in such registration. We will use reasonable best efforts to cause all eligible securities requested to be included in the registration to be so included, subject to the Additional Lock-up. We have the right to withdraw or postpone a registration statement in which eligible holders have elected to exercise piggyback registration rights, and eligible holders are entitled to withdraw their registration requests prior to the execution of an underwriting agreement with respect to any such registration.

Additional Lock-up.  All holders of registrable securities under the Registration Rights Agreement are subject to lock-up provisions under which they have agreed not to sell or otherwise transfer their shares for a period of 90 days following the date of the final prospectus for any other public offering. Mr. Charles and Mr. Milgrim are not permitted to sell or otherwise transfer the shares each of them held immediately following the closing of our initial public offering until and including September 30, 2027 (the “Additional Lock-up”), subject to limited waivers and exceptions, including (i) an exception for Mr. Charles to transfer up to $30 million of such shares held by him and (ii) an exception for Mr. Milgrim to transfer up to $30 million of such shares held by him. If the number of shares that Abrams Capital sells during the Additional Lock-up period as a percentage of the total number of shares held by Abrams Capital immediately following the closing of our initial public offering exceeds 50%, then an additional exception to the Additional Lock-up would apply permitting either Mr. Charles or Mr. Milgrim to initiate a sale of shares to sell up to a pro rata amount calculated on the basis of such percentage.

The Registration Rights Agreement also provides that we will pay certain expenses of the Holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.

Mr. Charles is our President, Chief Executive Officer, Executive Co-Chairman and Director; Mr. Milgrim is our Executive Co-Chairman and Director; Mr. D’Alessandro is our Treasurer and Chief Financial Officer; and Mr. Manella is our Vice President, General Counsel and Secretary. Each of the Demand Stockholders is the beneficial owner of more than 5% of our capital stock. The foregoing description of the Registration Rights Agreement is intended as a summary only and is qualified in its entirety by reference to the Registration Rights Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Voting Agreement

Abrams Capital, GPV Loar LLC, Dirkson Charles and Brett Milgrim have entered into a voting agreement (the “Voting Agreement”) pursuant to which (i) Abrams Capital, Dirkson Charles and Brett Milgrim agree to vote all of the shares of our common stock then owned by them and their controlled affiliates at any meeting at which Paul S. Levy, a designee of GPV Loar LLC, is standing for election as a director in favor of his election, (ii) GPV Loar LLC, Dirkson Charles and Brett Milgrim agree to vote all of the shares of our common stock then owned by them and their controlled affiliates at any meeting at which any person identified by Abrams Capital as an Abrams Capital designee is standing for election as a director in favor of the election of such Abrams designee, (iii) Abrams Capital, GPV Loar LLC and Brett Milgrim agree to vote all of the shares of our common stock then owned by them and their controlled affiliates at any meeting at which Dirkson Charles is standing for election as a director in favor of his election and (iv) Abrams Capital, GPV Loar LLC and Dirkson Charles agree to vote all of the shares of our common stock then owned by them and their controlled affiliates at any meeting at which Brett Milgrim is standing for election as a director in favor of his election. The Voting Agreement terminates automatically upon the earlier of (a) the 10th anniversary of its effective date and (b) the first date that the aggregate number of shares of our common stock beneficially owned by either Abrams Capital and its controlled affiliates or GPV Loar LLC and its controlled affiliates is equal to or less than 10%.

The foregoing description of the Voting Agreement is intended as a summary only and is qualified in its entirety by reference to the Voting Agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers. See “Description of Capital Stock” below for more details.

Credit Agreement Lender

Blackstone Credit, a lender under our Credit Agreement, holds approximately 13% of the shares of our common stock outstanding as of November 15, 2024, after giving effect to the sale of shares of common stock by us in this offering and assuming no exercise of the underwriters’ option to purchase additional shares. See “Principal and Selling Stockholders.” The largest aggregate amount of principal outstanding owed to Blackstone Credit since January 1, 2021 was $612,899,000. The amount of principal outstanding owed to Blackstone Credit as of December 31, 2023, was approximately $527,300,000. During the years ended December 31, 2021, December 31, 2022 and December 31, 2023, and the nine months ended September 30, 2024, through the Administrative Agent, we paid to Blackstone Credit, as a lender under the Credit Agreement, (i) approximately $3,517,000, $4,242,000, $5,935,000 and $287,881,000 in principal and (ii) approximately $28,578,000, $38,285,000, $62,862,000 and $37,148,000 in interest. As of December 31, 2023, the weighted average interest rate for all outstanding loans under the Credit Agreement owed to Blackstone Credit was 12.7%.

The President and sole member of Fall Leaf LLC (“Fall Leaf”), a lender under our Credit Agreement, is our President, Chief Executive Officer, Executive Co-Chairman and Director, Dirkson Charles. The largest aggregate amount of principal outstanding owed to Fall Leaf since January 1, 2021 was approximately $8,000,000. During the years ended December 31, 2021, December 31, 2022 and December 31, 2023, and the period ended on the Sale Date (as defined below) through the Administrative Agent, we paid to Fall Leaf, as a lender under the Credit Agreement, (i) approximately $80,000, $80,000, $80,000 and $0 in principal and (ii) approximately $648,000, $717,000, $949,000 and $88,000 in interest.

The President and sole member of JAAN 1 LLC (“JAAN”), a lender under our Credit Agreement, is our Treasurer and Chief Financial Officer, Glenn D’Alessandro. The largest aggregate amount of principal outstanding owed to JAAN since January 1, 2021 was approximately $3,300,000. During the years ended December 31, 2021, December 31, 2022 and December 31, 2023, and the period ended on the Sale Date through the Administrative Agent, we paid to JAAN, as a lender under the Credit Agreement, (i) approximately $33,000, $33,000, $37,000 and $0 in principal and (ii) approximately $267,000, $296,000, $391,000 and $36,000 in interest.

The sole member of JAMA 3 LLC (“JAMA”), a lender under our Credit Agreement, is our Vice President, General Counsel and Secretary, Michael Manella. The largest aggregate amount of principal outstanding owed to JAMA since January 1, 2021 was approximately $1,350,000. During the years ended December 31, 2021, December 31, 2022 and December 31, 2023, and the period ended on the Sale Date through the Administrative Agent, we paid to JAMA, as a lender under the Credit Agreement, (i) approximately $14,000, $14,000, $18,000 and $0 in principal and (ii) approximately $109,000, $121,000, $160,000 and $15,000 in interest.

On January 31, 2024 (the “Sale Date”), Fall Leaf, JAAN and JAMA sold the entire amount of indebtedness owed to each of them at par value to Blackstone Credit. Following the Sale Date, no amounts remained payable from the Company to any of Fall Leaf, JAAN or JAMA. The maturity date for all outstanding loans under the Credit Agreement, including the loans received from Blackstone Credit described above, is April 2, 2026.

On April 10, 2024, we executed the Fourteenth Amendment to Credit Agreement and the Master Open Market Purchase Agreement. On May 10, 2024 and August 26, 2024, we executed the Fifteenth Amendment to

Credit Agreement and the Sixteenth Amendment to Credit Agreement, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Agreement” for more details.

LA 13 LLC Agreement

The LLC Agreement specified the rights and obligations of the members of LA 13 and the rights of the various classes of limited liability company interests therein. Limited liability company interests of LA 13 were held in the form of common units, incentive units, promote units and special promote units (with incentive units, promote units and special promote units being collectively referred to as “profits interests”). Pursuant to the LLC Agreement, no members have voting rights. Pursuant to the LLC Agreement, the business and affairs of LA 13 is managed by a board of directors comprised of seven (7) natural persons (each a “Manager” and collectively the “LA 13 Board”). Pursuant to the LLC Agreement, Dirkson Charles, our President, Chief Executive Officer and Executive Co-Chairman, and Brett Milgrim, our Executive Co-Chairman, are each entitled to be a Manager. Pursuant to the LLC Agreement, GPV Loar LLC has the right to appoint one (1) Manager to the LA 13 Board. Pursuant to the LLC Agreement, ACP-L Holdings, LLC, an affiliate of Abrams Capital Management, L.P., had the right to appoint the remaining four (4) Managers to the LA 13 Board.

Pursuant to the LLC Agreement, upon the occurrence of our initial public offering, the members of LA 13, including each of our listed executive officers, received shares of our common stock in accordance with the waterfall provisions of the LLC Agreement, which resulted in our listed executive officers owning the number of shares set forth in “Principal and Selling Stockholders.” Immediately following this distribution, LA 13 liquidated in accordance with applicable law.

Related Persons Transaction Policy

We have adopted formal written procedures for the review, approval or ratification of transactions with related persons, or the Related Persons Transaction Policy. The Related Persons Transaction Policy provides that the Audit Committee is charged with reviewing for approval or ratification all transactions with “related persons” (as defined in paragraph (a) of Item 404 of Regulation S-K) that are brought to the Audit Committee’s attention. This policy took effect upon the effectiveness of our certificate of incorporation on April 16, 2024, and as a result, certain of the transactions entered into prior to that date, including the transactions described under “Certain Relationships and Related Party Transactions,” were not reviewed under the policy.

We also maintain certain compensation agreements and other arrangements with certain of our listed executive officers, which are described under “Executive Compensation” elsewhere in this prospectus.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock (i) as of and (ii) immediately following this offering, as adjusted to reflect the sale of shares of common stock by us, in each case, by the following individuals or groups:

•	each of the selling stockholders;

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

The percentage ownership information shown in the table prior to this offering is based upon 89,703,571 shares of common stock outstanding as of November 12, 2024. The percentage ownership information shown in the table after this offering is based upon 93,556,071 shares of common stock outstanding as of November 12, 2024 after giving effect to the sale of shares of common stock by us in this offering.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, or have the right to acquire such powers within 60 days. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before February 7, 2025, which is 60 days after December 9, 2024. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for persons listed in the table is c/o Loar Holdings Inc., 20 New King Street, White Plains, NY 10604.

	Shares Beneficially Owned Before Offering		Shares to be Sold in This Offering Assuming No Exercise of the Underwriters’ Option	Shares Beneficially Owned After Offering Assuming No Exercise of the Underwriters’ Option		Shares to be Sold in This Offering Assuming Full Exercise of the Underwriters’ Option	Shares Beneficially Owned After Offering Assuming Full Exercise of the Underwriters’ Option
Name of Beneficial Owner	Shares	%	Shares	Shares	%	Shares	Shares	%
5% and Selling Stockholders:
Abrams Capital Management, L.P. and affiliates (1)	38,434,378	42.8	1,006,461	37,427,917	40.0	1,463,943	36,970,435	39.5
GPV Loar LLC (2)	9,608,618	10.7	251,616	9,357,002	10.0	365,987	9,242,631	9.9

	Shares Beneficially Owned Before Offering		Shares to be Sold in This Offering Assuming No Exercise of the Underwriters’ Option	Shares Beneficially Owned After Offering Assuming No Exercise of the Underwriters’ Option		Shares to be Sold in This Offering Assuming Full Exercise of the Underwriters’ Option	Shares Beneficially Owned After Offering Assuming Full Exercise of the Underwriters’ Option
Name of Beneficial Owner	Shares	%	Shares	Shares	%	Shares	Shares	%
Blackstone Alternative Credit Advisors LP and affiliates(3)	12,811,449	14.3	335,487	12,475,962	13.3	487,980	12,323,469	13.2
Dirkson Charles(4)	4,848,337	5.4	126,960	4,721,377	5.0	184,671	4,663,666	5.0
Brett Milgrim(5)	4,594,173	5.1	120,305	4,473,868	4.8	174,989	4,419,184	4.7
Named Executive Officers and Directors:
Dirkson Charles(4)	4,848,337	5.4	126,960	4,721,377	5.0	184,671	4,663,666	5.0
Brett Milgrim(5)	4,594,173	5.1	120,305	4,473,868	4.8	174,989	4,419,184	4.7
Glenn D’Alessandro	1,089,028	1.2	28,518	1,060,510	1.1	41,480	1,047,548	1.1
David Abrams(1)	—	—	—	—	—	—	—	—
Raja Bobbili	—	—	—	—	—	—	—	—
Alison Bomberg	—	—	—	—	—	—	—	—
Anthony M. Carpenito	—	—	—	—	—	—	—	—
M. Chad Crow	89,286	*	—	89,286	*	—	89,286	*
Taiwo Danmola	89,286	*	—	89,286	*	—	89,286	*
Paul S. Levy(2)	9,608,618	10.7	251,616	9,357,002	10.0	365,987	9,242,631	9.9
Margaret McGetrick	89,286	*	—	89,286	*	—	89,286	*
Other Selling Stockholder:
Michael Manella(6)	1,075,112	1.2	28,153	1,046,959	1.1	40,950	1,034,162	1.1
All executive officers and directors as a group (12 individuals)	21,483,126	23.9	303,936	21,179,190	22.6	442,090	21,041,036	22.5

*	Represents less than 1.0% of outstanding shares.
(1)

Shares reported herein include shares deemed to be beneficially owned by (i) Abrams Capital Partners II, L.P. (“ACP II”), Riva Capital Partners IV, L.P. (“Riva IV”), Abrams Capital Partners I, L.P. (“ACPI”), Whitecrest Partners, LP (“WCP”), Great Hollow International, L.P. (“GHI”) and Riva Capital Partners V, L.P. (“Riva V”); (ii) Abrams Capital, LLC (“AC LLC”) that are held for the account of ACPI, ACPII, and WCP for which AC LLC serves as general partner; (iii) Riva Capital Management IV, LLC (“RCM IV”) that are held for the account of Riva IV for which RCM IV serves as general partner; (iv) Riva Capital Management V, LLC (“RCM V”; together with AC LLC, GHP, and RCM IV, the “GP Entities”) that are held for the account of Riva V for which RCM V serves as general partner and (v) Great Hollow Partners, LLC (“GHP”) that are held for the account of GHI for which GHP serves as general partner. Furthermore, shares reported herein also include shares deemed to be beneficially owned by Abrams Capital Management, L.P. (the “LP”) and Abrams Capital Management, LLC (the “LLC”). The LP serves as investment manager for ACP II, Riva IV, Riva V, ACPI, WCP and GHI. The LLC is the general partner of the LP. David Abrams is the managing member of the GP Entities and the LLC and, as such, may be deemed to beneficially own shares that are beneficially owned by the GP Entities and/or the LLC. The principal business address of these entities is 222 Berkeley Street, 21st Floor, Boston, MA 02116.

(2)

Shares reported herein are owned by GPV Loar LLC, a Delaware limited liability company (“GPV Loar”), the sole Manager of which is Paul S. Levy. As a result, Mr. Levy may be deemed to have beneficial ownership of the shares held directly by GPV Loar. The address for GPV Loar and Mr. Levy is 440 Royal Palm Way, Palm Beach, FL 33480.

(3)

Reflects shares held by GSO Capital Opportunities Fund III LP, Blackstone Private Credit Fund, BCRED Twin Peaks LLC, GSO Orchid Fund LP and GSO Barre des Ecrins Master Fund SCSp. (each, a “Blackstone Holder”).

GSO Capital Opportunities Associates III LLC is the general partner of GSO Capital Opportunities Fund III LP. GSO Holdings I L.L.C. is the managing member of GSO Capital Opportunities Associates III LLC.

BCRED Twin Peaks LLC is wholly-owned by Blackstone Private Credit Fund. Blackstone Credit BDC Advisors LLC is the investment manager of Blackstone Private Credit Fund. Blackstone Alternative Credit Advisors LP is the sole member of Blackstone Credit BDC Advisors LLC.

GSO Orchid Associates LLC is the general partner of GSO Orchid Fund LP. GSO Holdings III L.L.C. is the sole member of GSO Orchid Associates LLC.

Blackstone Europe Fund Management S.à r.l is the manager of GSO Barre des Ecrins Master Fund SCSp. Blackstone Alternative Credit Advisors LP is the investment manager of Blackstone Europe Fund Management S.à r.l.

GSO Advisor Holdings L.L.C. is the special limited partner of Blackstone Alternative Credit Advisors LP with the investment and voting power over the securities beneficially owned by Blackstone Alternative Credit Advisors LP. Blackstone Holdings I L.P. is the managing member of GSO Holdings I L.L.C. with respect to securities beneficially owned by the GSO Capital Opportunities Fund III LP and is the sole member of GSO Advisor Holdings L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings I L.P. Blackstone Holdings IV L.P. is the sole member of GSO Holdings III L.L.C. Blackstone Holdings IV GP LP is the general partner of Blackstone Holdings IV L.P. Blackstone Holdings IV GP Management (Delaware) L.P. is the general partner of Blackstone Holdings IV GP LP. Blackstone Holdings IV GP Management L.L.C. is the general partner of Blackstone Holdings IV GP Management (Delaware) L.P. Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. and Blackstone Holdings IV GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone Inc.’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the foregoing entities and individuals disclaims beneficial ownership of the securities held directly by the Blackstone Holders (other than each Blackstone Holder to the extent of its direct holdings). The principal business address of these entities is c/o Blackstone Inc. 345 Park Avenue, 31st Floor, New York, New York 10154.

(4)

Shares reported herein include shares owned by the Charles Family Trust 13, the trustee of which is Dirkson Charles. As a result, Mr. Charles may be deemed to have beneficial ownership of the shares held directly by the Charles Family Trust 13.

(5)

Shares reported herein include shares owned by BNM Capital LLC, a Delaware limited liability company, the sole Investments Manager of which is Brett Milgrim. As a result, Mr. Milgrim may be deemed to have beneficial ownership of the shares held directly by BNM Capital LLC.

(6)

Shares reported herein include shares owned by the Michael J. Manella as Trustee of the Michael J. Manella Living Trust - 2006. As a result, Mr. Manella may be deemed to have beneficial ownership of the shares held directly by the Michael J. Manella as Trustee of the Michael J. Manella Living Trust - 2006. Mr. Manella is the Company’s Vice President, General Counsel and Secretary.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 485,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of undesignated preferred stock, par value $0.01 per share. After the consummation of this offering and the use of proceeds therefrom, we expect to have 93,556,071 shares of our common stock outstanding. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL. As of November 15, 2024, we had 43 holders of our common stock and no preferred stock was issued and outstanding.

Common Stock

Dividend Rights. Holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our Board may determine from time to time.

Voting Rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock have no cumulative voting rights.

Preemptive Rights. Our common stock is not be entitled to preemptive or other similar subscription rights to purchase any of our securities.

Conversion or Redemption Rights. Our common stock is neither convertible nor redeemable.

Liquidation Rights. Upon our liquidation, the holders of our common stock will be entitled to receive pro rata our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred Stock

Our Board may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock.

The issuance of shares of preferred stock could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of the common stock. In addition, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control, or other corporate action. As a result of these or other factors, the issuance of preferred stock may have an adverse impact on the market price of our common stock.

Registration Rights

In connection with our initial public offering, we entered into the Registration Rights Agreement. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Voting Agreement

In connection with our initial public offering, Abrams Capital, GPV Loar LLC, Dirkson Charles and Brett Milgrim entered into the Voting Agreement. See “Certain Relationships and Related Party Transactions—Voting Agreement.”

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our Board. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of dividends to stockholders and any other factors our Board may consider relevant.

Anti-Takeover Effects of Our Certificate of Incorporation and Our Bylaws

Our certificate of incorporation, bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders. We believe the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals.

These provisions include:

Classified Board. Our certificate of incorporation provides that our Board is divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board. Our certificate of incorporation provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our Board. Our Board has ten members.

Stockholder Action by Written Consent. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our certificate of incorporation precludes stockholder action by written consent.

Special Meetings of Stockholders. Our certificate of incorporation and bylaws provide that, except as required by law, special meetings of our stockholders may be called at any time only by or at the direction of our Board or the chairman of our Board. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Advance Notice Procedures. Our bylaws establish advance notice procedures with respect to stockholder proposals and stockholder nomination of candidates for election as directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. In order for any matter to be “properly brought” before a meeting, a stockholder has to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. Our bylaws allow the chair of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Removal of Directors; Vacancies. Our certificate of incorporation provides all directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. In addition, our certificate of incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on our Board that results from an increase in the number of directors and any vacancy occurring on our Board may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders).

No Cumulative Voting. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors are able to elect all of our directors.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to stock exchange rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the existence of authorized but unissued common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Business Combinations. We are not be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination”

includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (1) before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (3) at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.

We opted opt out of Section 203.

Supermajority Approval Requirements

Our certificate of incorporation and bylaws provide that our Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware and our certificate of incorporation. Any amendment, alteration, rescission or repeal of our bylaws by our stockholders requires the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our certificate of incorporation provides that the following provisions in our certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2/3% supermajority vote for stockholders to amend our bylaws;

•	the provisions providing for a classified board of directors (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our Board and newly created directorships;

•	the provision establishing the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director or officer; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the classification of our Board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or (4) any other action asserting a claim against the Company or any director or officer of the Company that is governed by the internal affairs doctrine; provided that for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action”, will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which there is exclusive federal or concurrent federal and state jurisdiction.

Additionally, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder and accordingly, we cannot be certain that a court would enforce these exclusive forum provisions. Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions. Further, in the event a court finds any such exclusive forum provision contained in our certificate of incorporation to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our certificate of incorporation provides that, to the fullest extent permitted by law, no non-employee director (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate of incorporation, we have sufficient financial resources to undertake the opportunity, and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and certain officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation includes a provision that eliminates the personal liability of directors and officers for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. This provision does not limit or eliminate the liability of any officer in any action by or in the right of the Company, including any derivative claims. Further, the exculpation does not apply to any director or officer if the director or officer has breached the duty of loyalty to the corporation and its stockholders, acted in bad faith, knowingly or intentionally violated the law, or derived an improper benefit from his or her actions as a director or officer. In addition, exculpation does not apply to any director in connection with the authorization of illegal dividends, redemptions or stock repurchases.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions included in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Listing

Our common stock is listed on the NYSE under the trading symbol “LOAR.”

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, future sales of shares of common stock, or the availability for future sale of shares of common stock, will have on the market price of shares of our common stock prevailing from time to time. Future sales of substantial amounts of our common stock in the public market or the perception that such sales might occur may adversely affect market prices of our common stock prevailing from time to time and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. Furthermore, there may be sales of substantial amounts of our common stock in the public market after the existing legal and contractual restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future. See “Risk Factors—Risks Related to this Offering and Ownership of our Common Stock—Future sales, or the perception of future sales, by us or our existing stockholders in the public market following the completion of this offering could cause the market price of our common stock to decline.”

Upon completion of this offering, we will have a total of 93,556,071 shares of our common stock outstanding. All of the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under Rule 144, including our directors, executive officers, and other affiliates, may be sold only in compliance with the limitations described below.

After the completion of this offering, Abrams Capital, Blackstone Credit, GPV Loar LLC, our directors and executive officers and their affiliates will beneficially own shares representing approximately 76% of our outstanding common stock (or 75% if the underwriters exercise in full their option to purchase additional shares of common stock). These shares and all remaining shares that will be outstanding upon completion of this offering (other than the shares sold in this offering and the shares sold in our IPO), will be deemed restricted securities under the meaning of Rule 144 and may be sold in the public market only if registered or if they qualify for an exemption from registration, including the exemptions pursuant to Rule 144 and Rule 701 under the Securities Act, which we summarize below.

Lock-up Agreements

In connection with this offering, we, our executive officers, directors, and certain of our stockholders have agreed, subject to certain exceptions, not to sell, dispose of, or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, without, in each case, the prior written consent of Jefferies LLC and Morgan Stanley and Co. LLC, for a period of 90 days after the date of this prospectus. See “Underwriting (Conflicts of Interest)” for a description of the lock-up agreements applicable to our shares.

Rule 144

In general, under Rule 144, once we have been subject to public company reporting requirements for at least 90 days, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, our affiliates or persons selling shares of our common stock on behalf of our affiliates, who have met the six month holding period for beneficial ownership of “restricted shares” of our common stock, are entitled to sell upon the expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 935,561 shares immediately after this offering; or

•	the average reported weekly trading volume of our common stock on the during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements, and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants, or advisors who received shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering are entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, in the case of affiliates, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, holding period, volume limitation, or notice filing requirements of Rule 144.

Registration Statements on Form S-8

We have filed a Registration Statement on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our 2024 Plan, which automatically became effective upon filing. Accordingly, shares registered under such registration statement are available for sale in the open market. The initial registration statement on Form S-8 covers 9,000,000 shares of common stock.

Registration Rights

For a description of rights that certain of our stockholders will have to require us to register the shares of our common stock they own, see “Certain Relationships and Related Party Transactions—Registration Rights Agreement.” Registration of these shares under the Securities Act would result in these shares becoming freely tradable immediately upon effectiveness of such registration.

Following completion of this offering, the shares of our common stock covered by registration rights would represent approximately 62% of our outstanding common stock (or 61%, if the underwriters exercise their option to purchase additional shares in full). These shares also may be sold under Rule 144, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of certain U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering. The discussion does not purport to be a complete analysis of all potential tax consequences. The consequences of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code (the “Treasury Regulations”), judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code. This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including, without limitation, the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk-reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in our stock;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•

partnerships or other entities or arrangements classified as partnerships, passthroughs, or disregarded entities for U.S. federal income tax purposes (and investors therein), S corporations or other passthrough entities (including hybrid entities);

•	tax-exempt organizations or governmental organizations;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	persons that own, or have owned, actually or constructively, more than 5% of our common stock; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

This discussion is for informational purposes only and is not tax advice. Investors should consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax laws or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable income tax treaty.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” (as defined below) nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that: (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code); or (ii) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we have no present intention to pay dividends on our common stock. However, if we do make distributions of cash or other property on our common stock (other than certain distributions of our stock), those distributions will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If the amount of such distributions exceeds our current and accumulated earnings and profits, such excess will generally constitute a return of capital and will first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under the subsection titled “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes the applicable withholding agent with documentation required to claim benefits under such tax treaty (generally, a valid IRS Form W-8BEN or W-8BEN-E or a successor form)). These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding U.S. federal withholding tax on distributions, including their eligibility for benefits under any applicable income tax treaties and the availability of a refund on any excess U.S. federal tax withheld.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will generally be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or a successor form) certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

However, any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

The foregoing discussion is subject to the discussion in the subsections below titled “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act”.

Sale or Other Taxable Disposition

Subject to the discussion in the subsections below titled “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes, at any time within the shorter of (1) the five-year period preceding the Non-U.S. Holder’s disposition of our common stock and (2) the Non-U.S. Holder’s holding period for our common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may generally be offset by certain U.S. source capital losses of the Non-U.S. Holder, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become a USRPHC in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is

“regularly traded on an established securities market,” as such terms are defined by applicable Treasury Regulations, during the calendar year in which the disposition occurs, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of (i) the five-year period ending on the date of the sale or other taxable disposition or (ii) the Non-U.S. Holder’s holding period for our common stock. If we were to become a USRPHC and our common stock were not considered to be “regularly traded on an established securities market” during the calendar year in which the relevant disposition by a Non-U.S. Holder occurs, such Non-U.S. Holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a sale or other taxable disposition of our common stock and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock generally will not be subject to backup withholding provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a U.S. person and the Non-U.S. Holder certifies its non-U.S. status by furnishing a valid IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or other applicable IRS form, or otherwise establishes an exemption. Information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Information reporting and, depending on the circumstances, backup withholding generally will apply (at a current rate of 24%) to the proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers, unless the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code and the rules and regulations promulgated thereunder (commonly referred to as “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, and, subject to the discussion of the proposed U.S. Treasury Regulations below, gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless: (i) the foreign financial institution undertakes certain diligence, reporting and withholding obligations; (ii) the non-financial foreign entity either certifies it does not have any “substantial U.S. owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified U.S. persons” or “United States-owned foreign entities” (each as defined in the Code), (ii) annually report certain information about such accounts, and (iii) withhold 30% on certain payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States concerning FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. Withholding with respect to gross proceeds from the disposition of property such as our common stock was previously scheduled to begin on January 1, 2019; however, such withholding has been eliminated under proposed U.S. Treasury Regulations, which can be relied on until final regulations become effective. There can be no assurance that final Treasury Regulations would provide an exemption from withholding taxes under FATCA for gross proceeds.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus, among us, the selling stockholders and Jefferies LLC, Morgan Stanley & Co. LLC, and Moelis & Company LLC, as the representatives of the underwriters named below and the joint book-running managers of this offering, we and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholders, the respective number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Jefferies LLC	1,739,375
Morgan Stanley & Co. LLC	1,739,375
Moelis & Company LLC	675,625
Citigroup Global Markets Inc.	531,875
RBC Capital Markets, LLC	531,875
Blackstone Securities Partners L.P.	531,875

Total	5,750,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We and the selling stockholders have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and the selling stockholders and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority except sales to accounts over which they have discretionary authority to exceed 5% of the common stock being offered.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $2.295 per share of common stock. After the offering, the public offering price and concession to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we and the selling stockholders are to pay the underwriters and the proceeds, before expenses, to us and the selling stockholders in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$85.000	$85.000	$488,750,000.00	$562,062,500.00
Underwriting discounts and commissions paid by us	$3.825	$3.825	$14,735,812.50	$14,735,812.50
Proceeds to us, before expenses	$81.175	$81.175	$312,726,687.50	$312,726,687.50
Underwriting discounts and commissions paid by the selling stockholders	$3.825	$3.825	$7,257,937.50	$10,557,000.00
Proceeds to the selling stockholders, before expenses	$81.175	$81.175	$154,029,562.50	$224,043,000.00

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1.0 million. We estimate expenses payable by the selling stockholders in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $250,000. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $40,000.

Listing

Our common stock is listed on the NYSE under the trading symbol “LOAR.”

Stamp Taxes

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Option to Purchase Additional Shares

The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 862,500 shares from the selling stockholders at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

No Sales of Similar Securities

We, our officers, directors and certain of our stockholders, which includes the selling stockholders, have agreed, subject to specified exceptions, not to directly or indirectly:

•

sell, offer to sell, contract to sell or lend, effect any short sale or establish or increase a “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, pledge, hypothecate or grant any security interest in, or in any other way transfer or dispose of, in each whether effected directly or indirectly, any shares of common stock or any options or warrants or other rights to acquire shares of common stock or any securities exchangeable or exercisable for or convertible into shares of common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into shares, currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) or by any family member, or

•

enter into any swap, hedge or similar arrangement that transfers, in whole or in part, the economic risk of ownership of shares of common stock or any options or warrants or other rights to acquire shares of common stock or any securities exchangeable or exercisable for or convertible into shares of common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into shares, regardless of whether any such transaction is to be settled in securities, in cash or otherwise, or

•

make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any shares of common stock or any options or warrants or other rights to acquire shares of common stock or any securities exchangeable or exercisable for or convertible into shares of common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into shares of common stock, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration; provided that a demand may be made or a right may be exercised under any registration rights agreement with respect to the registration 90 days after the date of this prospectus of shares of common stock that does not require the filing of any registration statement or any public announcement or activity regarding such registration during such 90-day period, or

•	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus without the prior written consent of Jefferies LLC and Morgan Stanley & Co. LLC.

This restriction terminates after the close of trading of the common stock on and including the 90th day after the date of this prospectus.

Notwithstanding the foregoing, the securityholder may transfer shares of common stock or any options or warrants or other rights to acquire shares of common stock or any securities exchangeable or exercisable for or convertible into shares of common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into shares:

i)	as a bona fide gift or to a charitable organization or educational institution;

ii)	by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or any immediate family member of the securityholder;

iii)	to a trust whose beneficiaries consist exclusively of one or more of the securityholder and/or an immediate family member;

iv)

by operation of law pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, or related court order related to the distribution of assets in connection with the dissolution of a marriage or civil union;

v)

to a corporation, partnership, limited liability company or other entity of which the securityholder or any immediate family member is the legal and beneficial owner of all of the outstanding equity securities or similar interests;

vi)	if the securityholder is a trust, to a trustor, trustee or beneficiary of the trust or to the estate of a beneficiary of such trust;

vii)

if the securityholder is a corporation, partnership, limited liability company, trust or other business entity, to any shareholder, partner, or member of, or owner of a similar equity interest in, the securityholder, as the case may be;

viii)

if the securityholder is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity so long as the transferee is an affiliate of the securityholder (including where the securityholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership) or (B) as part of a distribution or other transfer or distribution to general or limited partners, members or shareholders of, or other holders of equity interest in, the securityholder;

ix)

that the securityholder may purchase shares of common stock (A) from the underwriters in this offering (if the securityholder is not an officer or director of the Company) or (B) in open market transactions after the completion of the offering; provided that no public disclosure or filing under the Exchange Act shall be required or shall be voluntarily made reporting a reduction in beneficial ownership in connection with subsequent sales of shares of common stock or other securities acquired in this offering or in such open market transactions;

x)

in connection with the exercise, vesting or settlement of options, restricted stock units, warrants or other rights to purchase shares or any options or warrants or other rights to acquire shares of common stock or any securities exchangeable or exercisable for or convertible into shares of common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into shares (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the exercise, vesting or settlement of such options, restricted stock units, warrants or rights; provided that any shares or any options or warrants or other rights to acquire shares of common stock or any securities exchangeable or exercisable for or convertible into shares of common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into shares received as a result of such exercise, vesting or settlement shall remain subject to the terms of this agreement; and provided further that any such options, restricted stock units, warrants or rights are held by the securityholder pursuant to an agreement or equity award granted under a stock incentive plan or other equity award plan, each such agreement or plan which is described in the Registration Statement;

xi)

only with respect to the Blackstone Holders, pursuant to the pledge, hypothecation or other grant of a security interest in any shares of common stock or any options or warrants or other rights to acquire shares of common stock or any securities exchangeable or exercisable for or convertible into shares of common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into shares of common stock, to one or more lending institutions as collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such shares of common stock or any options or warrants or other rights to acquire shares of common stock or any securities exchangeable or exercisable for or convertible into shares of common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into shares of common stock; provided that the securityholder shall provide Jefferies and Morgan Stanley prior written notice informing them of any public filing, report or announcement with respect to such pledge, hypothecation or other grant of a security interest;

xii)

pursuant to a bona fide third-party tender offer, merger, amalgamation, consolidation or other similar transaction that is approved by the Board and made to all holders of the Company’s capital stock after the offering involving a change of control of the Company (including, without limitation, the entering into any lock-up, voting or similar agreement pursuant to which the securityholder may agree to transfer, sell, tender or otherwise dispose of shares or any options or warrants or other rights to acquire shares of common stock or any securities exchangeable or exercisable for or convertible into shares of common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into shares or other such securities in connection with such transaction, or vote any shares or any options or warrants or other rights to acquire shares of common stock or any securities exchangeable or exercisable for or convertible into shares of common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into shares or other such securities in favor of any such transaction), provided that in the event that such tender offer, merger, amalgamation, consolidation or other similar transaction is not completed, the securityholder’s shares or any options or warrants or other rights to acquire shares of common stock or any securities exchangeable or exercisable for or convertible into shares of common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into shares, shall remain subject to the provisions of this agreement; or

xiii)

to the Company in connection with (A) the termination of the securityholder’s employment with the Company, (B) the securityholder’s death or disability or (C) pursuant to agreements under which the Company has the option to repurchase such shares or any options or warrants or other rights to acquire shares of common stock or any securities exchangeable or exercisable for or convertible into shares of common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into shares.

Provided, however, that in any such case, it shall be a condition to such transfer that:

•

in the case of any transfer pursuant to clauses (i) through (viii) above, each transferee executes and delivers to Jefferies and Morgan Stanley an agreement in form and substance satisfactory to Jefferies and Morgan Stanley stating that such transferee is receiving and holding such shares or options or warrants or other rights to acquire shares of common stock or any securities exchangeable or exercisable for or convertible into shares of common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into shares, subject to the provisions of this letter agreement and agrees not to sell or offer to sell such shares or any options or warrants or other rights to acquire shares of common stock or any securities exchangeable or exercisable for or convertible into shares of common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into shares, engage in any swap or engage in any other activities restricted under this letter agreement except in accordance with this letter agreement (as if such transferee had been an original signatory hereto); and

•	in the case of any transfer pursuant to clauses (i) through (viii) above, such transfer shall not involve a disposition for value; and

•

in the case of any transfer pursuant to clauses (i) through (xi) and (xiii) above, prior to the expiration of such 90-day period, it shall be a condition to such transfer that no public disclosure or filing under the Exchange Act by any party to the transfer (donor, donee, transferor or transferee) shall be made voluntarily during such 90-day period, and if the securityholder is required to file a report under the Exchange Act reporting a change in beneficial ownership of shares or any options or warrants or other rights to acquire shares of common stock or any securities exchangeable or exercisable for or convertible into shares of common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into shares during the Lock-up Period, the securityholder shall include a statement in such report indicating the circumstances of such transfer and, in the case of a transfer pursuant to clauses (i) through (viii), that the transferee has agreed to be bound by the terms of this letter.

Jefferies LLC and Morgan Stanley & Co. LLC may, in their sole discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

None of we, the selling stockholders or any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Conflicts of Interest

Blackstone Securities Partners L.P., one of the participating underwriters, is an affiliate of each of GSO Capital Opportunities Fund III LP, Blackstone Private Credit Fund, BCRED Twin Peaks LLC, GSO Orchid Fund LP and GSO Barre des Ecrins Master Fund SCSp, who collectively own in excess of 10% of our outstanding shares of common stock and are each selling stockholders in this offering. In addition, certain affiliates of Blackstone Securities Partners L.P. are lenders under the Credit Agreement, and we intend to use the net proceeds of this offering for repayment of borrowings under the Credit Agreement. See “Use of Proceeds.” Accordingly, affiliates of Blackstone Securities Partners L.P. will be receiving 5% or more of the net offering proceeds, not including underwriting compensation. For these reasons, Blackstone Securities Partners L.P. is deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc. FINRA Rule 5121 imposes certain requirements on a FINRA member participating in the public offering of securities of an issuer if there is a conflict of interest. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to FINRA Rule 5121, the appointment of a “qualified independent underwriter” is not required in connection with this offering. In compliance with FINRA Rule 5121, Blackstone Securities Partners L.P. will not sell any securities in the offering to a discretionary account, unless Blackstone Securities Partners L.P. has received specific written approval of the transaction from the account holder and retains documentation of the approval in its records.

The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

Certain affiliates of Blackstone Securities Partners L.P. are lenders under the Credit Agreement, and we intend to use the net proceeds of this offering for repayment of borrowings under the Credit Agreement. See “Use of Proceeds.” Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Canada

(A)	Resale Restrictions

The distribution of the shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

(B)	Representations of Canadian Purchasers

By purchasing shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•

the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 – Prospectus Exemptions,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

(C)	Conflicts of Interest

Canadian purchasers are hereby notified that certain of the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 – Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

(D)	Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

(E)	Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

(F)	Taxation and Eligibility for Investment

Canadian purchasers of the shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in shares in their particular circumstances and about the eligibility of the shares for investment by the purchaser under relevant Canadian legislation.

(G)	Language of Documents

The purchaser confirms its express wish and that it has requested that this document, all documents evidencing or relating to the sale of the securities described herein and all other related documents be drawn up exclusively in the English language. L’acquéreur confirme sa volonté expresse et qu’il a demandé que le présent document, tous les documents attestant de la vente des titres décrits dans le présent document ou s’y rapportant ainsi que tous les autres documents s’y rattachant soient rédigés exclusivement en langue anglaise.

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments

Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

You confirm and warrant that you are either:

a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

a person associated with the Company under Section 708(12) of the Corporations Act; or

a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which have been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant State at any time:

(a)	to any legal entity which is a “qualified investor” as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has either (i) been approved by the Financial Conduct Authority or (ii) is to be treated as if it had been approved by the Financial Conduct

Authority in accordance with the transitional provision in Regulation 74 of the Prospectus (Amendment etc.) (EU exit) Regulations 2019, except that the shares may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares shall require the Company or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Benesch, Friedlander, Coplan & Aronoff LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Ropes & Gray LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Loar Holdings, LLC and Subsidiaries at December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Applied Avionics, Inc. at December 31, 2023, and for the one year in the period ended December 31, 2023, appearing in this prospectus and registration statement have been audited by Whitley Penn LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus with the SEC. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or other document referred to in those documents are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement or other document. Each of these statements is qualified in all respects by this reference.

We are subject to the informational reporting requirements of the Exchange Act and, in accordance with the Exchange Act, file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website (www.loargroup.com), free of charge, under the heading “Investor Relations.” The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

We intend to make available to our common stockholders annual reports containing financial statements audited by an independent registered public accounting firm.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Loar Holdings, LLC and Subsidiaries

Applied Avionics, Inc.

Report of Independent Registered Public Accounting Firm

To the Members and the Board of Directors of Loar Holdings, LLC and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Loar Holdings, LLC and Subsidiaries (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations, comprehensive loss, member’s equity and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2013.

Stamford, Connecticut

April 2, 2024, except for Note 19, as to which the date is April 23, 2024

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Consolidated Balance Sheets

as of December 31, 2023 and 2022

(in thousands)

	2023	2022
Assets
Current assets:
Cash and cash equivalents	$21,489	$35,497
Accounts receivable, net	59,002	40,897
Inventories	77,962	61,001
Other current assets	11,830	11,806
Income taxes receivable	393	645

Total current assets	170,676	149,846

Property, plant and equipment, net	72,174	63,521
Finance lease assets	2,448	2,726
Operating lease assets	6,297	5,629
Other long-term assets	11,420	8,150
Intangible assets, net	316,542	322,657
Goodwill	470,888	441,992

Total assets	$1,050,445	$994,521

Liabilities and member’s equity
Current liabilities:
Accounts payable	$12,876	$10,167
Current portion of long-term debt, net	6,896	5,039
Current portion of finance lease liabilities	190	153
Current portion of operating lease liabilities	609	826
Income taxes payable	6,133	1,471
Accrued expenses and other current liabilities	24,776	20,749

Total current liabilities	51,480	38,405

Deferred income taxes	36,785	40,641
Long-term debt, net	528,582	481,986
Finance lease liabilities	3,401	3,592
Operating lease liabilities	5,802	4,848
Environmental liabilities	1,145	1,225
Other long-term liabilities	5,109	1,850
Commitments and contingencies
Member’s equity	418,141	421,974

Total liabilities and member’s equity	$1,050,445	$994,521

The accompanying notes are an integral part of these consolidated financial statements.

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Consolidated Statements of Operations

(in thousands, except common unit and per common unit amounts)

	Years Ended December 31,
	2023	2022
Net sales	$317,477	$239,434
Cost of sales	163,213	127,934

Gross profit	154,264	111,500
Selling, general and administrative expenses	82,141	66,536
Transaction expenses	3,394	6,365
Other income	762	861

Operating income	69,491	39,460
Interest expense, net	67,054	42,071

Income (loss) before income taxes	2,437	(2,611)
Income tax (provision) benefit	(7,052)	142

Net loss	$(4,615)	$(2,469)

Net loss per common unit – basic and diluted	$(22,620.18)	$(12,101.03)
Weighted average common units outstanding – basic and diluted	204	204

The accompanying notes are an integral part of these consolidated financial statements.

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Consolidated Statements of Comprehensive Loss

(in thousands)

	Years Ended December 31,
	2023	2022
Net loss	$(4,615)	$(2,469)
Cumulative translation adjustments, net of tax	410	(567)

Comprehensive loss	$(4,205)	$(3,036)

The accompanying notes are an integral part of these consolidated financial statements.

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Consolidated Statements of Member’s Equity

(in thousands)

Balance, January 1, 2022	$423,484
Net loss	(2,469)
Stock-based compensation	1,526
Cumulative translation adjustments, net of tax	(567)

Balance, December 31, 2022	421,974
Net loss	(4,615)
Stock-based compensation	372
Cumulative translation adjustments, net of tax	410

Balance, December 31, 2023	$418,141

The accompanying notes are an integral part of these consolidated financial statements.

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2023	2022
Operating activities
Net loss	$(4,615)	$(2,469)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	9,938	8,882
Amortization of intangible and other long-term assets	28,086	25,074
Amortization of debt issuance costs	2,583	2,298
Recognition of inventory step-up	603	704
Stock-based compensation	372	1,526
Deferred income taxes	(3,757)	(3,741)
Non-cash lease expense	871	892
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(13,734)	(8,534)
Inventories	(11,171)	(6,193)
Other assets	(1,848)	(7,414)
Accounts payable	808	1,229
Other liabilities	5,560	2,231
Environmental liabilities	(80)	(111)
Operating lease liabilities	(803)	(1,104)

Net cash provided by operating activities	12,813	13,270

Investing activities
Capital expenditures	(12,134)	(7,934)
Payment for acquisitions, net of cash acquired	(60,423)	(173,899)

Net cash used in investing activities	(72,557)	(181,833)

Financing activities
Proceeds from issuance of long-term debt	53,000	145,000
Payments of long-term debt	(6,070)	(4,369)
Debt issuance costs	(1,060)	(3,549)
Payments of finance lease liabilities	(153)	(162)
Payment of deferred purchase obligation	—	(1,615)

Net cash provided by financing activities	45,717	135,305
Effect of translation adjustments on cash and cash equivalents	19	160

Net decrease in cash, cash equivalents and restricted cash	(14,008)	(33,098)
Cash, cash equivalents and restricted cash, beginning of period	35,497	68,595

Cash, cash equivalents and restricted cash, end of period	$21,489	$35,497

Supplemental information
Interest paid during the period, net of capitalized amounts	$64,214	$39,604

Income taxes paid during the period, net of refunds	$5,044	$2,575

The accompanying notes are an integral part of these consolidated financial statements.

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements

1. Organization

In August 2017, Loar Holdings, LLC (Loar or the Company) was formed as a Limited Liability Company for the purpose of acquiring Loar Group Inc. (LGI) (the Acquisition). LGI, formed in 2012, and its subsidiaries (Loar Group), specialize in the design and manufacture of aerospace and defense components. Loar is a private holding company and is 100% owned by Loar Acquisition 13, LLC (LA13).

Description of Business

Loar specializes in the design, manufacture, and sale of niche aerospace and defense components that are essential for today’s aircraft and aerospace and defense systems. The Company focuses on mission-critical highly engineered solutions with high intellectual property content. Manufactured products include a diverse range of applications supporting nearly every major aircraft platform in use today and include auto throttles, lap-belt airbags, two- and three-point seat belts, water purification systems, fire barriers, polyimide washers and bushings, latches, hold-open and tie rods, temperature and fluid sensors and switches, carbon and metallic brake discs, fluid and pneumatic-based ice protection, RAM air components, sealing solutions and motion and actuation devices, among others. The Company’s activities are conducted through its wholly owned subsidiaries, which operate across ten manufacturing facilities located in the United States, one manufacturing facility in Germany and one manufacturing facility in the United Kingdom (UK).

Loar’s operations are organized and managed as one segment designed to offer its customers aerospace related parts and supplies. A chief operating decision maker assesses performance and allocates resources based upon an evaluation of consolidated data that includes the results of the Company’s overall operations that have similar economic characteristics. As such, the single operating segment reflects how the Company’s operations are managed, how resources are allocated, and how operating performance is evaluated by senior management.

The Company’s customers are concentrated in the aerospace industry. The Company’s two largest customers accounted for approximately 24% and 27% of sales during the years ended December 31, 2023 and 2022, respectively, and approximately 36% and 33% of accounts receivable at December 31, 2023 and 2022, respectively.

The Company had approximately 1,300 full-time, part-time and temporary employees. Approximately 200 of the full-time and part-time employees are represented by labor unions. One collective bargaining agreement between the Company and its labor union expires on October 31, 2025 and one collective bargaining agreement, covering approximately 60 employees, does not have an expiration.

Geographic Area Information

Net sales are measured based on the geographic destination of sales. Long-lived tangible assets consist of property, plant and equipment, net and finance and operating lease assets. Net sales and tangible long-lived assets of individual countries outside of the United States are not material.

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

1. Organization (continued)

Net sales by geographic area were as follows (in thousands):

	Years Ended December 31,
	2023	2022
United States	$213,692	$171,523
Foreign countries	103,785	67,911

	$317,477	$239,434

Long-lived tangible assets were as follows (in thousands):

	December 31,
	2023	2022
United States	$70,821	$66,858
Foreign countries	10,098	5,018

	$80,919	$71,876

2. Acquisitions

DAC Engineered Products, LLC

On July 3, 2023, the Company acquired Desser Aerospace’s Proprietary Solutions businesses from VSE Corporation (NASDAQ:VSEC; VSE) for $31.4 million in cash. The acquired entities operate as DAC Engineered Products, LLC (DAC). Under the purchase agreement, there is a potential future payout of up to $7.0 million to the seller related to achieving certain financial targets for 2024 and 2025. The fair value of the liability in connection with this contingent payout is de minimis. DAC’s products include, but are not limited to: carbon brake discs, steel brake discs, starter generators and vacuum generators, primarily for general aviation and regional jets.

The total purchase price was allocated to the underlying assets acquired and liabilities assumed based upon the estimated fair values at the date of acquisition in accordance with Accounting Standards Codification (ASC) 805, Business Combinations. The following table summarizes the preliminary purchase price allocation of the estimated fair values of the assets acquired and the liabilities assumed at the transaction date (in thousands):

Assets acquired:
Current assets	$3,768
Property, plant and equipment	763
Intangible assets	10,500
Goodwill	17,529
Deferred taxes	448

Total assets acquired	33,008

Liabilities assumed:
Current liabilities	1,341
Long-term liabilities	249

Total liabilities assumed	1,590

Net assets acquired	$31,418

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

2. Acquisitions (continued)

Inventory was recorded at its estimated fair value, which represented an amount equivalent to estimated selling price less fulfillment costs and a normative selling profit. The increase in fair value of inventory from the acquisition was approximately $0.2 million, which was recognized in cost of goods sold for the year ended December 31, 2023.

Goodwill is primarily attributable to the assembled workforce and expected synergies with other acquired companies, combined with the industry operating expertise of management. These are among the factors that contributed to a purchase price that resulted in the recognition of goodwill. Goodwill is deductible for tax purposes.

The results of operations of DAC are included in the Company’s consolidated financial statements for the period subsequent to the completion of the acquisition. DAC contributed $7.9 million of net sales and $2.0 million of operating income for the year ended December 31, 2023.

Pro forma financial information

Had the acquisition of DAC occurred as of January 1, 2022, net sales on a pro forma basis for the years ended December 31, 2023 and 2022 would not have been materially different than the reported amounts. Additionally, income (loss) before income taxes on a pro forma basis for the years ended December 31, 2023 and 2022 would have been $2.1 million and $(2.8) million, respectively. The pro forma results are not necessarily indicative of the operating results that would have occurred had the acquisition been effective January 1, 2022, nor are they intended to be indicative of results that may occur in the future. The underlying pro forma information includes the historical financial results of the Company and the acquired business adjusted for certain items such as amortization of acquired intangible assets of $0.4 million and $0.7 million and interest expense of $1.3 million and $1.9 million, for the years ended December 31, 2023 and 2022, respectively. The pro forma information does not include the effects of any synergies, cost reduction initiatives or anticipated integration costs related to the acquisitions.

CAV Systems Group Limited

On September 1, 2023, LGI, through its newly formed UK subsidiary, Change Acquisition Limited, acquired 100% of the stock of CAV Systems Group Limited (CAV), a leading provider of highly engineered ice protection and drag reduction systems for $29.0 million in cash. The Company recorded an additional $3.1 million in purchase consideration that may be paid to the seller if CAV achieves certain financial targets for the years 2023 through 2026. The maximum payout to the seller related to achieving these financial targets are $18.4 million. The additional purchase consideration is recorded in other long-term liabilities in the accompanying consolidated balance sheets.

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

2. Acquisitions (continued)

The total purchase price was allocated to the underlying assets acquired and liabilities assumed based upon the estimated fair values at the date of acquisition in accordance with ASC 805, Business Combinations. The following table summarizes the preliminary purchase price allocation of the estimated fair values of the assets acquired and the liabilities assumed at the transaction date (in thousands):

Assets acquired:
Current assets	$7,922
Property, plant and equipment	6,605
Intangible assets	9,884
Goodwill	12,124
Deferred taxes	100

Total assets acquired	36,635

Liabilities assumed:
Current liabilities	6,610
Long-term liabilities	1,019

Total liabilities assumed	7,629

Net assets acquired	$29,006

Inventory was recorded at its estimated fair value, which represented an amount equivalent to estimated selling price less fulfillment costs and a normative selling profit. The increase in fair value of inventory from the acquisition was approximately $0.4 million, which was recognized in cost of goods sold for the year ended December 31, 2023.

Goodwill is primarily attributable to the assembled workforce and expected synergies with other acquired companies, combined with the industry operating expertise of management. These are among the factors that contributed to a purchase price that resulted in the recognition of goodwill. Goodwill is not deductible for tax purposes.

The results of operations of CAV are included in the Company’s consolidated financial statements for the period subsequent to the completion of the acquisition. CAV contributed $6.5 million of net sales and had a $0.2 million operating loss for the year ended December 31, 2023.

Pro forma financial information

Had the acquisition of CAV occurred as of January 1, 2022, net sales on a pro forma basis for the year ended December 31, 2023 would not have been materially different than the reported amount and net sales on a proforma basis for the year ended December 31, 2022 would have been $260.0 million. Additionally, income (loss) before income taxes on a pro forma basis for the years ended December 31, 2023 and 2022 would have been $0.4 million and $(3.5) million, respectively. The pro forma results are not necessarily indicative of the operating results that would have occurred had the acquisition been effective January 1, 2022, nor are they intended to be indicative of results that may occur in the future. The underlying pro forma information includes the historical financial results of the Company and the acquired business adjusted for certain items such as amortization of acquired intangible assets of $0.4 million and $0.8 million and interest expense of $2.4 million and $3.2 million, for the years ended December 31, 2023 and 2022, respectively. The pro forma information does not include the effects of any synergies, cost reduction initiatives or anticipated integration costs related to the acquisitions.

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

2. Acquisitions (continued)

SCHROTH Safety Products

On July 28, 2022, LGI, through its newly formed German subsidiary, SCHROTH Acquisition GmbH, acquired 100% of the stock of SSP International GmbH, the owner of SCHROTH Safety Products GmbH and SCHROTH Safety Products LLC (collectively referred to as SCHROTH) for approximately $173.9 million in cash.

The total purchase price was allocated to the underlying assets acquired and liabilities assumed based upon the estimated fair values at the date of acquisition in accordance with ASC 805, Business Combinations. The following table summarizes the purchase price allocation of the estimated fair values of the assets acquired and the liabilities assumed at the transaction date (in thousands):

Assets acquired:
Current assets	$15,474
Property, plant and equipment	3,310
Intangible assets	75,500
Goodwill	103,990

Total assets acquired	198,274

Liabilities assumed:
Current liabilities	6,319
Long-term liabilities	1,395
Deferred income taxes	16,661

Total liabilities assumed	24,375

Net assets acquired	$173,899

Inventory was recorded at its estimated fair value, which represented an amount equivalent to estimated selling price less fulfillment costs and a normative selling profit. The increase in fair value of inventory from the acquisition was approximately $0.7 million, which was recognized in cost of goods sold for the year ended December 31, 2022.

Goodwill is primarily attributable to the assembled workforce and expected synergies with other acquired companies, combined with the industry operating expertise of management. These are among the factors that contributed to a purchase price that resulted in the recognition of goodwill. Goodwill is not deductible for tax purposes.

The results of operations of SCHROTH are included in the Company’s consolidated financial statements for the period subsequent to the completion of the acquisition. SCHROTH contributed $17.4 million of net sales and $1.3 million of operating income for the year ended December 31, 2022.

Pro forma financial information

The pro forma information below gives effect to the SCHROTH acquisition as if it had been completed on January 1, 2022. The table below presents unaudited pro forma consolidated income statement information as if the SCHROTH acquisition had been included in the Company’s consolidated results for the entire period reflected. The pro forma results are not necessarily indicative of the operating results that would have occurred had the acquisition been effective January 1, 2022, nor are they intended to be indicative of results that may occur in the future. The underlying pro forma information includes the historical financial results of the

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

2. Acquisitions (continued)

Company and the acquired business adjusted for certain items such as amortization of acquired intangible assets and interest expense of $2.5 million and $7.6 million, respectively. The pro forma information does not include the effects of any synergies, cost reduction initiatives or anticipated integration costs related to the acquisitions.

Year Ended December 31, 2022
Net sales	$262,860
Loss before income taxes	(7,199)

3. Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements were prepared in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions between consolidated entities have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Examples include estimates related to the allowance for doubtful accounts, inventory obsolescence, purchase price allocation for intangible assets and goodwill arising from business combinations, useful lives of definite-lived assets, income taxes, stock-based compensation, environmental reserves and litigation.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents consist only of cash and investments with original maturities of three months or less. As of December 31, 2023 and 2022 there were no cash equivalents or restricted cash.

Accounts Receivable

The Company does not require collateral for its trade accounts receivable. Accounts receivable have been reduced by an allowance based on specific account evaluations, historical write-offs and economic conditions. When a receivable balance is known to be uncollectible, it is written off against the allowance for doubtful accounts. All provisions for allowances for credit losses are included in selling, general and administrative expenses in the consolidated statements of operations.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the weighted-average cost method of inventory accounting. Write-downs for slow-moving and obsolete inventories are provided based on current assessments about future product demand, production requirements for the next 12 months and usage for the last 12 months.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Maintenance and repairs are expensed when incurred; renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

depreciation are eliminated from the accounts, and any gain or loss is included in the results of operations. Depreciation is calculated on the straight-line method over the estimated useful lives of the related assets as follows: buildings from 25 to 40 years, leasehold improvements from one to 20 years, machinery and equipment from three to 12 years and furniture and fixtures from two to 10 years.

Finite-Lived Intangible Assets

Intangible assets consist of customer relationships, tradenames, technology, favorable leases and contract backlog, which are stated at cost and are being amortized on a straight-line method over periods of one to 20 years. The estimated useful lives are evaluated annually.

Evaluation of Long-Lived Assets

Long-lived assets, including finite-lived intangible assets and property, plant and equipment, are assessed for recoverability if any event occurs or circumstances change that indicates possible impairment. In evaluating the value and future economic benefits of long-lived assets, the carrying value of the asset or group of assets is compared to management’s estimate of the anticipated undiscounted future net cash flows of the related long-lived asset.

There were no impairment charges related to property, plant and equipment and finite-lived intangible assets for the years ended December 31, 2023 and 2022.

Goodwill and Other Indefinite-Lived Intangible Assets

The Company does not amortize goodwill and other intangible assets that are deemed to have indefinite lives. The Company reviews these assets for impairment at least annually, on the first day of the fourth quarter, using either a qualitative or quantitative analysis. Additionally, goodwill is evaluated for impairment whenever an event occurs or circumstances change which would indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.

During fiscal 2022, the Company adopted Accounting Standards Update (ASU) 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. Pursuant to ASU 2017-04, an impairment loss is recognized in the amount by which the carrying value of a reporting unit’s goodwill exceeds the reporting unit’s fair value. Prior to the adoption of ASU 2017-04, an impairment loss was recognized in the amount by which the carrying value of a reporting unit’s goodwill exceeded its implied fair value.

When evaluating whether goodwill is impaired, the Company performs a qualitative assessment to determine if it is more likely than not that its fair value is less than its carrying amount. If the qualitative assessment determines that it is more likely than not that its fair value is less than its carrying amount, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the Company must measure the impairment loss. The impairment loss, if any, is recognized in the amount by which the carrying value of the reporting unit’s goodwill exceeds the reporting unit’s fair value. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, no further impairment analysis is needed.

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

For purposes of testing goodwill for impairment, the Company operates as a single reporting unit. No goodwill impairment charge was recorded for the years ended December 31, 2023 and 2022.

Debt Issuance Costs

Debt issuance costs represent legal and other direct costs related to the Company’s long-term debt. These costs are recorded as a reduction to the carrying value of the loans payable on the consolidated balance sheets. Debt issuance costs are amortized to interest expense using the effective interest method through the final principal maturity date.

Leases

For any new or modified lease, the Company, at the inception of the contract, determines whether a contract is or contains a lease. The Company records right-of-use (ROU) assets and lease liabilities for its finance and operating leases, which are initially recognized based on the discounted future lease payments over the term of the lease. As the rate implicit in the Company’s leases is not easily determinable, the Company’s applicable incremental borrowing rate is used in calculating the present value of the sum of the lease payments. Lease term is defined as the noncancelable period of the lease plus any options to extend or terminate the lease when it is reasonably certain that the Company will exercise the option.

Across all classes of assets, the Company has elected not to recognize ROU asset and lease liabilities for its short-term leases, which are defined as leases with an initial term of 12 months or less. Lease and nonlease components are combined.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred income tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

The Company accounts for uncertainties in income taxes under the provisions of ASC 740, Income Taxes, which defines the thresholds for recognizing the benefits of tax return positions in the financial statements as “more likely than not” to be sustained by the taxing authorities.

Stock-Based Compensation

The Company accounts for stock-based compensation under the fair value recognition provisions of ASC 718, Compensation – Stock Compensation. Under the fair value provisions, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is the vesting period.

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Shipping and Handling Costs

Costs associated with inventory storage and handling costs at the Company’s facilities are recorded in cost of sales in the accompanying statements of operations.

Research and Development Costs

Research and development costs are expensed as incurred and are recorded in selling, general and administrative expenses in the accompanying statements of operations.

The expense recognized for research and development costs for the years ended December 31, 2023 and 2022 was $6.3 million and $4.2 million, respectively.

Environmental Costs

Loar accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations are recognized no later than the completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

Foreign Currency

Assets and liabilities from a foreign operation are translated from local currency to U.S. dollars at the exchange rate in effect at the balance sheet date. Gains and losses from the translation of a foreign operation are included in member’s equity on the Company’s consolidated balance sheets. Sales and expenses are translated at the average monthly exchange rates prevailing during the period.

Foreign currency transaction gains and losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local currency are included in the Company’s consolidated statements of operations.

Government Assistance

The Company was awarded a grant from the U.S. Department of Transportation under the Aviation Manufacturing Jobs Protection Program and received approximately $0.5 million and $0.9 million during the years ended December 31, 2023 and 2022, respectively. This grant was recorded in other income on the consolidated statements of operations.

During 2023 and 2022, the Company received approximately $0.2 million and $1.8 million, respectively, of refundable employee retention tax credits which were available under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), enacted on March 27, 2020. These benefits were recorded primarily in cost of sales on the consolidated statements of operations.

Net Loss per Common Unit

Basic net loss per common unit is calculated by dividing net loss by the weighted average common units outstanding for the period. Diluted net loss per common unit is calculated by dividing net loss by the weighted

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

average common units outstanding for the period plus the effect of any potential common units that have been issued if these additional units are dilutive. In each of the years ended December 31, 2023 and 2022, there were no dilutive units so that basic and diluted net loss per common unit are the same for each respective year.

Recent Accounting Pronouncements

In March 2020, the Financial Accounting Standards Board (FASB) issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. Certain amendments were provided for in ASU 2021-01, Reference Rate Reform (ASC 848): Scope, which was issued in January 2021, and ASU 2022-06, Reference Rate Reform (ASC 848): Deferral of the Sunset Date. This guidance provides optional expedients and exceptions for a limited period of time to ease potential accounting impacts associated with transitioning away from reference rates that are expected to be discontinued, such as the London Interbank Offered Rate (“LIBOR”). The amendments in this ASU apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued. As a result of ASU 2022-06 deferring the sunset date, ASC 848 is effective through December 31, 2024. The Company adopted this ASU in 2023 and it did not have a material impact to its financial position, results of operations or cash flows from adoption of this guidance.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This standard amends the Business Combinations topic in ASC 805 to require entities to apply guidance in the Revenue topic to recognize and measure contract assets and contract liabilities acquired in a business combination. The amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The amendments are applied prospectively to business combinations occurring on or after the effective date of the amendments. Early adoption of the amendments is permitted, including adoption in an interim period. The Company does not expect a material impact to its financial position, results of operations or cash flows from adoption of this guidance.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which expands disclosures about reportable segments, and provides requirements for more detailed reporting of a segment’s expenses that are regularly provided to the Chief Operating Decision Maker (CODM) and included within each reported measure of a segment’s profit or loss. Additionally, ASU 2023-07 requires all segment profit or loss and assets disclosures to be provided on an annual and interim basis. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning one year later. Early adoption is permitted, and the amendments must be applied retrospectively to all prior periods presented. The adoption of this guidance will not affect the Company’s consolidated results of operations, financial position or cash flows, and the Company is currently evaluating the standard to determine its impact on the Company’s disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires a public business entity to disclose specific categories in its annual effective tax rate reconciliation and provide disaggregated information about significant reconciling items by jurisdiction and by nature. The ASU also requires entities to disclose their income tax payments (net of refunds) to international, federal, and state and local jurisdictions. The standard makes several other changes to income tax disclosure requirements. This standard is effective for annual periods beginning after December 15, 2024, and requires prospective application with the option to apply it retrospectively. The adoption of this guidance will not affect the Company’s consolidated results of operations, financial position or cash flows, and the Company is currently evaluating the standard to determine its impact on the Company’s disclosures.

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

4. Revenue Recognition

All revenue recognized in the consolidated statements of operations is considered to be revenue from contracts with customers.

Revenue is recognized in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services when control of the promised good or service is transferred to the customer. Substantially all of the Company’s revenue from contracts with customers is recognized at a point in time, which is generally upon shipment of goods to the customer.

The Company sells specialty aerospace components based on a customer purchase order, which generally includes a fixed price per unit. The Company satisfies the single performance obligation generally upon shipment of the goods, as this is when contractual control transfers to the customer and recognizes revenue at that point in time. Total revenues do not include taxes, such as sales tax or value-added tax, which are assessed by governmental authorities and collected by the Company.

Products are covered by a standard assurance warranty, generally extended for a period of 25 days to two years depending on the customer, which promises that delivered products conform to contract specifications. The Company does not offer refunds or accept returns, unless related to a defect or warranty related matter. The Company does not sell extended warranties and does not provide warranties outside of fixing defects that existed at the time of sale. As such, warranties are accounted for under ASC 460, Guarantees and not as a separate performance obligation.

Customers generally have payment terms between 30 and 90 days from the satisfaction of the performance obligations. As a practical expedient, the Company does not adjust the amount of consideration for a financing component, as the period between the transfer of goods or services and the customer’s payment is, at contract inception, expected to be one year or less.

Net sales to foreign customers, primarily in Western Europe, Canada and Asia, were $103.8 million and $67.9 million for the years ended December 31, 2023 and 2022, respectively.

Net sales by end market were as follows (in thousands):

	Years Ended December 31,
	2023			2022
	OEM Net Sales	Aftermarket Net Sales	Total Net Sales	OEM Net Sales	Aftermarket Net Sales	Total Net Sales
Commercial Aerospace	$54,726	$89,204	$143,930	$40,792	$66,697	$107,489
Business Jet & General Aviation	47,016	29,028	76,044	31,207	17,053	48,260
Defense	30,399	28,839	59,238	26,631	31,554	58,185
Other	21,045	17,220	38,265	12,626	12,874	25,500

Total	$153,186	$164,291	$317,477	$111,256	$128,178	$239,434

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

5. Inventories

Inventories consisted of the following (in thousands):

	December 31,
	2023	2022
Raw materials	$30,834	$24,405
Work-in-process	25,394	20,627
Finished goods	21,734	15,969

Total	$77,962	$61,001

6. Property, Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):

	December 31,
	2023	2022
Land	$12,312	$12,312
Buildings and improvements	29,763	24,252
Machinery, equipment, furniture and fixtures	80,062	67,045

Total	122,137	103,609
Less: accumulated depreciation and amortization	(49,963)	(40,088)

Total	$72,174	$63,521

For the years ended December 31, 2023 and 2022, there were no sales of property, plant and equipment.

7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2023	2022
Compensation and related benefits	$12,926	$10,820
Other	11,850	9,929

Total accrued expenses and other current liabilities	$24,776	$20,749

8. Long-Term Debt

The Company’s debt consisted of the following (in thousands):

	December 31,
	2023	2022
Term loans	$539,247	$492,317
Less: unamortized debt issuance costs	(3,769)	(5,292)

Total net debt	$535,478	$487,025

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

8. Long-Term Debt (continued)

The Company’s long-term debt at December 31, 2023 consisted of borrowings under its Eleventh Amended and Restated Credit Agreement (the Credit Agreement), originally entered into on October 2, 2017. The Credit Agreement is secured by substantially all of the assets of Loar Group.

On April 1, 2022, the Company amended the Credit Agreement to provide for an additional commitment of $100.0 million in term loans (Delayed Draw Term Loans). The proceeds of the $100.0 million Delayed Draw Term Loans are intended to fund the ongoing working capital and other general corporate activity (including any transaction not prohibited by the Credit Agreement). On March 26, 2024, the Credit Agreement was amended to extend the termination date of the commitment on the Delayed Draw Term Loans (Delayed Draw Term Loan Commitment) by nine months, extending it from April 1, 2024 to December 31, 2024. During 2022, the Company also amended the Credit Agreement to provide for an additional commitment of up to $145.0 million in Incremental Term Loans for the acquisition of SCHROTH.

On April 28, 2023, the Company borrowed $20.0 million of available Delayed Draw Term Loans to finance the acquisition of DAC.

On June 30, 2023, the Company amended the Credit Agreement to extend the maturity date by eighteen months, extending it from October 2, 2024 to April 2, 2026. In addition, the London Interbank Offered Rate (LIBOR) Rate was replaced with Adjusted Term Secured Overnight Financing Rate (SOFR) as an election in which borrowings under the Credit Agreement accrue interest at the SOFR rate plus a margin of 7.25%.

On August 30, 2023, the Company borrowed $33.0 million of available Delayed Draw Term Loans to finance the acquisition of CAV.

At December 31, 2023, there was approximately $539.2 million outstanding under the Credit Agreement, and there remained available $47.0 million in a Delayed Draw Term Loan Commitment and a $20.0 million Revolving Line of Credit (Revolving Loan). Outstanding term loans and Delayed Draw Term Loans mature on April 2, 2026. The Revolving Loan matures on April 2, 2025.

Borrowings under the term loans, the Delayed Draw Term Loans and the Revolving Loan may be designated as a SOFR rate loan or Base rate loan at the option of the borrower. The interest rate on the SOFR rate loans accrue interest at the SOFR rate plus a margin of 7.25%. The interest rate on the Base rate loans accrue interest at the Base rate plus a margin of 6.25%. Interest is paid every one, two, three or six months at the option of the Company. The unused portion of the Revolving Line of Credit carries a commitment fee of 0.50%.

The Credit Agreement requires the maintenance of a quarterly leverage ratio. There are also certain non-financial covenants in place limiting Loar Group, from among other things, incurring other indebtedness, creating any liens on its properties, entering into merger or consolidation transactions, disposing of all or substantially all of its assets and payment of certain dividends and distributions.

The Credit Agreement requires mandatory prepayments of the principal amount if there is excess cash flow, as defined, during a calendar year (commencing with the two-fiscal quarter-period beginning on July 1, 2022 and ending December 31, 2022). The Credit Agreement permitted voluntary principal prepayments, in whole or in part, at a premium of 3.0% of the amount prepaid during the first year of the agreement, declining evenly to no premium after October 4, 2021. No voluntary prepayments were made under the Credit Agreement.

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

8. Long-Term Debt (continued)

The Company paid approximately $1.1 million of debt issuance costs for the year ended December 31, 2023. The unamortized balance of deferred debt issuance costs was approximately $3.8 million as of December 31, 2023, and has been recorded as a reduction to the outstanding short-term and long-term debt on the Company’s consolidated balance sheet.

The weighted average interest rate for all outstanding loans under the Credit Agreement was 12.7% at December 31, 2023. The annual effective interest rate under the Credit Facility was 12.7% at December 31, 2023.

As of December 31, 2023, the minimum scheduled principal payments on indebtedness were as follows (in thousands):

2024	$6,945
2025	6,945
2026	525,357

Total	$539,247

9. Environmental Costs

In connection with Loar Group’s acquisition of AGC Acquisition LLC in 2013, the Company acquired the property and building associated with manufacturing operations. The acquired facilities entered into the state of Connecticut’s voluntary remediation program in 2009 for environmental remediation of certain known contaminants. The Company had an independent third-party evaluation of the facilities to determine the potential range of costs for remediation of the site. Accordingly, the Company recorded an environmental liability at the acquisition date totaling approximately $2.5 million. The Company is not entitled to any third-party recoveries related to this environmental liability. The balance at December 31, 2023 was approximately $1.1 million. The likelihood an additional material related loss may be incurred is remote.

10. Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, finance leases and debt. The carrying amounts of all financial instruments reported on the consolidated balance sheets at December 31, 2023 and 2022 are considered to approximate fair value either due to the relatively short period of time between the origination of these financial instruments and their expected realization, or the interest rates associated with the debt obligations approximate current market rates.

11. Equity

Membership Units

The total number of common units of Loar issued and outstanding at December 31, 2023 and 2022 was 204 units.

Restricted Equity Unit Awards

Under the Loar Acquisition 13, LLC Amended and Restated Limited Liability Agreement, the Company may grant restricted equity units to eligible management of Loar Group. The restricted units authorized for issuance are comprised of 11,000 Incentive Units, 5,000 Promote Units and 1,000 Special Promote Units.

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

11. Equity (continued)

During the year ended December 31, 2023, there were no restricted equity units issued. During the year ended December 31, 2022, 850 Incentive Units were granted. When equity grants are issued, the Company determines the fair value on the grant date utilizing the Black-Scholes model which takes into consideration several factors, including volatility and risk-free interest rates.

The weighted-average assumptions used in the Black-Scholes model for the 2022 grants were as follows:

Expected term	1.8 years
Dividend yield	0.0%
Risk-free interest rate	2.7%
Expected volatility	36.0%

Relative to the payout structure of restricted equity units, 9,650 of the Incentive Units participate in distributions at a 9.7% level when the participation threshold exceeds $452.1 million and 850 Incentive Units participate in distributions at a 0.9% level when the participation threshold exceeds $851.6 million. The Promote Units participate in distributions at a 5% level when the participation threshold exceeds $452.1 million. The Special Promote Units participate in distributions at a 1% level when the participation threshold exceeds $452.1 million, as long as the total value of the unit price exceeds 250% of the initial unit price on the date of grant.

The Incentive Units granted in 2022 had an estimated fair value of $2,061.94 per unit. Interests in such units vest quarterly over five years, 5% at each quarterly anniversary date. The number of vested Incentive Units, Promote Units and Special Promote Units was 9,905, 5,000 and 1,000, respectively, at December 31, 2023.

Compensation expense is recognized on the estimated fair value of restricted units over the vesting period. Compensation expense incurred in connection with all awards was approximately $0.4 million and $1.5 million for the years ended December 31, 2023 and 2022, respectively. At December 31, 2023, there was approximately $1.2 million of unrecognized compensation cost related to non-vested unit awards, which is expected to be recognized through 2027 subject to adjustments for forfeitures. The Company accounts for forfeitures as they occur.

Restricted equity unit award activity was as follows:

	Incentive Units	Promote Units	Special Promote Units
Balance as of January 1, 2022	9,650	5,000	1,000
Granted	850	—	—

Balance as of December 31, 2022	10,500	5,000	1,000
Granted	—	—	—

Balance as of December 31, 2023	10,500	5,000	1,000

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

12. Net Loss per Common Unit

Net loss per common unit was computed as follows (in thousands, except common unit and per common unit amounts):

	Years Ended December 31,
	2023	2022
Net loss	$(4,615)	$(2,469)

Weighted average common units outstanding—basic	204	204
Effect of dilutive common units	—	—

Weighted average common units outstanding—diluted	204	204

Net loss per common unit—basic and diluted	$(22,620.18)	$(12,101.03)

13. Employee Savings Plan

The Company has a 401(k) defined contribution plan covering substantially all employees. The Company has a discretionary policy of matching employee contributions. Company contributions were approximately $1.7 million and $1.4 million during the years ended December 31, 2023 and 2022, respectively.

14. Leases

The Company’s leases consist of certain manufacturing facilities, offices and equipment. Such leases, some of which are noncancellable and, in many cases, include renewals, expire at various dates. Such options to renew are included in the lease term when it is reasonably certain that the option will be exercised. The Company’s lease agreements typically do not contain any significant residual value guaranties or restrictive covenants.

For any new or modified lease, the Company, at the inception of the contract, determines whether a contract is or contains a lease. The Company records right-of-use (ROU) assets and lease liabilities for its finance and operating leases, which are initially recognized based on the discounted future lease payments over the term of the lease. Lease assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The discount rate implicit within the lease is generally not determinable and therefore the Company determines the discount rate based on the incremental borrowing rate. The incremental borrowing rate for the Company’s leases is determined based on the rate of interest that the Company would pay to borrow on a collateralized basis, over a similar term, an amount equal to the lease payments.

Right-of-use assets and lease liabilities are included within the Consolidated Balance Sheets. The Company determines its incremental borrowing rate based on the interest rate from its debt issuance.

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

14. Leases (continued)

The future minimum lease payments under finance and operating leases as of December 31, 2023 are as follows (in thousands):

	Finance Leases	Operating Leases
Year ending December 31,
2024	$532	$1,223
2025	553	1,119
2026	575	1,034
2027	598	937
2028	623	801
Thereafter	2,621	6,126

Total minimum lease payments	5,502	11,240
Less: amount representing interest	(1,911)	(4,829)

Present value of minimum lease payments	3,591	6,411
Less: current portion of lease liabilities	(190)	(609)

Long-term portion of lease liabilities	$3,401	$5,802

The following table includes supplemental information related to leases:

	Years Ended December 31,
	2023	2022
Weighted average remaining lease term (years):
Finance leases	8.8	9.8
Operating leases	14.0	15.7
Weighted average discount rate:
Finance leases	9.74%	9.74%
Operating leases	10.09%	9.48%
Supplemental balance sheet information (in thousands):
Finance lease assets, gross	$4,181	$4,181
Less: accumulated amortization	(1,733)	(1,455)

Finance lease assets, net	$2,448	$2,726

During 2022, due to the consolidation of certain operations, the Company terminated one of its operating leases resulting in a reduction of approximately $0.8 million in operating lease right-of-use assets and approximately $0.8 million in operating lease liabilities.

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

14. Leases (continued)

The components of lease expense were as follows (in thousands):

	Years Ended December 31,
	2023	2022
Operating lease cost	$1,711	$1,182
Finance lease cost:
Amortization of leased assets	277	283
Interest on lease liabilities	358	373

Total lease cost	$2,346	$1,838

Supplemental cash flow information related to leases is as follows (in thousands):

	Years Ended December 31,
	2023	2022
Assets obtained in exchange for lease obligations:
Operating leases	$1,582	$5,259
Financing leases	—	—

15. Commitments and Contingencies

There are various lawsuits and claims pending against the Company incidental to its business. Although the final results in such suits and proceedings cannot be predicted with certainty, in the opinion of management, the ultimate liability, if any, will not have a material impact on the consolidated financial statements.

16. Goodwill and Intangible Assets

The change in goodwill was as follows (in thousands):

Balance as of January 1, 2022	$340,640
Acquisition of SCHROTH	103,990
Foreign exchange translation adjustment	(2,638)

Balance as of December 31, 2022	$441,992
Acquisition of DAC	17,529
Acquisition of CAV	12,124
Foreign exchange translation adjustment	(757)

Balance as of December 31, 2023	$470,888

The Company performs an annual impairment test of goodwill on the first day of the fourth quarter of each year. Based on the results of its impairment test, Loar determined that no impairment of goodwill existed at December 31, 2023 and 2022.

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

16. Goodwill and Intangible Assets (continued)

Intangible assets subject to amortization consisted of the following (dollars in thousands):

	As of December 31, 2023				As of December 31, 2022
	Gross Carrying Amount	Accumulated Amortization	Net	Estimated Weighted- Average Remaining Useful Life	Gross Carrying Amount	Accumulated Amortization	Net	Estimated Weighted- Average Remaining Useful Life
Amortized intangible assets:
Customer relationships	$350,247	$(101,360)	$248,887	12 years	$332,365	$(79,364)	$253,001	13 years
Contract backlog	19,260	(19,260)	—	—	19,260	(18,727)	533	1 year
Tradename	45,828	(11,232)	34,596	13 years	44,349	(8,368)	35,981	14 years
Technology	42,536	(9,573)	32,963	13 years	40,012	(6,972)	33,040	14 years
Favorable lease	109	(13)	96	10 years	106	(4)	102	11 years

Total intangible assets	$457,980	$(141,438)	$316,542		$436,092	$(113,435)	$322,657

The aggregate amortization expense was $28.1 million for the year ended December 31, 2023, of which $3.2 million was charged to cost of sales and $24.9 million was charged to selling, general and administrative expenses. The aggregate amortization expense was $25.1 million for the year ended December 31, 2022, of which $2.6 million was charged to cost of sales and $22.5 million was charged to selling, general and administrative expenses.

The estimated amortization expense of intangible assets, assuming no increase or decrease in the gross carrying amounts, in each of the five succeeding years is as follows (in thousands):

2024	$28,168
2025	28,206
2026	28,936
2027	27,866
2028	27,798

17. Income Taxes

Income (loss) before income taxes included the following components (in thousands):

	Years Ended December 31,
	2023	2022
United States	$918	$(712)
Foreign	1,519	(1,899)

Income (loss) before income taxes	$2,437	$(2,611)

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

17. Income Taxes (continued)

The income tax (provision) benefit consisted of (in thousands):

	Years Ended December 31,
	2023	2022
Current:
Federal	$(8,080)	$(2,077)
State	(297)	(159)
Foreign	(2,432)	(1,363)

	(10,809)	(3,599)
Deferred:
Federal	1,893	2,790
State	117	983
Foreign	1,747	(32)

	3,757	3,741

Income tax (provision) benefit	$(7,052)	$142

The differences between the income tax (provision) benefit on the income (loss) before income taxes at the federal statutory income tax rate and the income tax (provision) benefit shown in the accompanying consolidated statement of operations are presented in the table below (in thousands). A reclassification has been made in the prior year’s presentation to conform with the current year. This reclassification resulted in no changes to the Company’s results of operations:

	Years Ended December 31,
	2023	2022
(Provision) benefit at statutory rate	$(512)	$548
State and local taxes, net of federal tax benefit	(78)	(127)
Permanent differences and other	(359)	(506)
Provision to return adjustments	99	99
Gain on restructuring	—	(834)
Foreign-derived intangible income	1,575	435
Foreign currency gain	556	339
Transaction costs	(237)	(692)
Stock compensation	(78)	(321)
Rate adjustment	(343)	664
Research & development credits	1,031	936
Foreign rate differential	(262)	(395)
Uncertain tax positions	(49)	(8)
Valuation allowance	(8,395)	4

Income tax (provision) benefit	$(7,052)	$142

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

17. Income Taxes (continued)

The components of the net deferred income tax liability were as follows (in thousands):

	December 31,
	2023	2022
Deferred income tax assets:
Accounts receivable	$502	$312
Inventories	4,553	4,597
Accrued expenses	3,010	2,681
Disallowed interest	20,830	10,723
Lease liabilities	1,758	1,538
Capitalized research and development	3,985	2,413
Credits	491	195
Net operating loss	3,731	494

	38,860	22,953
Deferred income tax liabilities:
Intangible and other long-term assets	(43,198)	(42,673)
Indefinite-lived intangible assets	(12,679)	(10,185)
Property, plant and equipment	(7,719)	(8,215)
Operating lease assets	(1,728)	(1,527)
Prepaid expenses	(368)	(389)
Unrealized gain	(1)	(543)
Other	—	(62)

	(65,693)	(63,594)

Net deferred income tax liability before valuation allowance	(26,833)	(40,641)
Valuation allowance	(9,952)	—

Net deferred income tax liability	$(36,785)	$(40,641)

The Company had state net operating loss carryforwards of approximately $8.2 million as of December 31, 2023, which begin to expire in 2036. As of December 31, 2023, the Company had federal and state research and development credits of approximately $0.1 million and $0.4 million, respectively, which carryforward indefinitely. As of December 31, 2023, the Company had foreign net operating loss carryforwards of $12.9 million and foreign research and development credits of $0.2 million. These net operating losses and credits carry forward indefinitely.

The realization of deferred income tax assets may be dependent on the Company’s ability to generate sufficient income in future years in the associated jurisdiction to which the deferred income tax assets relate. As of December 31, 2023, the Company determined that it was not more likely than not to realize some of its deferred tax assets related to its disallowed interest carryforward, foreign net operating loss carryforwards and foreign research and development credits, and therefore has established valuation allowances of $8.4 million, $1.4 million and $0.2 million against its federal and foreign deferred tax assets, respectively.

The Company files income tax returns in the United States in various state jurisdictions, and in Germany and the UK, with varying statutes of limitations. The Company is subject to income tax examination by Federal, state and foreign tax authorities for years generally beginning in 2019.

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

17. Income Taxes (continued)

The Company recognizes the benefits of tax return positions if it is determined that the positions are “more-likely-than-not” to be sustained by the taxing authority. Interest and penalties accrued on unrecognized tax benefits will be recorded as tax expense in the period incurred.

The change in unrecognized tax benefits were as follows (in thousands):

Unrecognized tax benefit as of January 1, 2022	$534
Additions based on tax positions related to the current year	15
Additions based on tax positions from prior years	—
Reductions for tax positions of prior years	(32)
Reductions due to lapse of the applicable statute of limitations	—

Unrecognized tax benefit as of December 31, 2022	517
Additions based on tax positions related to the current year	34
Additions based on tax positions from prior years	—
Reductions for tax positions of prior years	—
Reductions due to lapse of the applicable statute of limitations	—

Unrecognized tax benefit as of December 31, 2023	$551

The Company’s policy is to record tax-related interest and penalties within the tax provision. On December 31, 2023 interest or penalties related to uncertain tax positions were not material. The Company does not expect any significant increases or decreases to its unrecognized tax benefits within the next twelve months.

The Company has not recognized a deferred tax liability for the undistributed earnings of the Company’s foreign operations as the Company considers these earnings to be permanently reinvested. For the years ended December 31, 2023 and 2022, the undistributed earnings of the Company’s foreign subsidiaries were not material.

18. Related-Party Transactions

Blackstone Alternative Credit Advisors LP and affiliates (Blackstone Credit), a lender under the Credit Agreement, owns 19.1% of the membership units of LA13. At December 31, 2023, the outstanding debt balance due to this lender was approximately $527.3 million, of which approximately $6.6 million is due within the next twelve months. During the years ended December 31, 2023 and 2022, this lender provided additional term loans totaling $53.0 million and $145.0 million, respectively, and the Company, through the Credit Agreement administrative agent, paid interest and principal payments totaling approximately $68.8 million and $42.5 million, respectively, to this lender.

Certain members of management are lenders under the Credit Agreement. At December 31, 2023, the outstanding debt balance due to these lenders was approximately $11.9 million, of which approximately $0.1 million is due within the next twelve months. During the years ended December 31, 2023 and 2022, the Company, through the Credit Agreement administrative agent, paid to these lenders interest and principal payments totaling approximately $1.6 million and $1.3 million, respectively.

During January 2024, the Credit Agreement indebtedness held by the management lenders was purchased by Blackstone Credit. As a result of this transaction, Blackstone Credit became the sole lender under the Credit Agreement.

Loar Holdings, LLC and Subsidiaries

(A Limited Liability Company)

Notes to Consolidated Financial Statements (continued)

19. Subsequent Event

On April 16, 2024, Loar Holdings, LLC was converted into a Delaware corporation, and the name of the Company was changed to “Loar Holdings Inc.” (the “Corporate Conversion”). In the Corporate Conversion, holders of Loar Holdings, LLC units received 377,450.980392157 shares of common stock of Loar Holdings Inc. for each unit of Loar Holdings, LLC.

Loar Holdings Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands except share amounts)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$55,179	$21,489
Accounts receivable, net	66,329	59,002
Inventories	97,887	77,962
Other current assets	12,152	11,830
Income taxes receivable	408	393

Total current assets	231,955	170,676
Property, plant and equipment	76,955	72,174
Finance lease assets	2,240	2,448
Operating lease assets	5,916	6,297
Other long-term assets	16,200	11,420
Intangible assets, net	447,123	316,542
Goodwill	691,658	470,888

Total assets	$1,472,047	$1,050,445

Liabilities and equity
Current liabilities:
Accounts payable	$16,224	$12,876
Current portion of long-term debt	6,028	6,896
Current portion of finance lease liabilities	221	190
Current portion of operating lease liabilities	612	609
Income taxes payable	6,265	6,133
Accrued expenses and other current liabilities	29,334	24,776

Total current liabilities	58,684	51,480
Deferred income taxes	36,820	36,785
Long-term debt, net	596,074	528,582
Finance lease liabilities	3,234	3,401
Operating lease liabilities	5,464	5,802
Environmental liabilities	—	1,145
Other long-term liabilities	1,957	5,109

Total liabilities	702,233	632,304

Commitments and contingencies
Equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, and no shares issued or outstanding	—	—
Common stock, $0.01 par value, 485,000,000 shares authorized; 89,703,571 issued and outstanding at September 30, 2024	897	—
Additional paid-in capital	793,167	—
Accumulated deficit	(24,245)	—
Accumulated other comprehensive loss	(5)	—
Member’s equity	—	418,141

Total equity	769,814	418,141

Total liabilities and equity	$1,472,047	$1,050,445

The accompanying notes are an integral part of these condensed consolidated financial statements.

Loar Holdings Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands except per common share and per common unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$103,519	$82,807	$292,378	$231,042
Cost of sales	50,615	42,176	147,515	116,904

Gross profit	52,904	40,631	144,863	114,138
Selling, general and administrative expenses	30,186	21,863	80,362	60,210
Transaction expenses	1,444	2,022	2,549	2,626
Other income, net	1,574	356	4,441	483

Operating income	22,848	17,102	66,393	51,785
Interest expense, net	9,962	17,155	38,332	49,125
Refinancing costs	—	—	1,645	—

Income (loss) before income taxes	12,886	(53)	26,416	2,660
Income tax (provision) benefit	(4,230)	2,907	(7,870)	(6,702)

Net income (loss)	$8,656	$2,854	$18,546	$(4,042)

Net income per common share:
Basic	$0.10	n/a	$0.21	n/a
Diluted	$0.09	n/a	$0.20	n/a
Weighted average common shares outstanding:
Basic	89,704	n/a	88,722	n/a
Diluted	91,931	n/a	90,755	n/a

Net income (loss) per common unit	n/a	$14,000.14	n/a	$(19,799.55)
Weighted average common units outstanding - basic and diluted	n/a	204	n/a	204

The accompanying notes are an integral part of these condensed consolidated financial statements.

Loar Holdings Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income (loss)	$8,656	$2,854	$18,546	$(4,042)
Cumulative translation adjustments, net of tax	(52)	185	152	475

Comprehensive income (loss)	$8,604	$3,039	$18,698	$(3,567)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Loar Holdings Inc.

Condensed Consolidated Statements of Equity

(Unaudited, in thousands)

	Loar Holdings, LLC and Subsidiaries (Prior to Corporate Conversion)	Loar Holdings Inc. Stockholders’ Equity
		Common Stock
	Member’s Equity	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance, January 1, 2024	$418,141	—	$—	$—	$—	$—	$418,141
Net income	2,249	—	—	—	—	—	2,249
Stock-based compensation	87	—	—	—	—	—	87
Cumulative translation adjustments, net of tax	168	—	—	—	—	—	168

Balance, March 31, 2024	420,645	—	—	—	—	—	420,645
Stock-based compensation prior to Corporate Conversion	1,111	—	—	—	—	—	1,111
Reclassification of members equity upon Corporate Conversion	40,531	—	—	—	(40,542)	11	—
Effect of the Corporate Conversion	(462,287)	77,000	770	461,517	—	—	—
Issuance of common stock sold in initial public offering, net of offering costs	—	12,650	126	325,605	—	—	325,731
Issuance of common stock to Directors under the 2024 Equity Incentive Plan	—	54	1	1,349	—	—	1,350
Net income	—	—	—	—	7,641	—	7,641
Stock-based compensation	—	—	—	1,926	—	—	1,926
Cumulative translation adjustments, net of tax	—	—	—	—	—	36	36

Balance, June 30, 2024	—	89,704	897	790,397	(32,901)	47	758,440
Common stock offering costs	—	—	—	(324)	—	—	(324)
Net income	—	—	—	—	8,656	—	8,656
Stock-based compensation	—	—	—	3,094	—	—	3,094
Cumulative translation adjustments, net of tax	—	—	—	—	—	(52)	(52)

Balance, September 30, 2024	$—	89,704	$897	$793,167	$(24,245)	$(5)	$769,814

The accompanying notes are an integral part of these condensed consolidated financial statements.

Loar Holdings Inc.

Condensed Consolidated Statements of Member’s Equity

(Unaudited, in thousands)

Member’s Equity
Balance, January 1, 2023	$421,974
Net loss	(7,519)
Stock-based compensation	92
Cumulative translation adjustments, net of tax	409

Balance, March 31, 2023	414,956
Net income	623
Stock-based compensation	94
Cumulative translation adjustments, net of tax	(119)

Balance, June 30, 2023	415,554
Net income	2,854
Stock-based compensation	92
Cumulative translation adjustments, net of tax	185

Balance, September 30, 2023	$418,685

The accompanying notes are an integral part of these condensed consolidated financial statements.

Loar Holdings Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2024	2023
Operating Activities
Net income (loss)	$18,546	$(4,042)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	8,183	7,297
Amortization of intangibles and other long-term assets	22,249	20,869
Amortization of debt issuance costs	931	2,132
Amortization of inventory step-up	276	201
Stock-based compensation	7,568	278
Deferred income taxes	(141)	622
Non-cash lease expense	438	668
Refinancing costs	1,645	—
Other income, net	(2,856)	—
Changes in assets and liabilities:
Accounts receivable	(4,331)	(11,462)
Inventories	(13,694)	(12,643)
Other assets	(4,455)	(3,565)
Accounts payable	2,825	3,531
Other liabilities	(1,404)	(2,384)
Environmental liabilities	(1,145)	(46)
Operating lease liabilities	(392)	(656)

Net cash provided by operating activities	34,243	800
Investing Activities
Capital expenditures	(6,084)	(7,824)
Payment for acquisitions, net of cash acquired	(383,222)	(60,289)

Net cash used in investing activities	(389,306)	(68,113)
Financing Activities
Net proceeds from issuance of common stock	325,408	—
Payments of long-term debt	(287,881)	(4,333)
Proceeds from issuance of long-term debt	360,000	53,000
Financing costs and other, net	(8,876)	(1,060)
Payments of finance lease liabilities	(137)	(95)

Net cash provided by financing activities	388,514	47,512
Effect of translation adjustments on cash and cash equivalents	239	(137)

Net increase (decrease) in cash and cash equivalents	33,690	(19,938)
Cash and cash equivalents, beginning of period	21,489	35,497

Cash and cash equivalents, end of period	$55,179	$15,559

Supplemental information
Interest paid during the period, net of capitalized amounts	$37,495	$47,246

Income taxes paid during the period, net	$7,925	$4,942

The accompanying notes are an integral part of these condensed consolidated financial statements.

Loar Holdings Inc.

Notes to Condensed Consolidated Financial Statements

1. Organization

Prior to April 16, 2024, Loar Holdings Inc. (the Company) operated as a Delaware limited liability company under the name Loar Holdings, LLC. On April 16, 2024, the Company converted to a Delaware corporation and changed its name to Loar Holdings Inc. (the Corporate Conversion). In the Corporate Conversion, all of the equity interests of the Company outstanding as of the date thereof were converted into shares of common stock. Specifically, holders of Loar Holdings, LLC units received 377,450.980392157 shares of common stock of Loar Holdings Inc. for each unit of Loar Holdings, LLC. The purpose of the Corporate Conversion was to reorganize the Company’s structure in advance of the public offering of common stock so that the entity offering the common stock to the public in the offering was a corporation rather than a limited liability company, so that the existing investors and new investors in the offering would own the Company’s common stock rather than equity interests in a limited liability company.

The registration statement related to the Company’s initial public offering (IPO) was declared effective on April 24, 2024, and the Company’s common stock began trading on the New York Stock Exchange on April 25, 2024. On April 29, 2024, the Company completed its IPO for the sale of 12.6 million shares of common stock, $0.01 par value per share, at a public offering price of $28.00 per share. The Company received net proceeds from the IPO of approximately $325.4 million after deducting underwriting discounts, commissions and other offering costs of $28.8 million.

2. Basis of Presentation

As used in this Quarterly Report on Form 10-Q, unless expressly stated otherwise or the context otherwise requires, the terms “Loar,” the “Company,” “we,” “us” and “our” refer to Loar Holdings Inc. and its subsidiaries, collectively.

Principles of Consolidation

The financial information included herein is unaudited; however, the information reflects all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the Company’s condensed consolidated financial statements for the interim periods presented. These financial statements and notes should be read in conjunction with the financial statements and related notes for the year ended December 31, 2023 included in Loar Holdings Inc. Amendment No. 2 to Form S-1 filed on April 23, 2024. As disclosed therein, the Company’s annual consolidated financial statements were prepared in conformity with generally accepted accounting principles in the United States (GAAP). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to the rules and regulations of the United States Securities and Exchange Commission (SEC). The December 31, 2023 condensed consolidated balance sheet was derived from Loar Holdings, LLC’s audited financial statements for the year then-ended. The results of operations for the three and nine months ended September 30, 2024 are not necessarily indicative of the results to be expected for the full year.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which expands disclosures about reportable segments, and provides requirements for more detailed reporting of a segment’s expenses that are regularly provided to the Chief Operating Decision Maker (CODM) and included within each reported measure of a segment’s profit or loss. Additionally, ASU 2023-07 requires all segment profit or loss and assets disclosures to be provided on an annual and interim basis. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning one year later. Early adoption is permitted, and the amendments must be applied retrospectively to all prior periods presented. The adoption of this guidance will not affect the Company’s consolidated results of operations, financial position or cash flows, and the Company is currently evaluating the standard to determine its impact on the Company’s disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires a public business entity to disclose specific categories in its annual effective tax rate reconciliation and provide disaggregated information about significant reconciling items by jurisdiction and by nature. The ASU also requires entities to disclose their income tax payments (net of refunds) to international, federal, and state and local jurisdictions. The standard makes several other changes to income tax disclosure requirements. This standard is effective for annual periods beginning after December 15, 2024, and requires prospective application with the option to apply it retrospectively. The adoption of this guidance will not affect the Company’s consolidated results of operations, financial position or cash flows, and the Company is currently evaluating the standard to determine its impact on the Company’s disclosures.

3. Acquisitions

Applied Avionics, Inc.

On August 26, 2024, the Company acquired 100% of the membership interests of Applied Avionics, LLC, a Delaware LLC (AAI), which was formerly known as Applied Avionics, Inc. from AAI Holdings, Inc., a Delaware corporation (AAI Parent) for $383.5 million in cash. AAI Parent is owned by certain individual shareholders thereof, including certain members of AAI’s management team. Incorporated in 1968, AAI designs, develops and manufactures highly engineered avionics interface solutions.

The total purchase price was allocated to the underlying assets acquired and liabilities assumed based upon the estimated fair values at the date of acquisition in accordance with Accounting Standards Codification (ASC) 805, Business Combinations. The following table summarizes the preliminary purchase price allocation of the estimated fair values of the assets acquired and the liabilities assumed at the transaction date (in thousands):

Assets acquired:
Current assets	$9,357
Property, plant and equipment	6,996
Intangible assets	152,100
Goodwill	220,927

Total assets acquired	389,380
Liabilities assumed:
Current liabilities	5,869

Net assets acquired	$383,511

Inventory was recorded at its estimated fair value, which represented an amount equivalent to estimated selling price less fulfillment costs and a normative selling profit. The increase in fair value of inventory from the acquisition was approximately $1.0 million, of which $0.3 million was recognized in cost of goods sold for the three and nine months ended September 30, 2024.

Goodwill is primarily attributable to the assembled workforce and expected synergies with other acquired companies, combined with the industry operating expertise of management. These are among the factors that contributed to a purchase price that resulted in the recognition of goodwill. Goodwill is deductible for tax purposes.

The results of operations of AAI are included in the Company’s consolidated financial statements for the period subsequent to the completion of the acquisition. AAI contributed $3.8 million of net sales and $0.6 million of operating income for the three and nine months ended September 30, 2024.

Pro forma financial information

The pro forma information below gives effect to the AAI acquisition as if it had been completed on January 1, 2023. The table below presents unaudited pro forma consolidated income statement information as if the AAI acquisition had been included in the Company’s consolidated results for the entire period reflected. The pro forma results are not necessarily indicative of the operating results that would have occurred had the acquisition been effective January 1, 2023, nor are they intended to be indicative of results that may occur in the future. The underlying pro forma information includes the historical financial results of the Company and the acquired business adjusted for certain items. In the pro forma information presented, each of the three months ended September 30, 2024 and 2023 includes $2.4 million and each of the nine months ended September 30, 2024 and 2023 includes $7.3 million of amortization of acquired intangible assets resulting from the preliminary purchase price allocation. The $1.0 million of inventory step-up amortization resulting from the preliminary purchase price allocation has been included in the pro forma results for the nine months ended September 30, 2023 to reflect the pro forma transaction date of January 1, 2023, and the inventory step-up amortization expense of $0.3 million recorded for the three and nine months ended September 30, 2024 has been excluded. Interest expense has been adjusted as though the debt incurred to finance the AAI acquisition had been outstanding at January 1, 2023. The pro forma interest expense adjustments for the three and nine months ended September 30, 2024 and 2023 are $9.2 million, $6.2 million, $27.7 million, and $24.6 million respectively. The pro forma information does not include the effects of any synergies, cost reduction initiatives or anticipated integration costs related to the acquisitions.

	Three Months Ended September 30,		Nine Months Ended September 30, 2024
	2024	2023	2024	2023
Net sales	$109,745	$91,213	$320,459	$258,505
Income (loss) before income taxes	7,050	(8,563)	6,869	(22,444)

DAC Engineered Products, LLC

On July 3, 2023, the Company acquired Desser Aerospace’s Proprietary Solutions businesses from VSE Corporation (NASDAQ:VSEC; VSE) for $31.1 million in cash. The Company received $0.3 million during the three and six months ended June 30, 2024 related to an adjustment to the working capital calculation used to arrive at the final purchase price.

The acquired entities operate as DAC Engineered Products, LLC (DAC). Under the purchase agreement, there is a potential future payout of up to $7.0 million to the seller related to achieving certain financial targets for 2024 and 2025. The fair value of the liability in connection with this contingent payout is de minimis. DAC’s products include, but are not limited to, carbon brake discs, steel brake discs, starter generators and vacuum generators, primarily for general aviation and regional jets.

The total purchase price was allocated to the underlying assets acquired and liabilities assumed based upon the estimated fair values at the date of acquisition in accordance with ASC 805, Business Combinations. The following table summarizes the final purchase price allocation of the estimated fair values of the assets acquired and the liabilities assumed at the transaction date (in thousands):

Assets acquired:
Current assets	$3,768
Property, plant and equipment	763
Intangible assets	10,500
Goodwill	17,240
Deferred taxes	448

Total assets acquired	32,719
Liabilities assumed:
Current liabilities	1,341
Long-term liabilities	249

Total liabilities assumed	1,590

Net assets acquired	$31,129

The results of operations of DAC are included in the Company’s condensed consolidated financial statements for the period subsequent to the completion of the acquisition.

Had the acquisition of DAC occurred as of January 1, 2023, net sales and income before income taxes on a pro forma basis for the three and nine months ended September 30, 2023 would not have been materially different than the reported amounts.

During the three months ended September 30, 2024, the Company received proceeds of approximately $1.7 million from the settlement of buyer-side representations and warranties insurance covering the acquisition of DAC. The insurance policy covered the Company for certain balance sheet items that were not correctly reflected in accordance with GAAP. This amount was recorded as other income on the condensed consolidated statements of operations during the three and nine months ended September 30, 2024.

CAV Systems Group Limited

On September 1, 2023, the Company, through its newly formed UK subsidiary, Change Acquisition Limited, acquired 100% of the stock of CAV Systems Group Limited (CAV), a leading provider of highly engineered ice protection and drag reduction systems for $29.0 million in cash. The Company recorded an additional $3.1 million in purchase price consideration that may be paid to the seller if CAV achieves certain financial targets for the years 2023 through 2026. During the three months ended June 30, 2024, the Company determined the estimated fair value of the contingent purchase price consideration should be reduced by $2.9 million and recorded this impact as other income on the condensed consolidated statements of operations. The maximum payout to the seller related to achieving these financial targets is $18.4 million.

The total purchase price was allocated to the underlying assets acquired and liabilities assumed based upon the estimated fair values at the date of acquisition in accordance with ASC 805, Business Combinations. The following table summarizes the preliminary purchase price allocation of the estimated fair values of the assets acquired and the liabilities assumed at the transaction date (in thousands):

Assets acquired:
Current assets	$7,922
Property, plant and equipment	6,555
Intangible assets	9,884
Goodwill	12,809
Deferred taxes	100

Total assets acquired	37,270
Liabilities assumed:
Current liabilities	7,245
Long-term liabilities	1,019

Total liabilities assumed	8,264

Net assets acquired	$29,006

The results of operations of CAV are included in the Company’s condensed consolidated financial statements for the period subsequent to the completion of the acquisition.

Had the acquisition of CAV occurred as of January 1, 2023, net sales and income before income taxes on a pro forma basis for the three and nine months ended September 30, 2023 would not have been materially different than the reported amounts.

4. Revenue Recognition

All revenue recognized in the condensed consolidated statements of operations is considered to be revenue from contracts with customers.

Revenue is recognized in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services when control of the promised good or service is transferred to the customer. Substantially all of the Company’s revenue from contracts with customers is recognized at a point in time, which is generally upon shipment of goods to the customer.

The Company sells specialty aerospace components based on a customer purchase order, which generally includes a fixed price per unit. The Company satisfies the single performance obligation generally upon shipment of the goods, as this is when contractual control transfers to the customer and recognizes revenue at that point in time. Total revenues do not include taxes, such as sales tax or value-added tax, which are assessed by governmental authorities and collected by the Company.

Products are covered by a standard assurance warranty, generally extended for a period of 25 days to two years depending on the customer, which promises that delivered products conform to contract specifications. The Company does not offer refunds or accept returns, unless related to a defect or warranty related matter. The Company does not sell extended warranties and does not provide warranties outside of fixing defects that existed at the time of sale. As such, warranties are accounted for under ASC 460, Guarantees and not as a separate performance obligation.

Customers generally have payment terms between 30 and 90 days from the satisfaction of the performance obligations. As a practical expedient, the Company does not adjust the amount of consideration for a financing component, as the period between the transfer of goods or services and the customer’s payment is, at contract inception, expected to be one year or less.

Net sales by end market were as follows (in thousands):

	Three Months Ended September 30,
	2024			2023
	OEM Net Sales	Aftermarket Net Sales	Total Net Sales	OEM Net Sales	Aftermarket Net Sales	Total Net Sales
Commercial Aerospace	$15,824	$29,058	$44,882	$14,574	$23,886	$38,460
Business Jet and General Aviation	19,911	10,121	30,032	11,701	7,729	19,430

Total Commercial	35,735	39,179	74,914	26,275	31,615	57,890
Defense	10,152	11,810	21,962	8,004	7,218	15,222
Other	2,976	3,667	6,643	5,667	4,028	9,695

Total	$48,863	$54,656	$103,519	$39,946	$42,861	$82,807

	Nine Months Ended September 30,
	2024			2023
	OEM Net Sales	Aftermarket Net Sales	Total Net Sales	OEM Net Sales	Aftermarket Net Sales	Total Net Sales
Commercial Aerospace	$46,316	$81,101	$127,417	$40,487	$67,016	$107,503
Business Jet and General Aviation	53,556	29,253	82,809	31,391	20,516	51,907

Total Commercial	99,872	110,354	210,226	71,878	87,532	159,410
Defense	26,793	32,681	59,474	22,546	21,056	43,602
Other	10,727	11,951	22,678	15,323	12,707	28,030

Total	$137,392	$154,986	$292,378	$109,747	$121,295	$231,042

5. Inventories

Inventories consisted of the following (in thousands):

	September 30, 2024	December 31, 2023
Raw materials	$41,920	$30,834
Work-in-process	30,872	25,394
Finished goods	25,095	21,734

Total	$97,887	$77,962

6. Property, Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):

	September 30, 2024	December 31, 2023
Land	$15,414	$12,312
Buildings and improvements	35,592	29,763
Machinery, equipment, furniture and fixtures	83,729	80,062

Total	134,735	122,137
Less: accumulated depreciation and amortization	(57,780)	(49,963)

Total	$76,955	$72,174

For the three and nine months ended September 30, 2024 there were sales of property, plant and equipment of $0.3 million which is included in capital expenditures. There were no sales of property, plant and equipment during the three and nine months ended September 30, 2023.

7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	September 30, 2024	December 31, 2023
Compensation and related benefits	$15,077	$12,926
Other	14,257	11,850

Total accrued expenses and other current liabilities	$29,334	$24,776

8. Long-Term Debt

The Company’s debt consisted of the following (in thousands):

	September 30, 2024	December 31, 2023
Term loans	611,366	$539,247
Less: unamortized debt issuance costs	(9,264)	(3,769)

Total net debt	602,102	535,478
Less: current portion	(6,028)	(6,896)

Long-term debt	$596,074	$528,582

The Company’s long-term debt at September 30, 2024 consisted of borrowings under its Credit Agreement, dated as of October 2, 2017, as amended from time to time (the Credit Agreement).

On May 3, 2024, the Company used a portion of the net proceeds from its IPO to voluntarily repay $284.6 million of aggregate principal amount of term loans under its Credit Agreement plus accrued interest of $0.3 million. The Company wrote off $0.8 million in unamortized debt issuance costs and expensed $0.8 million in refinancing costs associated with the amendment of the Credit Agreement. These charges are included in refinancing costs in the Condensed Consolidated Statements of Operations during the three and six months ended June 30, 2024.

On May 10, 2024, the Credit Agreement was amended to extend the maturity date to May 10, 2030 from April 2, 2026 and reduce the applicable margin by between 2.0 and 2.5 percentage points based on the Company’s leverage ratio. At the Company’s election, interest on loans will accrue at the SOFR rate plus the applicable margin of 4.75% or at the base rate plus the applicable margin of 3.75% as long as the Company maintains a leverage ratio of less than 5.5 to 1. The Company also increased the existing availability under its delayed draw term loan commitment to $100 million, which terminates if not drawn upon by May 10, 2026. In addition, the existing revolving line of credit under the Credit Agreement was replaced with a new revolving credit commitment of $50 million. The unused portion of the revolving line of credit carries a commitment fee of 0.375%. Loans outstanding under the revolving line of credit, if any, mature on May 10, 2029.

On August 26, 2024, the Credit Agreement was amended to make available to the Company an incremental term loan in an aggregate principal amount equal to $360 million for purposes of (i) paying a portion of the consideration payable by it pursuant to the terms of that certain purchase agreement (the “Purchase Agreement”)

pursuant to which the Company agreed to purchase from AAI Parent all the issued and outstanding equity interests of AAI, (ii) paying fees and expenses incurred in connection with the foregoing, and (iii) otherwise to fund working capital and general corporate purposes.

The Company capitalized approximately $7.2 million and $8.1 million in debt issuance costs associated with the amendments during the three and nine months ended September 30, 2024, respectively.

At September 30, 2024, there was $611.4 million outstanding under the Credit Agreement, and there remained availability of $100.0 million in delayed draw term loan commitments and $50.0 million in revolving line of credit.

The Credit Agreement requires the maintenance of a quarterly leverage ratio. There are also certain non-financial covenants in place limiting us from, among other things, incurring other indebtedness, creating any liens on our properties, entering into merger or consolidation transactions, disposing of all or substantially all of our assets and payment of certain dividends and distributions. The Company was in compliance with all financial and non-financial covenants of the Credit Agreement as of September 30, 2024.

The Credit Agreement requires mandatory prepayments of the principal amount if there is excess cash flow, as defined, during a calendar year. The Credit Agreement permits voluntary principal prepayments, in whole or in part, at no premium.

9. Stock Compensation

Restricted Equity Unit Awards

Under the terms of the Loar Acquisition 13, LLC Amended and Restated Limited Liability Agreement, the Company was permitted to and did grant restricted equity units to eligible management of Loar Group. The consummation of the IPO was an event that triggered the vesting of any outstanding unvested equity units. At April 16, 2024, there were 552.5 unvested incentive units outstanding. The unrecognized compensation expense related to these incentive units of $1.1 million was recorded during the three months ended June 30, 2024.

2024 Equity Incentive Plan

On April 16, 2024, in connection with the IPO, the Board of Directors adopted, and the Company shareholders approved the 2024 Equity Incentive Plan (2024 Plan), pursuant to which employees, consultants and directors of the Company and employees, consultants and directors of affiliates performing services for the Company, including the executive officers, will be eligible to receive awards. Nine million shares of the Company’s authorized shares of common stock have been reserved for future issuance under the 2024 Plan.

On April 24, 2024, the Company granted 53,571 fully vested shares to non-employee directors of the Company who purchased shares of common stock under the directed share program of the IPO. The shares granted represented a matching grant equal to 25% of the aggregate fair value of the purchased shares, up to a maximum aggregate matching grant equal to $500,000 per director (Matching Grant Shares). The Matching Grant Shares are restricted from sale prior to the third anniversary of the non-employee director’s stock purchase date. The stock awards were fully vested on their grant date and all compensation expense was recognized on the grant date. Since there are post-vesting restrictions, a Finnerty model was utilized to calculate a valuation discount from the market value of common shares reflecting the restriction embedded in the shares preventing the sale of the underlying shares for a three-year period of time. The calculation under the Finnerty model yielded a valuation discount of 10%. The Company recognized $1.4 million of stock compensation expense related to the Matching Grant Shares during the nine months ended September 30, 2024.

On April 24, 2024, the Company granted 4.6 million options to purchase shares of common stock to certain employees. During the three months ended September 30, 2024, the Company granted 452,000 options to purchase shares of common stock to certain employees. The options expire on the earlier of (i) ten years from the grant date or (ii) 90 days after termination of employment other than upon death, disability or cause.

The weighted-average grant date fair value of the options granted was $12.56. The fair value of the stock options was estimated at the date of grant using a binomial lattice option-pricing model with the following weighted average assumptions:

Risk-free interest rate	4.58%
Expected dividend yield of stock	—
Expected volatility of stock	29.30%

The risk-free interest rate was based upon the U.S. Treasury bond rates with a term similar to the maturity date of the award. The Company will account for forfeitures as they occur, and forfeiture estimates were not included in the valuation. The Company does not anticipate declaring and paying regular cash dividends in future periods; thus, no dividend yield assumption was used. As there was no trading history as of the grant date, the Company estimated the volatility of its stock based on selected guideline companies over a ten-year lookback period. The Company recognized stock compensation expense of $3.1 million and $5.0 million related to stock options during the three and nine months ended September 30, 2024, respectively. As of September 30, 2024, there was approximately $58.4 million of total unrecognized compensation expense related to non-vested awards expected to vest, which is expected to be recognized over a weighted-average period of 4.6 years.

10. Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, finance leases and debt. The carrying amounts of all financial instruments reported on the condensed consolidated balance sheets at September 30, 2024 and December 31, 2023 are considered to approximate fair value either due to the relatively short period of time between the origination of these financial instruments and their expected realization, or the interest rates associated with the debt obligations approximate current market rates.

11. Commitments and Contingencies

There are various lawsuits and claims pending against the Company incidental to its business. Although the final results in such suits and proceedings cannot be predicted with certainty, in the opinion of management, the ultimate liability, if any, will not have a material impact on the condensed consolidated financial statements.

12. Net Income (Loss) per Common Share and Common Unit

Net income (loss) per common share and common unit was computed as follows (in thousands, except net income per common share and net income (loss) per common unit amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income (loss)	$8,656	$2,854	$18,546	$(4,042)

Denominator for basic and diluted earnings per common share:
Weighted-average common shares outstanding - basic	89,704	n/a	88,722	n/a
Effect of dilutive common shares	2,227	n/a	2,033	n/a

Weighted average common shares outstanding—diluted	91,931	n/a	90,755	n/a

Net income per common shares—basic	$0.10	n/a	$0.21	n/a

Net income per common shares—diluted	$0.09	n/a	$0.20	n/a

Denominator for basic and diluted earnings per common unit:
Weighted average common units outstanding—basic	n/a	204	n/a	204
Effect of dilutive common units	n/a	—	n/a	—

Weighted average common units outstanding—diluted	n/a	204	n/a	204

Net income (loss) per common unit—basic and diluted	n/a	$14,000.14	n/a	$(19,799.55)

13. Income Taxes

At the end of each quarter, the Company makes an estimate of its annual effective income tax rate. The estimate used in the year-to-date period may change in subsequent periods.

The income tax expense for the three months ended September 30, 2024 was $4.2 million compared to a tax benefit of $2.9 million for the three months ended September 30, 2023. The increase in tax expense was primarily driven by an increase in the Company’s earnings in 2024 compared to 2023.

The income tax expense for the nine months ended September 30, 2024 was $7.9 million compared to $6.7 million for the nine months ended September 30, 2023. The increase in tax expense was primarily due to an increase in earnings in 2024 which was partially offset by an increase in favorable discrete items.

The Company’s effective income tax rate for the nine months ended September 30, 2024 was 29.8% which differs from the U.S. federal statutory tax rate of 21% primarily due to the Company’s valuation allowance, tax on global intangible low-taxed income (GILTI) and nondeductible expenses. These unfavorable items were partially offset by U.S. research and development credits and foreign derived intangible income (FDII).

APPLIED AVIONICS, INC.

FINANCIAL STATEMENTS

AND SUPPLEMENTAL INFORMATION

Year Ended December 27, 2023

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of

Applied Avionics, Inc.

Opinion

We have audited the financial statements of Applied Avionics, Inc. (the “Company”), which comprise the balance sheet as of December 27, 2023, and the related statements of income, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 27, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control– related matters that we identified during the audit.

Supplemental Information

Our audit was conducted for the purpose of forming an opinion on the financial statements as a whole. The schedule of the accumulated adjustments account and retained earnings is presented for purposes of additional analysis and is not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with GAAS. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Whitley Penn LLP

Fort Worth, Texas

September 10, 2024

APPLIED AVIONICS, INC.

BALANCE SHEET

December 27, 2023

Assets
Current assets:
Cash and cash equivalents	$6,727,570
Trade accounts receivable, net of allowance for credit losses of $16,903	3,069,751
Inventories, net	8,559,710
Prepaid expenses and other current assets	561,074

Total current assets	18,918,105
Property, plant, and equipment, net	3,187,476
Right-of-use assets – operating leases, net	12,095

Total assets	$22,117,676

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$363,255
Accrued liabilities	3,140,913
Customer advance payment deposits	1,494,261
Current portion of operating lease liabilities	6,636
Distributions payable	63,692

Total current liabilities	5,068,757
Operating lease liabilities, net of current portion	28,227

Total liabilities	5,096,984
Stockholders’ equity:
Common stock – voting; $.01 par value; 2,800,000 shares authorized; 1,167,519 issued; 1,145,319 outstanding	11,675
Common stock – non-voting; $.01 par value; 200,000 shares authorized; 57,200 shares issued and outstanding	572
Capital in excess of par value	2,001,653
Retained earnings	15,894,792
Less: treasury stock, at cost (22,200 voting shares)	(888,000)

Total stockholders’ equity	17,020,692

Total liabilities and stockholders’ equity	$22,117,676

See accompanying notes to financial statements

APPLIED AVIONICS, INC.

STATEMENT OF INCOME

Year Ended December 27, 2023

Net sales	$36,979,318
Cost of sales	9,761,354

Gross profit	27,217,964
Selling, general, and administrative expenses	13,333,455

Income from operations	13,884,509
Other income (expense):
Interest income	574,061
Other expense, net	(7,789)

Total other income, net	566,272

Net income	$14,450,781

See accompanying notes to financial statements.

APPLIED AVIONICS, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

Year Ended December 27, 2023

	Voting Common Stock	Non-Voting Common Stock	Capital In Excess of Par Value	Retained Earnings	Treasury Stock	Total
Balance at December 28, 2022	$11,675	$572	$2,001,653	$15,077,280	$(888,000)	$16,203,180
Net income	—	—	—	14,450,781	—	14,450,781
Distributions	—	—	—	(13,633,269)	—	(13,633,269)

Balance at December 27, 2023	$11,675	$572	$2,001,653	$15,894,792	$(888,000)	$17,020,692

See accompanying notes to financial statements.

APPLIED AVIONICS, INC.

STATEMENT OF CASH FLOWS

Year Ended December 27, 2023

Operating Activities
Net income	$14,450,781
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	540,859
Amortization of right-of-use assets	6,021
Provision for credit losses	723
Non-cash lease expense	611
Changes in operating assets and liabilities:
Trade accounts receivable, net	(376,334)
Inventories, net	203,164
Prepaid expenses and other current assets	47,405
Accounts payable and accrued liabilities	(112,485)
Operating lease liabilities	(6,636)
Customer advance payment deposits	900,224

Net cash provided by operating activities	15,654,333
Investing Activities
Purchases of property, plant, and equipment	(249,292)

Net cash used in investing activities	(249,292)
Financing Activities
Distributions paid to stockholders	(15,989,925)

Net cash used in financing activities	(15,989,925)

Net decrease in cash and cash equivalents	(584,884)
Cash and cash equivalents at beginning of year	7,312,454

Cash and cash equivalents at end of year	$6,727,570

See accompanying notes to financial statements.

APPLIED AVIONICS, INC.

NOTES TO FINANCIAL STATEMENTS

December 27, 2023

A. Nature of Operations

Applied Avionics, Inc. (the “Company”) is an S Corporation and manufactures MIL-Spec illuminated electro-mechanical pushbutton switches and other avionic electrical components. These products are used in aircraft, ground systems, and on shipboard. The Company researches, designs, and manufactures products to meet the human-machine and system-system interface requirements of commercial and military organizations worldwide. The Company is located in Fort Worth, Texas.

B. Summary of Significant Accounting Policies

A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Basis of Accounting

The accounts are maintained and the financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Fiscal Year

The Company uses a 52/53-week year, which ends on the last Wednesday of the calendar year. The accompanying financial statements reflect operations and cash flows from December 29, 2022 through December 27, 2023 (52 weeks).

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased or a money market fund to be cash equivalents. The Company held $6,255,000 in short-term investments at December 27, 2023. Other cash balances were $472,570 at December 27, 2023. The Company maintains deposits primarily in one financial institution, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits.

Trade Accounts Receivable and Allowance for Credit Losses

Accounts receivable are recorded at the invoiced amount and do not typically bear interest. The Company regularly monitors and assesses its risk of not collecting amounts owed by customers. The Company operates primarily in the commercial aircraft and aerospace and defense industry and its accounts receivable are primarily derived from customers servicing that industry. At each balance sheet date, the Company recognizes an expected allowance for credit losses if determined necessary. In addition, at each reporting date, this estimate is updated to

APPLIED AVIONICS, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 27, 2023

B. Summary of Significant Accounting Policies (continued)

Trade Accounts Receivable and Allowance for Credit Losses (continued)

reflect any changes in credit risk since the receivable was initially recorded. This estimate is calculated on a pooled basis where similar risk characteristics exist. If applicable, accounts receivable are evaluated individually when they do not share similar risk characteristics which could exist in circumstances where amounts are considered at risk or uncollectible.

The allowance estimate is derived from a review of the Company’s historical losses based on the aging of receivables. This estimate is adjusted for management’s assessment of current conditions, reasonable and supportable forecasts regarding future events, and any other factors deemed relevant by the Company. The Company believes historical loss information is a reasonable starting point in which to calculate the expected allowance for credit losses as the Company’s portfolio segment has remained constant since the Company’s inception.

Credit is extended to the Company’s customers based on an evaluation of each customer’s financial condition and other relevant risk factors. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. The allowance for credit losses for the year ended December 27, 2023, was approximately $17,000. The opening balance of accounts receivable as of December 29, 2022, was approximately $2,694,000, net of an allowance for credit losses of approximately $16,000.

The Company writes off receivables when there is information that indicates the debtor is facing significant financial difficulty and there is no possibility of recovery. If any recoveries are made from any accounts previously written off, they will be recognized and offset to credit loss expense in the year of recovery, in accordance with the Company’s accounting policy election.

Inventories

Inventories consist primarily of raw materials and work-in-process and are stated at the lower of cost or net realizable value. Cost is determined using a standard cost method, which approximates a first- in, first-out method. Inventories include factory overhead that is applied on the basis of labor costs and manufacturing expenses incurred. Fixed costs related to excess manufacturing capacity, freight, handling costs, scrap, and spoilage are expensed when incurred. A valuation allowance is established and adjusted periodically to provide for estimated excess and obsolescence based upon the aging of inventory and market trends. As of December 27, 2023, the Company had recorded a reserve of approximately $225,000.

APPLIED AVIONICS, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 27, 2023

B. Summary of Significant Accounting Policies (continued)

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Depreciation is calculated on the straight-line method over the assets’ estimated service lives. Expenditures for maintenance and repairs are charged to expense in the period in which they are incurred, and betterments are capitalized. The cost of assets sold or abandoned, and the related accumulated depreciation are eliminated from the accounts, and any gains or losses are reflected in the accompanying statement of income. Property and equipment are depreciated over the following estimated useful lives:

Buildings and improvements	15-39 years
Machinery and equipment	3-7 years
Office equipment	3-7 years
Automobiles	3-7 years
Furniture and fixtures	3-7 years

Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash flows that the assets are expected to generate. If long-lived assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value and is recorded in the period the determination was made. Based upon management’s assessment, there was no impairment of long-lived assets at December 27, 2023.

Leases

A lease provides the lessee the right to control the use of an identified asset for a period of time in exchange for consideration. Operating lease right-of-use assets (“ROU assets”) represent the Company’s right to use an underlying asset for the lease term. Operating lease liabilities (“lease liabilities”) represent the Company’s obligation to make lease payments arising from the lease. The Company determines if an arrangement is a lease at inception. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company excludes short-term leases having initial terms of 12 months or less from ROU assets and lease liabilities and recognizes rent expense on a straight-line basis over the lease term.

The Company has leases for certain office equipment. The operating leases contain renewal options that provide for rent increases based on prevailing market conditions.

The discount rate used to determine the commencement date present value of lease payments is the interest rate implicit in the lease, or when that is not readily determinable, the Company has elected to utilize the applicable risk-free rate in effect at the time of the lease inception. ROU assets include any lease payments required to be made prior to commencement and exclude lease incentives. Both ROU assets and lease liabilities exclude variable payments not based on an index or rate, which are treated as period costs. The Company’s lease agreements do not contain significant residual value guarantees, restrictions, or covenants.

APPLIED AVIONICS, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 27, 2023

B. Summary of Significant Accounting Policies (continued)

Customer Advance Payment Deposits

The Company requires advance payments on sales orders from certain customers, and the advance payments are held as customer deposits until shipment has occurred. The opening balance of customer advance payment deposits was approximately $594,000 at December 29, 2022.

Distributions

The Company’s distribution policy is that pro-rata distributions are to be declared and paid to each stockholder in an aggregate amount equal to a percentage of the Company’s net income that is determined by the Company’s Board of Directors on an annual basis. At December 27, 2023, there was approximately $64,000 of distributions declared and payable in the accompanying balance sheet.

Revenue Recognition

The Company derives its revenues from the manufacturing and distribution of its MIL-Spec illuminated electro-mechanical pushbutton switches and other avionic electrical components. The Company accounts for revenue from contracts with customers through the following steps:

•	Identification of the contract with a customer.

•	Identification of the performance obligations in the contract.

•	Determination of the transaction price.

•	Allocation of the transaction price to the performance obligations in the contract.

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products or providing services. Revenue is recognized when the Company satisfies its performance obligation under the contract by transferring the promised product or service to its customer. The Company’s contracts generally do not include any significant financing components.

Performance Obligations

Revenue is recognized when the Company satisfies its performance obligation under the contract by transferring the promised product or service to its customer. A performance obligation is a promise in a contract to transfer a distinct product or service to a customer.

A contract’s transaction price is allocated to each distinct performance obligation within the contract. Substantially all of the Company’s contracts have a single performance obligation. The nature of the Company’s business occasionally gives rise to variable consideration, including rebates, allowances, and returns that generally decrease the transaction price which reduces revenue. These variable amounts are generally credited to the customer, based on achieving certain levels of sales activity, product returns, or price concessions. Variable consideration is estimated at the most likely amount that is expected to be earned. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognition will not occur when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration are estimated based on historical experience and known trends.

APPLIED AVIONICS, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 27, 2023

B. Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

All of the Company’s revenue is from products transferred to customers at a point in time. The Company recognizes revenue at the point in time in which the customer obtains control of the product, which is generally when product title passes to the customer upon shipment.

Income Taxes

The stockholders of the Company have elected for the Company to be taxed under the provisions of Subchapter “S” of the Internal Revenue Code (“IRC”). Under these provisions, the Company does not pay corporate income taxes on its taxable income. Instead, the stockholders are liable for the individual income taxes on their respective share of the Company’s taxable income or benefit on their respective share of the Company’s taxable loss.

GAAP prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. Management must determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position, and management’s opinion is that there are no such uncertain positions at December 27, 2023.

The Company files income tax returns in the United States federal jurisdiction and certain states. At December 27, 2023, the Company’s prior year tax returns related to fiscal years ended December 25, 2019 through December 28, 2022, remain open to possible examination by the tax authorities. No tax returns are currently under examination by any tax authorities. As of December 27, 2023, the Company has not incurred any penalties or interest related to these returns.

Research and Development Costs

Costs related to the research, design, and development of products are charged to research and development expenses as incurred. For the year ended December 27, 2023, research and development costs totaled approximately $2,969,000 and are included within selling, general, and administrative expenses in the accompanying statement of income.

Advertising Costs

Advertising costs are charged to expense as incurred. For the year ended December 27, 2023, advertising costs approximated $189,000 and are included within selling, general, and administrative expenses in the accompanying statement of income.

Adoption of New Accounting Standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU” or “standard”) 2016-13, Financial Instruments – Credit Losses (“Topic 326”): Measurement of Credit Losses on Financial Instruments. Subsequently, the FASB issued several clarifying standard updates to clarify and improve the ASU. These ASUs significantly change how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The most significant change in

APPLIED AVIONICS, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 27, 2023

B. Summary of Significant Accounting Policies (continued)

Adoption of New Accounting Standards (continued)

this standard is a shift from the incurred loss model to the expected loss model that will be based on an estimate of current expected credit loss (“CECL”). Under the standard, disclosures are required to provide users of the financial statements with useful information in analyzing an entity’s exposure to credit risk and the measurement of credit losses. Financial assets held by the Company that are subject to the guidance in Topic 326 were trade accounts receivable. The Company adopted the standard effective December 29, 2022. The impact of the adoption was not considered material to the financial statements and primarily resulted in new and enhanced disclosures only.

C. Allowance for Credit Losses

The allowance for credit losses for accounts receivable and the related activity are as follows as of December 27, 2023:

Beginning balance	$16,180
Provision for credit losses	723
Write-offs	—

Ending balance	$16,903

D. Inventories

The components of inventories are as follows at December 27, 2023:

Raw materials	$3,989,953
Work-in-process	4,588,113
Finished goods	206,718

8,784,784
Less allowance for obsolete inventory	(225,074)

Total inventories, net	$8,559,710

E. Property, Plant, and Equipment

The components of property, plant, and equipment are as follows at December 27, 2023:

Land	$576,076
Buildings and improvements	3,221,932
Machinery and equipment	7,534,041
Office equipment	1,413,741
Furniture and fixtures	467,568
Automobiles	128,242

Total property, plant, and equipment	13,341,600
Less accumulated depreciation	(10,154,124)

Property, plant, and equipment, net	$3,187,476

APPLIED AVIONICS, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 27, 2023

E. Property, Plant, and Equipment (continued)

Depreciation expense for the year ended December 27, 2023, was approximately $541,000, and is included within selling, general, and administrative expenses in the statement of income.

F. Stockholders’ Equity

Stockholders’ equity includes voting and non-voting shares of common stock. Non-voting shares do not have voting rights; however, they confer all other rights of voting shares, including identical rights to distribution and liquidation proceeds. The number of authorized voting and non-voting shares is 2,800,000 and 200,000, respectively, as of December 27, 2023.

G. Employee Retirement Plan

The Company sponsors the Applied Avionics, Inc. 401(k) Plan (the “Plan”). The Plan covers substantially all employees and provides for the Company to make a discretionary employer match based on employee contributions. In 2023, the annual maximum Company matching contribution was limited to $2,750 per participant. Matching contributions totaled approximately $195,000 for 2023 and are included in selling, general, and administrative expenses in the statement of income.

H. Executive Retirement Plan

The Company provides payment upon retirement to senior management personnel through an executive retirement plan who meet certain requirements prior to retirement. The executive retirement plan is intended to be an unfunded “top-hat plan” maintained for the purpose of providing benefits to a select group of management and certain other employees. The Company accrued approximately $450,000 for the executive retirement plan for the year ended December 27, 2023, and has a total liability of approximately $2,538,000 included within accrued liabilities on the accompanying balance sheet.

I. Leases

Total operating lease costs were approximately $6,600 for the year ended December 27, 2023, and are included within selling, general, and administrative expenses in the statement of income. There were no variable lease costs or short-term lease costs for the year ended December 27, 2023.

Weighted average lease term and discount rate as of December 27, 2023, are as follows:

Weighted average remaining lease term (years)
Operating leases	1.92
Weighted average discount rate
Operating leases	3.33%

Cash paid during the year ended December 27, 2023, for operating leases are as follows:

Operating leases
Operating cash flows	$6,636

APPLIED AVIONICS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

December 27, 2023

I. Leases (continued)

Maturities of lease liabilities as of December 27, 2023, are as follows:

Operating Leases
2024	$6,636
2025	28,610

Total lease payments	35,246
Less present value discount	(383)

Lease liabilities	$34,863

J. Risks and Uncertainties

Risk Concentrations

The Company’s sales are primarily to customers in the commercial aircraft and aerospace and defense industries, the most significant of which is the U.S. government, sold either directly to the U.S. government or to government defense contractors. Sales to the U.S. government or government defense contractors amounted to approximately 39% of sales in 2023. At December 27, 2023, one customer accounted for approximately 11% of trade accounts receivable. The loss of these customers could have a material adverse effect on the Company.

K. Subsequent Events

In preparing the accompanying financial statements, management has evaluated all subsequent events and transactions for potential recognition or disclosure through September 10, 2024, the date the financial statements were available for issuance.

On July 18, 2024, Loar Group, Inc. entered into a purchase agreement with the Company to purchase all the issued and outstanding equity interests of the Company in exchange for aggregate cash consideration of approximately $385 million, subject to certain adjustments as set forth in the Purchase Agreement. The acquisition was completed on August 26, 2024.

SUPPLEMENTAL INFORMATION

APPLIED AVIONICS, INC.

SCHEDULE OF THE ACCUMULATED ADJUSTMENTS ACCOUNT

AND RETAINED EARNINGS

Year Ended December 27, 2023

Accumulated Adjustments Account:
Balance at beginning of year	$15,077,280
Net income	14,450,781
Distributions paid	(15,989,925)
Distributions payable at beginning of year	2,420,348
Distributions payable at end of year	(63,692)

Balance at end of year	$15,894,792

APPLIED AVIONICS, INC.

FINANCIAL STATEMENTS

Twenty-six Weeks Ended June 26, 2024

APPLIED AVIONICS, INC.

BALANCE SHEET (Unaudited)

June 26, 2024

Assets
Current assets:
Cash and cash equivalents	$15,281,817
Trade accounts receivable, net of allowance for credit losses of $51,059	3,231,926
Inventories, net	8,657,867
Prepaid expenses and other current assets	384,520

Total current assets	27,556,130
Property, plant, and equipment, net	3,311,703
Right-of-use asset—operating leases, net	8,993

Total assets	$30,876,826

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$339,643
Accrued liabilities	7,434,616
Customer advance payment deposits	1,594,107
Current portion of operating lease liabilities	6,393
Distributions payable	5,944,833

Total current liabilities	15,319,592
Operating lease liabilities, net of current portion	2,600

Total liabilities	15,322,192

Stockholders’ equity:
Common stock—voting; $.01 par value; 2,800,000 shares authorized; 1,167,519 issued; 1,145,319 outstanding	11,675
Common stock—non-voting; $.01 par value; 200,000 shares authorized; 57,200 shares issued and outstanding	572
Capital in excess of par value	2,001,653
Retained earnings	14,428,734
Less: treasury stock, at cost (22,200 voting shares)	(888,000)

Total stockholders’ equity	15,554,634

Total liabilities and stockholders’ equity	$30,876,826

See accompanying notes to financial statements.

APPLIED AVIONICS, INC.

STATEMENT OF INCOME (Unaudited)

Period from December 28, 2023 through June 26, 2024

Net sales	$21,854,867
Cost of sales	5,443,934

Gross profit:	16,410,933
Selling, general, and administrative expenses	9,365,028

Income from operations	7,045,905
Other income (expense):
Interest income	238,968
Other expense, net	(6,098)

Total other income, net	232,870

Net income	$7,278,775

See accompanying notes to financial statements.

APPLIED AVIONICS, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)

Period from December 28, 2023 through June 26, 2024

	Voting Common Stock	Non-Voting Common Stock	Capital In Excess of Par Value	Retained Earnings	Treasury Stock	Total
Balance at December 27, 2023	$11,675	$572	$2,001,653	$15,894,792	$(888,000)	$17,020,692
Net income	—	—	—	7,278,775	—	7,278,775
Distributions	—	—	—	(8,744,833)	—	(8,744,833)

Balance at June 26, 2024	$11,675	$572	$2,001,653	$14,428,734	$(888,000)	$15,554,634

See accompanying notes to financial statements.

APPLIED AVIONICS, INC.

STATEMENT OF CASH FLOWS (Unaudited)

Period from December 28, 2023 through June 26, 2024

Operating Activities
Net income	$7,278,775
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	265,732
Amortization of right-of-use assets	3,102
Provision for credit losses	34,156
Non-cash lease expense	216
Changes in operating assets and liabilities:
Trade accounts receivable, net	(219,099)
Inventories, net	(98,157)
Prepaid expenses and other current assets	176,554
Accounts payable and accrued liabilities	4,270,091
Operating lease liabilities	(3,318)
Customer advance payment deposits	99,846

Net cash provided by operating activities	11,807,898

Investing Activities
Purchases of property, plant, and equipment	(389,959)

Net cash used in investing activities	(389,959)

Financing Activities
Distributions paid to stockholders	(2,863,692)

Net cash used in financing activities	(2,863,692)

Net increase in cash and cash equivalents	8,554,247
Cash and cash equivalents at beginning of period	6,727,570

Cash and cash equivalents at end of period	$15,281,817

Supplemental Disclosure of Non-Cash Information
Distributions payable	$5,944,833

See accompanying notes to financial statements.

APPLIED AVIONICS, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

A. Nature of Operations

Applied Avionics, Inc. (the “Company”) is an S Corporation and manufactures MIL-Spec illuminated electro-mechanical pushbutton switches and other avionic electrical components. These products are used in aircraft, ground systems, and on shipboard. The Company researches, designs, and manufactures products to meet the human-machine and system-system interface requirements of commercial and military organizations worldwide. The Company is located in Fort Worth, Texas.

B. Summary of Significant Accounting Policies

A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Basis of Accounting

The accounts are maintained and the financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Fiscal Year

The Company uses a 52/53-week year, which ends on the last Wednesday of the calendar year. The accompanying financial statements reflect operations and cash flows for the period from December 28, 2023 through June 26, 2024.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased or a money market fund to be cash equivalents. The Company held $15,170,000 in short-term investments at June 26, 2024. Other cash balances were $111,817 at June 26, 2024. The Company maintains deposits primarily in one financial institution, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits.

Trade Accounts Receivable and Allowance for Credit Losses

Accounts receivable are recorded at the invoiced amount and do not typically bear interest. The Company regularly monitors and assesses its risk of not collecting amounts owed by customers. The Company operates primarily in the commercial aircraft and aerospace and defense industry and its accounts receivable are primarily derived from customers servicing that industry. At each balance sheet date, the Company recognizes an expected allowance for credit losses if determined necessary. In addition, at each reporting date, this estimate is updated to reflect any changes in credit risk since the receivable was initially recorded. This estimate is calculated on a pooled basis where similar risk characteristics exist. If applicable, accounts receivable are evaluated individually when they do not share similar risk characteristics which could exist in circumstances where amounts are considered at risk or uncollectible.

APPLIED AVIONICS, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

B. Summary of Significant Accounting Policies (continued)

Trade Accounts Receivable and Allowance for Credit Losses (continued)

The allowance estimate is derived from a review of the Company’s historical losses based on the aging of receivables. This estimate is adjusted for management’s assessment of current conditions, reasonable and supportable forecasts regarding future events, and any other factors deemed relevant by the Company. The Company believes historical loss information is a reasonable starting point in which to calculate the expected allowance for credit losses as the Company’s portfolio segment has remained constant since the Company’s inception.

Credit is extended to the Company’s customers based on an evaluation of each customer’s financial condition and other relevant risk factors. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. The allowance for credit losses as of June 26, 2024, was approximately $51,000. The opening balance of accounts receivable as of December 28, 2023, was approximately $3,070,000, net of an allowance for credit losses of approximately $17,000.

The Company writes off receivables when there is information that indicates the debtor is facing significant financial difficulty and there is no possibility of recovery. If any recoveries are made from any accounts previously written off, they will be recognized and offset to credit loss expense in the year of recovery, in accordance with the Company’s accounting policy election.

Inventories

Inventories consist primarily of raw materials and work-in-process and are stated at the lower of cost or net realizable value. Cost is determined using a standard cost method, which approximates a first- in, first-out method. Inventories include factory overhead that is applied on the basis of labor costs and manufacturing expenses incurred. Fixed costs related to excess manufacturing capacity, freight, handling costs, scrap, and spoilage are expensed when incurred. A valuation allowance is established and adjusted periodically to provide for estimated excess and obsolescence based upon the aging of inventory and market trends. As of June 26, 2024, the Company had recorded a reserve of approximately $282,000.

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Depreciation is calculated on the straight-line method over the assets’ estimated service lives. Expenditures for maintenance and repairs are charged to expense in the period in which they are incurred, and betterments are capitalized. The cost of assets sold or abandoned, and the related accumulated depreciation are eliminated from the accounts, and any gains or losses are reflected in the accompanying statement of income. Property and equipment are depreciated over the following estimated useful lives:

Buildings and improvements	15-39 years
Machinery and equipment	3-7 years
Office equipment	3-7 years
Automobiles	3-7 years
Furniture and fixtures	3-7 years

APPLIED AVIONICS, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

B. Summary of Significant Accounting Policies (continued)

Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash flows that the assets are expected to generate. If long-lived assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value and is recorded in the period the determination was made. Based upon management’s assessment, there was no impairment of long-lived assets at June 26, 2024.

Leases

A lease provides the lessee the right to control the use of an identified asset for a period of time in exchange for consideration. Operating lease right-of-use assets (“ROU assets”) represent the Company’s right to use an underlying asset for the lease term. Operating lease liabilities (“lease liabilities”) represent the Company’s obligation to make lease payments arising from the lease. The Company determines if an arrangement is a lease at inception. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company excludes short-term leases having initial terms of 12 months or less from ROU assets and lease liabilities and recognizes rent expense on a straight-line basis over the lease term.

The Company has leases for certain office equipment. The operating leases contain renewal options that provide for rent increases based on prevailing market conditions.

The discount rate used to determine the commencement date present value of lease payments is the interest rate implicit in the lease, or when that is not readily determinable, the Company has elected to utilize the applicable risk-free rate in effect at the time of the lease inception. ROU assets include any lease payments required to be made prior to commencement and exclude lease incentives. Both ROU assets and lease liabilities exclude variable payments not based on an index or rate, which are treated as period costs. The Company’s lease agreements do not contain significant residual value guarantees, restrictions, or covenants.

Customer Advance Payment Deposits

The Company requires advance payments on sales orders from certain customers, and the advance payments are held as customer deposits until shipment has occurred. The opening balance of customer advance payment deposits was approximately $1,494,000 at December 28, 2023.

Distributions

The Company’s distribution policy is that pro-rata distributions are to be declared and paid to each stockholder in an aggregate amount equal to a percentage of the Company’s net income that is determined by the Company’s Board of Directors on an annual basis. At June 26, 2024, there was approximately $5,945,000 of distributions declared and payable in the accompanying balance sheet.

Revenue Recognition

The Company derives its revenues from the manufacturing and distribution of its MIL-Spec illuminated electro-mechanical pushbutton switches and other avionic electrical components. The Company accounts for revenue from contracts with customers through the following steps:

•	Identification of the contract with a customer.

APPLIED AVIONICS, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

B. Summary of Significant Accounting Policies (continued)

•	Identification of the performance obligations in the contract.

•	Determination of the transaction price.

•	Allocation of the transaction price to the performance obligations in the contract.

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products or providing services. Revenue is recognized when the Company satisfies its performance obligation under the contract by transferring the promised product or service to its customer. The Company’s contracts generally do not include any significant financing components.

Performance Obligations

Revenue is recognized when the Company satisfies its performance obligation under the contract by transferring the promised product or service to its customer. A performance obligation is a promise in a contract to transfer a distinct product or service to a customer.

A contract’s transaction price is allocated to each distinct performance obligation within the contract. Substantially all of the Company’s contracts have a single performance obligation. The nature of the Company’s business occasionally gives rise to variable consideration, including rebates, allowances, and returns that generally decrease the transaction price which reduces revenue. These variable amounts are generally credited to the customer, based on achieving certain levels of sales activity, product returns, or price concessions. Variable consideration is estimated at the most likely amount that is expected to be earned. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognition will not occur when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration are estimated based on historical experience and known trends.

All of the Company’s revenue is from products transferred to customers at a point in time. The Company recognizes revenue at the point in time in which the customer obtains control of the product, which is generally when product title passes to the customer upon shipment.

Income Taxes

The stockholders of the Company have elected for the Company to be taxed under the provisions of Subchapter “S” of the Internal Revenue Code (“IRC”) . Under these provisions, the Company does not pay corporate income taxes on its taxable income. Instead, the stockholders are liable for the individual income taxes on their respective share of the Company’s taxable income or benefit on their respective share of the Company’s taxable loss.

GAAP prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. Management must determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position, and management’s opinion is that there are no such uncertain positions at June 26, 2024.

The Company files income tax returns in the United States federal jurisdiction and certain states. At June 26, 2024, the Company’s prior year tax returns related to fiscal years ended December 30, 2020 through December 27, 2023, remain open to possible examination by the tax authorities. No tax returns are currently under examination by any tax authorities. For the period from December 28, 2023 through June 26, 2024, the Company has not incurred any penalties or interest related to these returns.

APPLIED AVIONICS, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

B. Summary of Significant Accounting Policies (continued)

Advertising Costs

Advertising costs are charged to expense as incurred. For the period from December 28, 2023 through June 26, 2024, advertising costs approximated $53,000 and are included in selling, general, and administrative expenses in the accompanying statement of income.

C. Allowance for Credit Losses

The allowance for credit losses for accounts receivable and the related activity are as follows as of

June 26, 2024:

Beginning balance	$16,903
Provision for credit losses	34,156
Write-offs	—

Ending balance	$51,059

D. Inventories

The components of inventories are as follows at June 26, 2024:

Raw materials	$3,980,163
Work-in-process	4,718,420
Finished goods	241,421

8,940,004
Less allowance for obsolete inventory	(282,137)

Total inventories, net	$8,657,867

E. Property, Plant and Equipment

The components of property, plant, and equipment are as follows at June 26, 2024:

Land	$576,076
Buildings and improvements	3,221,932
Machinery and equipment	7,835,485
Office equipment	1,447,134
Furniture and fixtures	522,690
Automobiles	128,242

Total property, plant, and equipment	13,731,559
Less accumulated depreciation	(10,419,856)

Property, plant, and equipment, net	$3,311,703

Depreciation expense for the period from December 28, 2023 through June 26, 2024, was approximately $266,000, and is included within selling, general, and administrative expenses in the statement of income.

APPLIED AVIONICS, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

F. Stockholders’ Equity

Stockholders’ equity includes voting and non-voting shares of common stock. Non-voting shares do not have voting rights; however, they confer all other rights of voting shares, including identical rights to distribution and liquidation proceeds. The number of authorized voting and non-voting shares is 2,800,000 and 200,000, respectively, as of June 26, 2024.

G. Employee Retirement Plan

The Company sponsors the Applied Avionics, Inc. 401(k) Plan (the “Plan”). The Plan covers substantially all employees and provides for the Company to make a discretionary employer match based on employee contributions. In 2024, the annual maximum Company matching contribution is limited to $2,750 per participant. Matching contributions totaled approximately $181,000 for the period from December 28, 2023 through June 26, 2024, and are included in selling, general, and administrative expenses in the statement of income.

H. Executive Retirement Plan

The Company provides payment upon retirement to senior management personnel through an executive retirement plan who meet certain requirements prior to retirement. The executive retirement plan is intended to be an unfunded “top-hat plan” maintained for the purpose of providing benefits to a select group of management and certain other employees. The Company accrued approximately $4,555,000 for the executive retirement plan as of June 26, 2024, and is included within accrued liabilities on the accompanying balance sheet.

I. Leases

Total operating lease costs were approximately $3,300 for the period from December 28, 2023 through June 26, 2024, and are included within selling, general, and administrative expenses in the statement of income. There were no variable lease costs or short-term lease costs for the period from December 28, 2023 through June 26, 2024.

Weighted average lease term and discount rate as of June 26, 2024, are as follows:

Weighted average remaining lease term (years)
Operating leases	1.39
Weighted average discount rate
Operating leases	3.33%

Cash paid for the period from December 28, 2023 through June 26, 2024, for operating leases is as follows:

Operating leases
Operating cash flows	$3,318

Maturities of lease liabilities as of June 26, 2024, are as follows:

Operating Leases
2024	$6,636
2025	2,740

Total lease payments	9,376
Less present value discount	(383)

Lease liabilities	$8,993

APPLIED AVIONICS, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (continued)

J. Risks and Uncertainties.

Risk Concentrations

The Company’s sales are primarily to customers in the commercial aircraft and aerospace and defense industries, the most significant of which is the U.S. government, sold either directly to the U.S. government or to government defense contractors. Sales to the U.S. government or government defense contractors amounted to approximately 51% of sales for the period from December 28, 2023 through June 26, 2024. The loss of these customers could have a material adverse effect on the Company. There were no customer balances that were greater than 10% of total accounts receivable at June 26, 2024.

K. Subsequent Events

In preparing the accompanying financial statements, management has evaluated all subsequent events and transactions for potential recognition or disclosure through November 12, 2024, the date the financial statements were available for issuance.

On July 18, 2024, Loar Group, Inc. entered into a purchase agreement with the Company to purchase all the issued and outstanding equity interests of the Company in exchange for aggregate cash consideration of approximately $385 million, subject to certain adjustments as set forth in the Purchase Agreement. The acquisition was completed on August 26, 2024.

5,750,000 shares

Loar Holdings Inc.

Common Stock

Prospectus

Jefferies	Morgan Stanley

Moelis
Citigroup		RBC Capital Markets
Blackstone

December 10, 2024